As filed with the Securities and Exchange Commission on June 30, 2020

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Commission File Number: 000-30262

KNOW LABS, INC.
(Exact name of registrant as specified in charter)

Nevada	90-0273142
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3920
(Primary Standard Industrial Classification Number)

500 Union Street, Suite 810, Seattle, Washington USA	98101
(Address of principal executive offices)	(Zip Code)

206-903-1351
(Registrant's telephone number, including area code)

N/A
(Former name, address, and fiscal year, if changed since last report)

Ronald P. Erickson, Chairman of the Board
Know Labs, Inc.
500 Union Street, Suite 810
Seattle, WA 98101
206-903-1351
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence W. Horwitz, Esq.
Jessica Lockett, Esq.
Horwitz + Armstrong, A Professional Law Corporation
14 Orchard, Suite 200
Lake Forest, California 92630
(949) 540-6540

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ?

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ?

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ?

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒
Emerging growth company	☐

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share, underlying the Principal of 8% Unsubordinated Convertible Notes (3)	5,639,500	$1.75	$9,869,125	$1,281.01

Common Stock, $0.001 par value per share, underlying the Interest of 8% Unsubordinated Convertible Notes (3)	451,160	1.75	789,530	102.48

Common Stock, $0.001 par value per share, issuable upon exercise of Investor Warrants (3)	2,819,750	1.75	4,934,563	640.51

Common Stock, $0.001 par value per share, issuable upon exercise of Placement Agent Private Placement Offering Warrants (4)	615,675	1.75	1,077,431	139.85
Total	9,526,085	$1.75	$16,670,649	$2,163.85

CALCULATION OF REGISTRATION FEE

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Estimated in accordance with Rule 457(c) of the Securities Act, solely for the purposes of calculating the registration fee based upon the average of the high and low prices as reported on the Over the Counter Bulletin Board ("OTCBB") as of June 30, 2020.

(3) This Registration Statement covers the resale by our selling shareholders (the "Selling Shareholders") of:

(i) up to 5,639,500 shares of common stock underlying the conversion of principal amount of registrants 8% Unsubordinated Convertible Notes (“Principal Shares”)

(ii) up to 451,160 shares of common stock issuable by the registrant upon the conversion of interest accrued under the 8% Unsubordinated Convertible Notes (“Interest Shares”) (The Principal Shares and Interest Shares are referred to collectively as the “Shares”).

(iii) up to 2,819,750 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $1.20 that were previously issued to the Selling Shareholders in connection with 8% Unsubordinated Convertible Notes offering that closed in a series of closings between October 17, 2019 and June 24, 2020.

(4) We are registering 615,675 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $1.20 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to an engagement agreement dated November 6, 2018 (the “Boustead Offering Engagement Agreement”) which provides that the Placement Agent shall receive that certain number of warrants to purchase the common stock of the Company equal to the number of warrants issued under the 8% Unsubordinated Convertible Note Offering (the “Offering”). In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the provisions of the agreements require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated June 30, 2020

Know Labs, Inc.

500 Union Street, Suite 810
Seattle, WA 98101
206-903-1351

PRELIMINARY PROSPECTUS

This prospectus covers the resale by the Selling Stockholders (the “Selling Stockholders”):

(i) up to 5,639,750 shares of common stock underlying the principal, and up to 451,160 shares underlying the interest accrued, of registrants 8% Unsubordinated Convertible Notes (the “Notes”), which have a conversion price that is the lesser of $1.00 per share or a twenty five percent (25%) discount to the price per share paid by investors a future Qualified Financing (the “Shares”)
(ii) up to 2,819,750 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $1.20 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed in a series of closings between October 17, 2019 and June 24, 2020.
(iii) 615,675 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $1.20 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to an engagement agreement dated November 6, 2018 (the “Boustead Offering Engagement Agreement”) which provides that the Placement Agent shall receive that certain number of warrants to purchase the common stock of the Company equal to the number of warrants issued under the 8% Unsubordinated Convertible Note Offering (the “Offering”).

The common stock covered by this prospectus may be offered for resale from time to time by the Selling Stockholders identified in this prospectus in accordance with the terms described in the section entitled “Plan of Distribution.”

We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders. Upon exercise of the Investor Warrants and Placement Agent Warrants, however, we will receive up to $1.20 per share. Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes.

The Selling Stockholders may sell common stock from time to time at prices established on the Over the Counter Bulletin Board ("OTCBB") or as negotiated in private transactions, or as otherwise described under the heading "Plan of Distribution." The common stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the Selling Stockholders. The Selling Stockholders may engage brokers, dealers or agents who may receive commissions or discounts from the Selling Stockholders. We will pay all the expenses incident to the registration of the shares; however, we will not pay for sales commissions or other expenses applicable to the sale of our common stock registered hereunder.

Our common stock is quoted on the OTCQB Marketplace, operated by OTC Markets Group, under the symbol "KNWN". On June 23, 2020, the last reported sale price for our common stock on the OTCQB Marketplace was $1.75 per share.

On May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in the Company’s name from Visualant Incorporated to Know Labs, Inc. and a change in our ticker symbol from VSUL to the new trading symbol KNWN which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, we were assigned the CUSIP number of 499238103.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 7 IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, AS WELL AS THE INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU INVEST.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

The date of this prospectus is June 30, 2020

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Securities and Exchange Commission, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors". These and other factors could cause our future performance to differ materially from our assumptions and estimates. See "Special Note Regarding Forward-Looking Statements".

Our trademarks Chromia™ and Bio-RFID™ are used throughout this prospectus. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the "Risk Factors" section of this prospectus and our financial statements and the related notes appearing at the end of this prospectus, before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to "we," "us," "our," "our company," “Know Labs, Inc.” and "Know Labs" refer to Know Labs, Inc. and our wholly-owned subsidiaries TransTech Systems, Inc and RAAI Lighting, Inc., unless the context otherwise requires.

On May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in our name from Visualant Incorporated to Know Labs, Inc. and a change in our ticker symbol from VSUL to the new trading symbol KNWN which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, we were assigned the CUSIP number of 499238103.

BACKGROUND AND CAPITAL STRUCTURE

Know Labs, Inc. was incorporated under the laws of the State of Nevada in 1998. Since 2007, we have been focused primarily on research and development of proprietary technologies which can be used to authenticate and diagnose a wide variety of organic and non-organic substances and materials. Our Common Stock trades on the OTCQB Exchange under the symbol “KNWN.”

BUSINESS

We are focused on the development, marketing and sales of proprietary technologies which are capable of uniquely identifying or authenticating almost any substance or material using electromagnetic energy to record, detect, and identify the unique “signature” of the substance or material. We call these our “Bio-RFID™” and “ChromaID™” technologies.

Historically, the Company focused on the development of our proprietary ChromaID technology. Using light from low-cost LEDs (light emitting diodes) the ChromaID technology maps the color of substances, fluids and materials. With our proprietary processes we can authenticate and identify based upon the color that is present. The color is both visible to us as humans but also outside of the humanly visible color spectrum in the near infra-red and near ultra-violet and beyond. The Company’s ChromaID scanner sees what we like to call “Nature’s Color Fingerprint.” Everything in nature has a unique color identifier and with ChromaID the Company can see, and identify, and authenticate based upon the color that is present. The Company’s ChromaID scanner is capable of uniquely identifying and authenticating almost any substance or liquid using light to record, detect and identify its unique color signature. More recently, the Company has focused upon extensions and new inventions that are derived from and extend beyond our ChromaID technology. The Company calls this new technology “Bio-RFID.” The rapid advances made with our Bio-RFID technology in our laboratory have caused us to move quickly into the commercialization phase of our Company as we work to create revenue generating products for the marketplace. Today, the sole focus of the Company is on its Bio-RFID technology and its commercialization.

On April 30, 2020, we incorporated Particle, Inc., a Nevada corporation (“Particle”). We are the sole shareholder. As a result, Particle is a direct, wholly owned subsidiary of the Company. Particle shall utilize our corporate offices and is expected to focus on the development and commercialization of our extensive intellectual property relating to electromagnetic energy outside of the medical diagnostic arena, which remains the parent company’s singular focus with its initial product, the UBAND™ non-invasive continuous glucose monitor. On June 1, 2020, we approved and ratified entry into an intercompany Patent License Agreement (the “Agreement”) dated May 21, 2020 with Particle whereby Particle shall receive an exclusive non-transferrable license to use certain patents and trademarks of the Company, in exchange we shall receive: (i) a one-time fee of $250,000 upon a successful financing of Particle, and (ii) a quarterly royalty payment equal to the greater of 5% of the Gross Sales, net of returns, from Particle, Inc. or $5,000.

In 2010, we acquired TransTech Systems, Inc. as an adjunct to our business. TransTech is a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues. The financial results from our TransTech subsidiary have been diminishing as vendors of their products increasingly move to the Internet and direct sales to their customers. While it has provides our current revenues, it is not central to our current focus as a Company. Moreover, we have written down any goodwill associated with its historic acquisition and we shut down TransTech completely by June 30, 2020.

The Know Labs Technology

We have internally and under contract with third parties developed proprietary platform technologies to uniquely identify or authenticate almost any material and substance. Our technology utilizes electromagnetic energy along the electromagnetic spectrum to perform analytics which allow the user to identify and authenticate substances and materials depending upon the user’s unique application and field of use. The Company’s proprietary platform technologies are called Bio-RFID and ChromaID.

The Company’s latest technology platform is called Bio-RFID. Working in our lab over the last two years, we have developed extensions and new inventions derived in part from our ChromaID technology which we refer to as Bio-RFID technology. We are rapidly advancing the development of this technology. We have announced over the past year that we have successfully been able to non-invasively ascertain blood glucose levels in humans. We are building the internal and external development team necessary to commercialize this newly discovered technology as well as make additional patent filings covering the intellectual property created with these new inventions. The first applications of our Bio-RFID technology will be in a product we call the UBAND™. The first UBAND product will be marketed as a Continuous Glucose Monitor. It is a wearable product which will be worn on the wrist or ankle and communicate with a smart phone device via Bluetooth connectivity. It will provide the user with real time information on their blood glucose levels. This initial product will require US Food and Drug Administration (FDA) approval prior to its introduction to the market.

We have also announced the results of laboratory-based comparison testing between our Bio-RFID technology and the leading continuous glucose monitors from Abbott Labs (Freestyle Libre®) and DexCom (G5®). These results provide evidence of a high degree of correlation between our Bio-RFID based technology and the current industry leaders and their continuous glucose monitors. Our technology is fundamentally differentiated from these industry leaders as our UBAND continuous glucose monitor is completely non-invasive.

We expect to begin the process of obtaining US Food and Drug Administration approval of our non-invasive continuous blood glucose monitoring device during calendar year 2020. To guide us in that undertaking we previously announced the hiring of a Chief Medical Officer and formed a Medical and Regulatory Advisory Board to guide us through the FDA process. We are unable, however, to estimate the time necessary for such approval nor the likelihood of success in that endeavor.

Our ChromaID patented technology utilizes light at the photon (elementary particle of light) level through a series of emitters and detectors to generate a unique signature or “fingerprint” from a scan of almost any solid, liquid or gaseous material. This signature of reflected or transmitted light is digitized, creating a unique ChromaID signature. Each ChromaID signature is comprised of from hundreds to thousands of specific data points.

The ChromaID technology looks beyond visible light frequencies to areas of near infra-red and ultraviolet light and beyond that are outside the humanly visible light spectrum. The data obtained allows us to create a very specific and unique ChromaID signature of the substance for a myriad of authentication, verification and identification applications.

Traditional light-based identification technology, called spectrophotometry, has relied upon a complex system of prisms, mirrors and visible light. Spectrophotometers typically have a higher cost and utilize a form factor (shape and size) more suited to a laboratory setting and require trained laboratory personnel to interpret the information. The ChromaID technology uses lower cost LEDs and photodiodes and specific electromagnetic frequencies resulting in a more accurate, portable and easy-to-use solution for a wide variety of applications. The ChromaID technology not only has significant cost advantages as compared to spectrophotometry, it is also completely flexible is size, shape and configuration. The ChromaID scan head can range in size from endoscopic to a scale that could be the size of a large ceiling-mounted florescent light fixture.

In normal operation, a ChromaID master or reference scan is generated and stored in a database. We call this the ChromaID Reference Data Library. The scan head can then scan similar materials to identify, authenticate or diagnose them by comparing the new ChromaID digital signature scan to that of the original or reference ChromaID signature or scan result. Over time, we believe the ChromaID Reference Libraries can become a significant asset of the Company, providing valuable information in numerous fields of use. The Reference Data Libraries for our newly developed Bio-RFID will have a similar promise regarding their utility and value.

Bio-RFID and ChromaID: Foundational Platform Technologies

Our Bio-RFID and ChromaID technologies provide a platform upon which a myriad of applications can be developed. As platform technologies, they are analogous to a smartphone, upon which an enormous number of previously unforeseen applications have been developed. Bio-RFID and ChromaID technologies are “enabling” technologies that bring the science of electromagnetic energy to low-cost, real-world commercialization opportunities across multiple industries. The technologies are foundational and, as such, the basis upon which the Company believes significant businesses can be built.

As with other foundational technologies, a single application may reach across multiple industries. The Bio-RFID technology can non-invasively identity the presence and quantity of glucose in the human body. By extension, there may be other molecular structures which this same technology can identity in the human body which, over time, the Company will focus upon. They may include the monitoring of drug usage or the presence of illicit drugs. They may also involve identifying hormones and various markers of disease.

Similarly, the ChromaID technology can, for example effectively differentiate and identify different brands of clear vodkas that appear identical to the human eye. By extension, this same technology could identify pure water from water with contaminants present. It could provide real time detection of liquid medicines such as morphine that have been adulterated or compromised. It could detect if jet fuel has water contamination present. It could determine when it is time to change oil in a deep fat fryer. These are but a few of the potential applications of the ChromaID technology based upon extensions of its ability to identify different liquids.

The cornerstone of a company with a foundational platform technology is its intellectual property. We have pursued an active intellectual property strategy and have been granted 14 patents. We currently have a number of patents pending and continue, on a regular basis the filing of new patents. We possess all right, title and interest to the issued patents. Nine issued and pending patents are licensed exclusively to us in perpetuity by our strategic partner, Allied Inventors, a spin-off entity of Intellectual Ventures, an intellectual property fund.

Our Patents and Intellectual Property

We believe that our 14 patents, patent applications, registered trademarks, and our trade secrets, copyrights and other intellectual property rights are important assets. Our issued patents will expire at various times between 2027 and 2039. Pending patents, if and when issued, may have expiration dates that extend further in time. The duration of our trademark registrations varies from country to country. However, trademarks are generally valid and may be renewed indefinitely as long as they are in use and/or their registrations are properly maintained.

The issued patents cover the fundamental aspects of the Know Labs ChromaID technology and a number of unique applications. We have filed patents on the fundamental aspects of our Bio-RFID technology and growing number of unique applications. We will continue to expand the Company’s patent portfolio.

Additionally, significant aspects of our technology are maintained as trade secrets which may not be disclosed through the patent filing process. We intend to be diligent in maintaining and securing our trade secrets.

The patents that have been issued to Know Labs and their dates of issuance are:

On August 9, 2011, we were issued US Patent No. 7,996,173 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks. The patent expires August 24, 2029.

On December 13, 2011, we were issued US Patent No. 8,076,630 B2 entitled “System and Method of Evaluating an Object Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires November 7, 2028.

On December 20, 2011, we were issued US Patent No. 8,081,304 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 28, 2030.

On October 9, 2012, we were issued US Patent No. 8,285,510 B2 entitled “Method, Apparatus, and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On February 5, 2013, we were issued US Patent No. 8,368,878 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 12, 2013, we were issued US Patent No. 8,583,394 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 21, 2014, we were issued US Patent No. 8,888,207 B2 entitled “Systems, Methods, and Articles Related to Machine-Readable Indicia and Symbols” by the United States Office of Patents and Trademarks. The patent expires February 7, 2033. This patent describes using ChromaID to see what we call invisible bar codes and other identifiers.

On March 23, 2015, we were issued US Patent No. 8,988,666 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On May 26, 2015, we were issued US Patent No. 9,041,920 B2 entitled “Device for Evaluation of Fluids using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires March 12, 2033. This patent describes a ChromaID fluid sampling devices.

On April 19, 2016, we were issued US Patent No. 9,316,581 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Substances Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires March 12, 2033. This patent describes an enhancement to the foundational ChromaID technology.

On April 18, 2017, we were issued US Patent No. 9,625,371 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Substances Using Electromagnetic Energy.” The patent expires July 2027. This patent pertains to the use of ChromaID technology for the identification and analysis of biological tissue. It has many potential applications in medical, industrial and consumer markets.

On May 30, 2017, we were issued US Patent No. 9,664.610 B2 entitled “Systems for Fluid Analysis Using Electromagnetic Energy that is reflected a Number of Times through a Fluid Contained within a Reflective Chamber.” This patent expires approximately in approximately March 2034. This patent pertains to a method for the use of the Company’s technology analyzing fluids.

On April 4, 2018, we were issued US Patent No. 9,869,636 B2, entitled “Device for Evaluation of Fluids Using Electromagnetic Energy.” The patent expires in approximately April 2033. This patent pertains to the use of ChromaID technology for evaluating and analyzing fluids such as those following through an IV drip in a hospital or water, for example.

On February 4, 2020, we were issued US Patent No. 10,548,503 B2, entitled “Health Related Diagnostics Employing Spectroscopy in Radio/Microwave Frequency Band. The patent expires in approximately May 2039. This patent pertains to the use of Bio-RFID technology for medical diagnostics.

We continue to pursue a patent strategy to expand our unique intellectual property in the United States and other countries.

Product Strategy

We are currently undertaking internal development work on potential products for the consumer marketplace. We have announced the development of our UBAND continuous glucose monitor and our desire to obtain US Food and Drug Administration approval for the marketing of this product to the diabetic and pre-diabetic population. We have also announced the engagement of a manufacturing partner we will work with to bring this product to market. We will make further announcements regarding this product as development, manufacturing and regulatory approval work progresses.

Currently we are focusing our efforts on productizing our Bio-RFID technology as we move it out of our research laboratory and into the marketplace.

Research and Development

Our current research and development efforts are primarily focused on improving our Bio-RFID technology, extending its capacity and developing new and unique applications for this technology. As part of this effort, we conduct on-going laboratory testing to ensure that application methods are compatible with the end-user and regulatory requirements, and that they can be implemented in a cost-effective manner. We are also actively involved in identifying new applications. Our current internal team along with outside consultants have considerable experience working with the application of our technologies and their application. We engage third party experts as required to supplement our internal team. We believe that continued development of new and enhanced technologies is essential to our future success. We incurred expenses of $938,303,$1,257,872 and $570,514 for the six months ended March 31, 2020 and for the years ended September 30, 2019 and 2018, respectively, on development activities.

Merger with RAAI Lighting, Inc.

On April 10, 2018, we entered into an Agreement and Plan of Merger with 500 Union Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and RAAI Lighting, Inc., a Delaware corporation. Pursuant to the Merger Agreement, we have acquired all the outstanding shares of RAAI’s capital stock through a merger of Merger Sub with and into RAAI (the “Merger”), with RAAI surviving the Merger as a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each share of RAAI common stock issued and outstanding immediately before the Merger (1,000 shares) were cancelled and we issued 2,000,000 shares of our common stock. As a result, we issued 2,000,000 shares of its common stock to Phillip A. Bosua, formerly the sole stockholder of RAAI. The consideration for the Merger was determined through arms-length bargaining by the Company and RAAI. The Merger was structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. As a result of the Merger, the Company received certain intellectual property, related to RAAI.

Merger with Know Labs, Inc.

On May 1, 2018, Know Labs, Inc., a Nevada corporation incorporated on April 3, 2018, and our wholly-owned subsidiary, merged with and into the Company pursuant to an Agreement and Plan of Merger dated May 1, 2018. In connection with the merger, our Articles of Incorporation were effectively amended to change our name to Know Labs, Inc. by and through the filing of Articles of Merger. This parent-subsidiary merger was approved by us, the parent, in accordance with Nevada Revised Statutes Section 92A.180. Stockholder approval was not required. This amendment was filed with the Nevada Secretary of State and became effective on May 1, 2018.

Corporate Name Change and Symbol Change

On May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in our name from Know Labs Incorporated to Know Labs, Inc. and a change in our ticker symbol from VSUL to the new trading symbol KNWN which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, we were assigned the CUSIP number of 499238103.

Properties and Operating Leases

We are obligated under various non-cancelable operating leases for our various facilities and certain equipment.

Corporate Offices

On April 13, 2017, we leased our executive office located at 500 Union Street, Suite 810, Seattle, Washington, USA, 98101. We lease 943 square feet and the net monthly payment is $2,672. The monthly payment increases approximately 3% each year and the lease expires on May 31, 2022.

Lab Facilities and Executive Offices

On February 1, 2019, we leased our lab facilities and executive offices located at 915 E Pine Street, Suite 212, Seattle, WA 98122. We lease 2,642 square feet and the net monthly payment is $8,256. The monthly payment increases approximately 3% on July 1, 2019 and annually thereafter. The lease expires on June 30, 2021 and can be extended.

On June 26, 2020, we leased our temporary lab facilities located at 3131 Western Avenue, Suite A350, Seattle, WA 98121. We leased 5,707 square feet and the net monthly payment is $11,414. The lease expires on June 30, 2021 and can be terminated with 30 days written notice.

Employees

As of March 31, 2020, we had six full-time employees, including one employee at TransTech. Our senior management and five other personnel are located in our Seattle, Washington offices. We also utilize consulting firms and people to supplement our workforce.

Legal Proceedings

We may from time to time become a party to various legal proceedings arising in the ordinary course of our business. We are currently not a party to any pending legal proceeding that is not ordinary routine litigation incidental to our business.

Risks That We Face

Our business is subject to a number of risks of which you should be aware before making an investment decision. We are exposed to various risks related to our business and financial position (specifically our need for additional financing), this offering, our common stock and our recent reverse stock split. These risks are discussed more fully in the "Risk Factors" section of this prospectus beginning on page 9.

Corporate Information

We were incorporated under the laws of the State of Nevada on October 8, 1998. Our executive offices are located at 500 Union Street, Suite 810, Seattle, WA 98101. Our telephone number is (206) 903-1351 and our principal website address is located at www.knowlabs.co. The information contained on, or that can be accessed through, our website is not incorporated into and is not a part of this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our common stock.

SUMMARY OF THE OFFERING

Securities offered:
9,526,085 shares of common stock, which includes:

(i) up to 5,639,750 shares of common stock underlying the principal, and up to 451,160 shares underlying the interest accrued, of registrants 8% Unsubordinated Convertible Notes (the “Notes”), which have a conversion price that is the lesser of $1.00 per share or a twenty five percent (25%) discount to the price per share paid by investors a future Qualified Financing (the “Shares”)

(ii) up to 2,819,750 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $1.20 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed in a series of closings between October 17, 2019 and June 24, 2020.

(iii) 615,675 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $1.20 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to an engagement agreement dated November 6, 2018 (the “Boustead Offering Engagement Agreement”) which provides that the Placement Agent shall receive that certain number of warrants to purchase the common stock of the Company equal to the number of warrants issued under the 8% Unsubordinated Convertible Note Offering (the “Offering”).

Our Common Stock is described in further detail in the section of the prospectus titled “DESCRIPTION OF SECURITIES”

Common stock outstanding before the offering (1):	23,876,245 shares
Common stock to be outstanding after this offering (2):	33,402,330 shares
Use of Proceeds:
We will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholders. Upon exercise of the Investor Warrants, however, we will receive up to $1.20 per share or such lower price as may result from the anti-dilution protection features of such warrants. Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes.

Terms of Warrants:
The Investor Warrants and Placement Agent Warrants entitles the holder thereof to purchase one common share at an exercise price or $1.20 per full share, for a five year period after the date of issuance (between October 2024-June 2025). The price per Warrant Share shall be subject to adjustment for stock splits, combinations, and similar recapitalization events and anti-dilution protection features.

Risk Factors:
An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under the "Risk Factors" section hereunder and the other information contained in this prospectus before making an investment decision regarding our common stock. Our common stock should not be purchased by investors who cannot afford the loss of their entire investment.

OTCQB Symbol:	Our common stock is currently quoted on the OTCQB (the “OTCQB”) under the symbol “KNWN”.
Reverse Split:
On June 17, 2015, we effected a 1-for-150 reverse stock split of our common stock. All warrant, option, share and per share information in this prospectus gives retroactive effect to the 1-for-150 split with all numbers rounded up to the nearest whole share.

(1)
 The number of shares of our common stock outstanding before this offering is based on 23,876,245  shares of our common stock outstanding as of June 30, 2020, and excludes, as of that date:

● 4,896,334 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $1.166 per share;

● 14,659,764 common shares (9,020,264 common shares at the current price of $0.25 per share and 5,639,750 common shares at the current price of $1.00 per share) and are issuable upon conversion of convertible debentures of $5,639,750;

● 1,785,715 shares of Series C Preferred Stock outstanding, which could potentially be converted into 5,000,000 shares of common stock, at an exercise price of $0.25, subject to certain adjustments.

● 3,108,356 shares of our common stock issuable upon the conversion of Series D Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments. These shares of common stock are being registered in this offering; and

● 20,663,573 warrants to purchase shares of our common stock at an exercise price of $0.564 subject to certain adjustments.

(2)
This total includes the following:

(i) up to 5,639,750 shares of common stock underlying the principal, and up to 451,160 shares underlying the interest accrued, of registrants 8% Unsubordinated Convertible Notes (the “Notes”), which have a conversion price that is the lesser of $1.00 per share or a twenty five percent (25%) discount to the price per share paid by investors a future Qualified Financing (the “Shares”)

(ii) up to 2,819,750 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $1.20 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed in a series of closings between October 17, 2019 and June 24, 2020.

(iii) 615,675 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $1.20 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to an engagement agreement dated November 6, 2018 (the “Boustead Offering Engagement Agreement”) which provides that the Placement Agent shall receive that certain number of warrants to purchase the common stock of the Company equal to the number of warrants issued under the 8% Unsubordinated Convertible Note Offering (the “Offering”).

SUMMARY FINANCIAL INFORMATION

The following tables set forth a summary of our historical financial data as of, and for the period ended on, the dates indicated. We have derived the statements of operations data for the six months ended March 31, 2020 and the years ended September 30, 2019 and 2018 from our audited financial statements included in this prospectus. Historical results for any prior period are not necessarily indicative of results to be expected in any future period. You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and the "Capitalization” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus.

Statements of Operations Data:

(in thousands, except for share and per share data)

	Six Months Ended, March 31,	Years Ended September 30,
	2020	2019	2018	2017	2016	2015

STATEMENT OF OPERATIONS DATA:
Net revenue	$122	$1,805	$4,303	$4,874	$6,024	$6,291
Cost of goods sold	70	1,378	3,482	3,966	5,036	5,274
Gross profit	52	427	821	908	988	1,017
Research and development expenses	938	1,258	570	79	326	363
General and administrative expenses	2,543	4,182	2,509	3,088	3,355	2,984
Impairment of goodwill	-	-	-	984	-	-
Operating loss	(3,429)	(5,013)	(2,258)	(3,243)	(2,693)	(2,330)
Other income (expense)	(2,917)	(2,599)	(1,000)	(658)	947	(271)
Net loss	(6,346)	(7,612)	(3,258)	(3,901)	(1,746)	(2,601)
Income taxes current benefit	-	-	-	-	-	30
Net loss	$(6,346)	$(7,612)	$(3,258)	$(3,901)	$(1,746)	$(2,631)
Net loss per share	$(0.33)	$(0.42)	$(0.38)	$(1.01)	$(1.22)	$(2.33)
Weighted average number of shares	19,412,240	18,053,848	8,630,891	3,844,840	1,428,763	1,131,622

Balance Sheet Data:

(in thousands)

As of
March 31, 2020
BALANCE SHEET DATA:	(Unaudited)
Total current assets	$777
Total assets	1,228
Total current liabilities	4,356
Total liabilities	4,369
Stockholders’ deficit	(3,141)

RISK FACTORS

There are certain inherent risks which will have an effect on the Company’s development in the future and the most significant risks and uncertainties known and identified by our management are described below.

Risks Related to Pandemics

The effects of the recent COVID-19 coronavirus pandemic are not immediately known, but may adversely affect our business, results of operations, financial condition, liquidity, and cash flow.

Presently, the impact of COVID-19 has not shown any imminent adverse effects on our business. This notwithstanding, it is still unknown and difficult to predict what adverse effects, if any, COVID-19 can have on our business, or against the various aspects of same.

As of the date of this Registration Statement, COVID-19 coronavirus has been declared a pandemic by the World Health Organization, has been declared a National Emergency by the United States Government and has resulted in several states being designated disaster zones. COVID-19 coronavirus caused significant volatility in global markets. The spread of COVID-19 coronavirus has caused public health officials to recommend precautions to mitigate the spread of the virus, especially as to travel and congregating in large numbers. In addition, certain states and municipalities have enacted, and additional cities are considering, quarantining and “shelter-in-place” regulations which severely limit the ability of people to move and travel and require non-essential businesses and organizations to close. While some states are considering lifting their “shelter-in-place” restrictions and travel bans, as they are removed there is no certainty that an outbreak will not occur and additional restrictions imposed again in response.

It is unclear how such restrictions, which will contribute to a general slowdown in the global economy, will affect our business, results of operations, financial condition and our future strategic plans.

Recent shelter-in-place and essential-only travel regulations could negatively impact our customers. In addition, while our products are manufactured in the United States, we still could experience significant supply chain disruptions due to interruptions in operations at any or all of our suppliers’ facilities or downline suppliers. If we experience significant delays in receiving our products we will experience delays in fulfilling orders and ultimately receiving payment, which could result in loss of sales and a loss of customers, and adversely impact our financial condition and results of operations. The current status of COVID-19 coronavirus closures and restrictions could also negatively impact our ability to receive funding from our existing capital sources as each business is and has been affected uniquely.

In addition, our headquarters are located in Seattle, Washington which was subject of large COVID-19 outbreak. In response, Washington State governor, Jay Inslee, mandated a stay at home order with exceptions only for essential businesses which ended May 31, 2020. Now, the state has implemented the Safe Start recovery program whereby counties can apply to the Secretary of Health to phase in reopening of certain businesses in the State. While these restrictions are relatively recent, it is unclear at this time how these restrictions will be amended as the pandemic evolves. We are hopeful that COVID-19 closures will have only a limited effect on our operations and revenues.

General securities market uncertainties resulting from the COVID-19 pandemic.

Since the outset of the pandemic the United States and worldwide national securities markets have undergone unprecedented stress due to the uncertainties of the pandemic and the resulting reactions and outcomes of government, business and the general population. These uncertainties have resulted in declines in all market sectors, increases in volumes due to flight to safety and governmental actions to support the markets. As a result, until the pandemic has stabilized, the markets may not be available to the Company for purposes of raising required capital.  Should we not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible we may be unable to sustain the necessary capital to pursue our strategic plan and may have to reduce the planned future growth and/or scope of our operations.

Risks Relating to the Company Generally

We need additional financing to support our technology development and ongoing operations, pay our debts and maintain ownership of our intellectual properties.

We are currently operating at a loss. We believe that our cash on hand including the funds closed subsequent to March 31, 2020 will be sufficient to fund our operations through early 2021. We will need additional financing to implement our business plan and to service our ongoing operations, pay our current debts (described below) and maintain ownership of our intellectual property. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations and/or divest all or a portion of our business.  We are seeking additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back, eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected.  There can be no assurance that we will be able to sell that number of shares, if any.

We need to continue as a going concern if our business is to succeed.

Because of our recurring losses and negative cash flows from operations, the audit report of our independent registered public accountants on our consolidated financial statements for the year ended September 30, 2019 contains an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.  Factors identified in the report include our historical net losses, negative working capital, and the need for additional financing to implement our business plan and service our debt repayments. If we are not able to attain profitability in the near future our financial condition could deteriorate further, which would have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment. Further, we may be unable to pay our debt obligations as they become due, which include obligations to secured creditors. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.  Additionally, we are subject to customary operational covenants, including limitations on our ability to incur liens or additional debt, pay dividends, redeem stock, make specified investments and engage in merger, consolidation or asset sale transactions, among other restrictions. In addition, the inclusion of an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern and our lack of cash resources may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.

As of March 31, 2020, we owe approximately $2,868,591 and if we do not satisfy these obligations, the lenders may have the right to demand payment in full or exercise other remedies.

Mr. Erickson, our current chairman, and/or entities with which he is affiliated also have accrued compensation, travel and interest of approximately $613,525 as of March 31, 2020.

We owe $2,255,066 under various convertible promissory notes as of March 31, 2020 including $1,184,066 owed to entities controlled by our chairman.

This excludes $1,147,540 of Convertible Notes and interest from a private placement to accredited investors in 2019. The Convertible Notes and interested were automatically converted to Common Stock at $1.00 per share on the one year anniversary starting on February 15, 2020.

During the six months ended March 31, 2020, we issued 4,114,800 shares of common stock related to the automatic conversion of Convertible Notes and interest from a private placement to accredited investors in 2019. The Convertible Notes and interested were automatically converted to Common Stock at $1.00 per share on the one year anniversary starting on February 15, 2020.

We require additional financing, to service and/or repay these debt obligations. If we raise additional capital through borrowing or other debt financing, we may incur substantial interest expense. If and when we raise more equity capital in the future, it will result in substantial dilution to our current stockholders.

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.

We have experienced net losses since inception. As of March 31, 2020, we had an accumulated deficit of $48,849,000 and net losses in the amount of $6,346,000, $7,612,000 and $3,258,000 for the six months ended March 31, 2020 and the years ended September 30, 2019 and 2018, respectively. During the six months ended March 31, 2020, the Company incurred non-cash expenses of $4,510,000.

There can be no assurance that we will achieve or maintain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable would impair our ability to sustain operations and adversely affect the price of our common stock and our ability to raise capital. Our operating expenses may increase as we spend resources on growing our business, and if our revenue does not correspondingly increase, our operating results and financial condition will suffer. Our ChromaID and Bio-RFID business has produced minimal revenues and may not produce significant revenues in the near term, or at all, which would harm our ability to continue our operations or obtain additional financing and require us to reduce or discontinue our operations. You must consider our business and prospects in light of the risks and difficulties we will encounter as business with an early-stage technology in a new and rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results and financial condition.

If the company were to dissolve or wind-up operations, holders of our common stock would not receive a liquidation preference.

If we were to wind-up or dissolve our company and liquidate and distribute our assets, our common stockholders would share in our assets only after we satisfy any amounts we owe to our creditors and preferred equity holders.  If our liquidation or dissolution were attributable to our inability to profitably operate our business, then it is likely that we would have material liabilities at the time of liquidation or dissolution.  Accordingly, it is very unlikely that sufficient assets will remain available after the payment of our creditors and preferred equity holders to enable common stockholders to receive any liquidation distribution with respect to any common stock.

We may not be able to generate sufficient revenue from the commercialization of our ChromaID and Bio-RFID technology and related products to achieve or sustain profitability.

We are in the early stages of commercializing our ChromaID and Bio-RFID technology. Failure to develop and sell products based upon our ChromaID and Bio-RFID technology, grant additional licenses and obtain royalties or develop other revenue streams will have a material adverse effect on our business, financial condition and results of operations.

To date, we have generated minimal revenue from sales of our ChromaID and Bio-RFID products. We believe that our commercialization success is dependent upon our ability to significantly increase the number of customers that are using our products.  In addition, demand for our products may not materialize, or increase as quickly as planned, and we may therefore be unable to increase our revenue levels as expected. We are currently not profitable. Even if we succeed in introducing our technology and related products to our target markets, we may not be able to generate sufficient revenue to achieve or sustain profitability.

We currently rely in part upon external resources for engineering and product development services. If we are unable to secure an engineering or product development partner or establish satisfactory engineering and product development capabilities, we may not be able to successfully commercialize our ChromaID and Bio-RFID technology.

Our success depends upon our ability to develop products that are accurate and provide solutions for our customers. Achieving the desired results for our customers requires solving engineering issues in concert with them. Any failure of our ChromaID and Bio-RFID technology or related products to meet customer expectations could result in customers choosing to retain their existing methods or to adopt systems other than ours.

We have not historically had sufficient internal resources which can work on engineering and product development matters. We have used third parties in the past and will continue to do so. These resources are not always readily available and the absence of their availability could inhibit our research and development efforts and our responsiveness to our customers. Our inability to secure those resources could impact our ability to provide engineering and product development services and could have an impact on our customers’ willingness to use our technology.

We are in the early stages of commercialization and our ChromaID and Bio-RFID technology and related products may never achieve significant commercial market acceptance.

Our success depends on our ability to develop and market products that are recognized as accurate and cost-effective. Many of our potential customers may be reluctant to use our new technology. Market acceptance will depend on many factors, including our ability to convince potential customers that our ChromaID and Bio-RFID technology and related products are an attractive alternative to existing light-based technologies. We will need to demonstrate that our products provide accurate and cost-effective alternatives to existing light-based authentication technologies. Compared to most competing technologies, our technology is relatively new, and most potential customers have limited knowledge of, or experience with, our products. Prior to implementing our technology and related products, some potential customers may be required to devote significant time and effort to testing and validating our products. In addition, during the implementation phase, some customers may be required to devote significant time and effort to training their personnel on appropriate practices to ensure accurate results from our technology and products. Any failure of our technology or related products to meet customer expectations could result in customers choosing to retain their existing testing methods or to adopt systems other than ours.

Many factors influence the perception of a system including its use by leaders in the industry. If we are unable to induce industry leaders in our target markets to implement and use our technology and related products, acceptance and adoption of our products could be slowed. In addition, if our products fail to gain significant acceptance in the marketplace and we are unable to expand our customer base, we may never generate sufficient revenue to achieve or sustain profitability.

Our management has concluded that we have material weaknesses in our internal controls over financial reporting and that our disclosure controls and procedures are not effective.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company's annual or interim financial statements will not be prevented or detected on a timely basis. During the audit of our financial statements for the year ended September 30, 2019, our management identified material weaknesses in our internal control over financial reporting. If these weaknesses continue, investors could lose confidence in the accuracy and completeness of our financial reports and other disclosures.

In addition, our management has concluded that our disclosure controls and procedures were not effective due to the lack of an audit committee “financial expert.” These material weaknesses, if not remediated, create an increased risk of misstatement of the Company’s financial results, which, if material, may require future restatement thereof. A failure to implement improved internal controls, or difficulties encountered in their implementation or execution, could cause future delays in our reporting obligations and could have a negative effect on us and the trading price of our common stock.

If components used in our finished products become unavailable, or third-party manufacturers otherwise experience delays, we may incur delays in shipment to our customers, which would damage our business.

We depend on third-party manufacturers and suppliers for substantially all of our components and products that are used in our ChromaID and Bio-RFID products. We purchase these products and components from third-party suppliers and we believe that alternative sources of supply are readily available for most products and components. However, consolidation could result in one or more current suppliers being acquired by a competitor, rendering us unable to continue purchasing necessary amounts of key components at competitive prices. In addition, for certain of our customized components, arrangements for additional or replacement suppliers will take time and result in delays. We purchase products and components pursuant to purchase orders placed from time to time in the ordinary course of business. This means we are vulnerable to unanticipated price increases and product shortages. Any interruption or delay in the supply of components and products, or our inability to obtain components and products from alternate sources at acceptable prices in a timely manner, could harm our business, financial condition and results of operations.

While we believe alternative manufacturers for these products are available, we have selected these particular manufacturers based on their ability to consistently produce these products per our specifications ensuring the best quality product at the most cost-effective price. We depend on our third-party manufacturers to satisfy performance and quality specifications and to dedicate sufficient production capacity within scheduled delivery times. Accordingly, the loss of all or one of these manufacturers or delays in obtaining shipments could have a material adverse effect on our operations until such time as an alternative manufacturer could be found.

Revenues of our wholly-owned subsidiary, TransTech, have declined

We have not been able to successfully address this revenue decline of this subsidiary during the six months ended March 31, 2020, which was closed by June 30, 2020. The loss of the TransTech subsidiary revenue will impact our top line revenues and its operating results resulted in expenses associated with the winding down.

We are dependent on key personnel.

Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace, including Ronald P. Erickson, our Chairman and Phil Bosua, our Chief Executive Officer. We maintain key person life insurance on our Chief Executive Officer, Phil Bosua. Our success will depend on the performance of our officers, our ability to retain and motivate our officers, our ability to integrate new officers into our operations, and the ability of all personnel to work together effectively as a team.   Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.  Our success also depends on our continued ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, manufacturing, administrative and sales and marketing personnel. Competition for these individuals is intense, and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. In particular, we may encounter difficulties in recruiting and retaining a sufficient number of qualified technical personnel, which could harm our ability to develop new products and adversely impact our relationships with existing and future customers. The inability to attract and retain necessary technical, managerial, manufacturing, administrative and sales and marketing personnel could harm our ability to obtain new customers and develop new products and could adversely affect our business and operating results.

We have limited insurance which may not cover claims by third parties against us or our officers and directors.

We have limited directors’ and officers’ liability insurance and commercial liability insurance policies. Claims by third parties against us may exceed policy amounts and we may not have amounts to cover these claims. Any significant claims would have a material adverse effect on our business, financial condition and results of operations.  In addition, our limited directors’ and officers’ liability insurance may affect our ability to attract and retain directors and officers.

Our inability to effectively protect our intellectual property would adversely affect our ability to compete effectively, our revenue, our financial condition and our results of operations.

We rely on a combination of patent, trademark, and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. Obtaining and maintaining a strong patent position is important to our business. Patent law relating to the scope of claims in the technology fields in which we operate is complex and uncertain, so we cannot be assured that we will be able to obtain or maintain patent rights, or that the patent rights we may obtain will be valuable, provide an effective barrier to competitors or otherwise provide competitive advantages. Others have filed, and in the future are likely to file, patent applications that are similar or identical to ours or those of our licensors. To determine the priority of inventions or demonstrate that we did not derive our invention from another, we may have to participate in interference or derivation proceedings in the USPTO or in court that could result in substantial costs in legal fees and could substantially affect the scope of our patent protection. We cannot be assured our patent applications will prevail over those filed by others. Also, our intellectual property rights may be subject to other challenges by third parties. Patents we obtain could be challenged in litigation or in administrative proceedings such as ex parte reexam, inter parties review, or post grant review in the United States or opposition proceedings in Europe or other jurisdictions.

There can be no assurance that:

●
any of our existing patents will continue to be held valid, if challenged;
●
patents will be issued for any of our pending applications;
●
any claims allowed from existing or pending patents will have sufficient scope or strength to protect us;
●
our patents will be issued in the primary countries where our products are sold in order to protect our rights and potential commercial advantage; or
●
any of our products or technologies will not infringe on the patents of other companies.

If we are enjoined from selling our products, or if we are required to develop new technologies or pay significant monetary damages or are required to make substantial royalty payments, our business and results of operations would be harmed.

Obtaining and maintaining a patent portfolio entails significant expense and resources. Part of the expense includes periodic maintenance fees, renewal fees, annuity fees, various other governmental fees on patents and/or applications due in several stages over the lifetime of patents and/or applications, as well as the cost associated with complying with numerous procedural provisions during the patent application process. We may or may not choose to pursue or maintain protection for particular inventions. In addition, there are situations in which failure to make certain payments or noncompliance with certain requirements in the patent process can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we choose to forgo patent protection or allow a patent application or patent to lapse purposefully or inadvertently, our competitive position could suffer.

Legal actions to enforce our patent rights can be expensive and may involve the diversion of significant management time. In addition, these legal actions could be unsuccessful and could also result in the invalidation of our patents or a finding that they are unenforceable. We may or may not choose to pursue litigation or interferences against those that have infringed on our patents, or used them without authorization, due to the associated expense and time commitment of monitoring these activities. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could have a material adverse effect on our results of operations and business.

Claims by others that our products infringe their patents or other intellectual property rights could prevent us from manufacturing and selling some of our products or require us to pay royalties or incur substantial costs from litigation or development of non-infringing technology.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may receive notices that claim we have infringed upon the intellectual property of others. Even if these claims are not valid, they could subject us to significant costs. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert our attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. We have engaged in litigation and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. A successful claim of intellectual property infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect on our business, financial condition and operating results.

If we are unable to secure a sales and marketing partner or establish satisfactory sales and marketing capabilities at Know Labs we may not be able to successfully commercialize our technology.

If we are not successful entering into appropriate collaboration arrangements or recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty successfully commercializing our technology, which would adversely affect our business, operating results and financial condition.

We may not be able to enter into collaboration agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties. If we elect to establish a sales and marketing infrastructure we may not realize a positive return on this investment. In addition, we must compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize technology without strategic partners or licensees include:

●
our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

●
the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

●
unforeseen costs and expenses associated with creating an independent sales and marketing organization.

Government regulatory approval may be necessary before some of our products can be sold and there is no assurance such approval will be granted.

Our technology may have a number of potential applications in fields of use which will require prior governmental regulatory approval before the technology can be introduced to the marketplace. For example, we are exploring the use of our technology for certain medical diagnostic applications, with an initial focus on the continuous monitoring of blood glucose.

There is no assurance that we will be successful in developing continuous glucose monitoring (CGM) medical applications for our technology.

If we were to be successful in developing continuous glucose monitoring medical applications of our technology, prior approval by the FDA and other governmental regulatory bodies will be required before the technology could be introduced into the marketplace.

There is no assurance that such regulatory approval would be obtained for a continuous glucose monitoring medical diagnostic or other applications requiring such approval.

The FDA can refuse to grant, delay, and limit or deny approval of an application for approval of our UBAND CGM for many reasons.

We may not obtain the necessary regulatory approvals or clearances to market these continuous glucose monitoring systems in the United States or outside of the United States.

Any delay in, or failure to receive or maintain, approval or clearance for our products could prevent us from generating revenue from these products or achieving profitability.

Cybersecurity risks and cyber incidents could result in the compromise of confidential data or critical data systems and give rise to potential harm to customers, remediation and other expenses, expose us to liability under HIPAA, consumer protection laws, or other common law theories, subject us to litigation and federal and state governmental inquiries, damage our reputation, and otherwise be disruptive to our business and operations.

Cyber incidents can result from deliberate attacks or unintentional events. We collect and store on our networks sensitive information, including intellectual property, proprietary business information and personally identifiable information of our customers. The secure maintenance of this information and technology is critical to our business operations. We have implemented multiple layers of security measures to protect the confidentiality, integrity and availability of this data and the systems and devices that store and transmit such data. We utilize current security technologies, and our defenses are monitored and routinely tested internally and by external parties. Despite these efforts, threats from malicious persons and groups, new vulnerabilities and advanced new attacks against information systems create risk of cybersecurity incidents. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of intrusion, we may be unable to anticipate these incidents or techniques, timely discover them, or implement adequate preventative measures.

These threats can come from a variety of sources, ranging in sophistication from an individual hacker to malfeasance by employees, consultants or other service providers to state-sponsored attacks. Cyber threats may be generic, or they may be custom-crafted against our information systems. Over the past several years, cyber-attacks have become more prevalent and much harder to detect and defend against. Our network and storage applications may be vulnerable to cyber-attack, malicious intrusion, malfeasance, loss of data privacy or other significant disruption and may be subject to unauthorized access by hackers, employees, consultants or other service providers. In addition, hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to our systems or facilities through fraud, trickery or other forms of deceiving our employees, contractors and temporary staff.

There can be no assurance that we will not be subject to cybersecurity incidents that bypass our security measures, impact the integrity, availability or privacy of personal health information or other data subject to privacy laws or disrupt our information systems, devices or business, including our ability to deliver services to our customers. As a result, cybersecurity, physical security and the continued development and enhancement of our controls, processes and practices designed to protect our enterprise, information systems and data from attack, damage or unauthorized access remain a priority for us. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any cybersecurity vulnerabilities.

We may engage in acquisitions, mergers, strategic alliances, joint ventures and divestures that could result in final results that are different than expected.

In the normal course of business, we engage in discussions relating to possible acquisitions, equity investments, mergers, strategic alliances, joint ventures and divestitures. Such transactions are accompanied by a number of risks, including the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt on potentially unfavorable terms as well as impairment expenses related to goodwill and amortization expenses related to other intangible assets, the possibility that we may pay too much cash or issue too many of our shares as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition, and various potential difficulties involved in integrating acquired businesses into our operations.

From time to time, we have also engaged in discussions with candidates regarding the potential acquisitions of our product lines, technologies and businesses. If a divestiture such as this does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to effectively transfer liabilities, contracts, facilities and employees to any purchaser; identify and separate the intellectual property to be divested from the intellectual property that we wish to retain; reduce fixed costs previously associated with the divested assets or business; and collect the proceeds from any divestitures.

If we do not realize the expected benefits of any acquisition or divestiture transaction, our financial position, results of operations, cash flows and stock price could be negatively impacted.

We have made strategic acquisitions in the past and may do so in the future, and if the acquired companies do not perform as expected, this could adversely affect our operating results, financial condition and existing business.

We may continue to expand our business through strategic acquisitions. The success of any acquisition will depend on, among other things:

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the availability of suitable candidates;

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higher than anticipated acquisition costs and expenses;

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competition from other companies for the purchase of available candidates;

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our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

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the availability of funds to finance acquisitions and obtaining any consents necessary under our credit facility;

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the ability to establish new informational, operational and financial systems to meet the needs of our business;

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the ability to achieve anticipated synergies, including with respect to complementary products or services; and

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the availability of management resources to oversee the integration and operation of the acquired businesses.

We may not be successful in effectively integrating acquired businesses and completing acquisitions in the future. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. Acquired businesses may fail to meet our performance expectations. If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do. If these risks materialize, our stock price could be materially adversely affected.

We are subject to corporate governance and internal control requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements could adversely affect our business.

We must comply with corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, as well as additional rules and regulations currently in place and that may be subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules, and regulations continue to evolve and may become increasingly stringent in the future. The financial cost of compliance with these laws, rules, and regulations is expected to remain substantial.

Our management has concluded that our disclosure controls and procedures were not effective due to the lack of an audit committee “financial expert.” We expect to appoint an additional independent director to serve as Audit Committee Chairman. This director will be an “audit committee financial expert” as defined by the SEC. However, we cannot assure you that we will be able to fully comply with these laws, rules, and regulations that address corporate governance, internal control reporting, and similar matters in the future. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition, and the value of our securities.

The exercise prices of certain warrants, convertible notes payable and the Series C and D Preferred Shares may require further adjustment.

In the future, if we sell our common stock at a price below $0.25 per share, the exercise price of 8,108,356 outstanding shares of Series C and D Preferred Stock that adjust below $0.25 per share pursuant to the documents governing such instruments. In addition, the conversion price of a Convertible Note Payable as of March 31, 2020 of $3,402,606 (9,020,264 common shares at the current price of $0.25 per share and 1,147,540 shares at $1.00 per share) and the exercise price of additional outstanding warrants to purchase 12,838,286 shares of common stock would adjust below $0.25 per share pursuant to the documents governing such instruments. Warrants totaling 2,755,717 would adjust below $1.20 per share pursuant to the documents governing such instruments.

Risks Relating to Our Stock

The price of our common stock is volatile, which may cause investment losses for our stockholders.

The market price of our common stock has been and is likely in the future to be volatile. Our common stock price may fluctuate in response to factors such as:

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Announcements by us regarding liquidity, significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments and litigation;
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Issuance of convertible or equity securities and related warrants for general or merger and acquisition purposes;
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Issuance or repayment of debt, accounts payable or convertible debt for general or merger and acquisition purposes;
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Sale of a significant number of shares of our common stock by stockholders;
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General market and economic conditions;
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Quarterly variations in our operating results;
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Investor and public relation activities;
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Announcements of technological innovations;
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New product introductions by us or our competitors;
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Competitive activities;
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Low liquidity; and
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Additions or departures of key personnel.

These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. These factors could have a material adverse effect on our business, financial condition and results of operations.

Transfers of our securities may be restricted by virtue of state securities “blue sky” laws, which prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

Transfers of our common stock may be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “blue sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities held by many of our stockholders have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions may prohibit the secondary trading of our common stock. Investors should consider the secondary market for our securities to be a limited one.

Four individual investors could have significant influence over matters submitted to stockholders for approval.

As of March 31, 2020, four individuals in the aggregate, assuming the exercise of all warrants to purchase common stock, hold shares representing approximately 55.9% of our common stock on a fully-converted basis and could be considered a control group for purposes of SEC rules. However, the agreement with one of these individuals limits his ownership to 4.99% individually. Beneficial ownership includes shares over which an individual or entity has investment or voting power and includes shares that could be issued upon the exercise of options and warrants within 60 days after the date of determination. If these persons were to choose to act together, they would be able to significantly influence all matters submitted to our stockholders for approval, as well as our officers, directors, management and affairs. For example, these persons, if they choose to act together, could significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may desire.

The sale of a significant number of our shares of common stock could depress the price of our common stock.

Sales or issuances of a large number of shares of common stock in the public market or the perception that sales may occur could cause the market price of our common stock to decline. As of March 31, 2020, we had 23,324,128 shares of common stock issued and outstanding, held by 135 stockholders of record. The number of stockholders, including beneficial owners holding shares through nominee names, is approximately 2,300. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders for a vote, and no cumulative voting for directors is permitted.  Stockholders do not have any preemptive rights to acquire additional securities issued by us.  As of March 31, 2020, there were options outstanding for the purchase of 4,891,334 common shares (including unearned stock option grants totaling 2,680,000 shares), warrants for the purchase of 17,755,448 common shares, and 8,108,356 shares of our common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, we have 10,167,804 common shares (9,020,264 common shares at the current price of $0.25 per share and 1,147,540 common shares at the current price of $1.00 per share) and are issuable upon conversion of convertible debentures of $3,402,606. All of which could potentially dilute future earnings per share.

Significant shares of common stock are held by our principal stockholders, other company insiders and other large stockholders. As “affiliates” of Know Labs, as defined under Securities and Exchange Commission Rule 144 under the Securities Act of 1933, our principal stockholders, other of our insiders and other large stockholders may only sell their shares of common stock in the public market pursuant to an effective registration statement or in compliance with Rule 144.

These options, warrants, convertible notes payable and convertible preferred stock could result in further dilution to common stockholders and may affect the market price of the common stock.

Future issuance of additional shares of common stock and/or preferred stock could dilute existing stockholders. We have and may issue preferred stock that could have rights that are preferential to the rights of common stock that could discourage potentially beneficial transactions to our common stockholders.

Pursuant to our certificate of incorporation, we currently have authorized 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. To the extent that common shares are available for issuance, subject to compliance with applicable stock exchange listing rules, our board of directors has the ability to issue additional shares of common stock in the future for such consideration as the board of directors may consider sufficient. The issuance of any additional securities could, among other things, result in substantial dilution of the percentage ownership of our stockholders at the time of issuance, result in substantial dilution of our earnings per share and adversely affect the prevailing market price for our common stock.

An issuance of additional shares of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over our common stock and could, upon conversion or otherwise, have all of the rights of our common stock.  Our Board of Directors’ authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.  The issuance of preferred stock could impair the voting, dividend and liquidation rights of common stockholders without their approval.

Future capital raises may dilute our existing stockholders’ ownership and/or have other adverse effects on our operations.

If we raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership will be reduced and these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights senior to those of our common stock and the terms of the debt securities issued could impose significant restrictions on our operations, including liens on our assets. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or candidate products, or to grant licenses on terms that are not favorable to us.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business, and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Anti-takeover provisions may limit the ability of another party to acquire our company, which could cause our stock price to decline.

Our certificate of incorporation, as amended, our bylaws and Nevada law contain provisions that could discourage, delay or prevent a third party from acquiring our company, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

We or our manufacturers may be unable to obtain or maintain international regulatory clearances or approvals for our current or future products, or our distributors may be unable to obtain necessary qualifications, which could harm our business.

Sales of the Know Labs UBAND internationally are subject to foreign regulatory requirements that vary widely from country to country. In addition, the FDA regulates exports of medical devices from the U.S. Complying with international regulatory requirements can be an expensive and time-consuming process, and marketing approval or clearance is not certain. The time required to obtain clearances or approvals, if required by other countries, may be longer than that required for FDA clearance or approvals, and requirements for such clearances or approvals may significantly differ from FDA requirements. We may rely on third-party distributors to obtain regulatory clearances and approvals required in other countries, and these distributors may be unable to obtain or maintain such clearances or approvals. Our distributors may also incur significant costs in attempting to obtain and in maintaining foreign regulatory approvals or clearances, which could increase the difficulty of attracting and retaining qualified distributors. If our distributors experience delays in receiving necessary qualifications, clearances or approvals to market our products outside the U.S., or if they fail to receive those qualifications, clearances or approvals, we may be unable to market our products or enhancements in international markets effectively, or at all.

Foreign governmental authorities that regulate the manufacture and sale of medical devices have become increasingly stringent and, to the extent we market and sell our products outside of the U.S., we may be subject to rigorous international regulation in the future. In these circumstances, we would be required to rely on our foreign independent distributors to comply with the varying regulations, and any failures on their part could result in restrictions on the sale of our product in foreign countries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that are, or may be deemed, "forward-looking statements." In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes", "estimates", "anticipates", "expects", "plans", "intends", "may", "could", "might", "will", "should", "approximately" or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned exploration activities, our results of operations, financial condition, liquidity, prospects, growth and strategies, the length of time that we will be able to continue to fund our operating expenses and capital expenditures, our expected financing needs and sources of financing, the industry in which we operate and the trends that may affect the industry or us.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and technologies which are capable of uniquely authenticating or diagnosing market developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus.

You should also read carefully the factors described in the "Risk Factors" section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or for any other reason.

USE OF PROCEEDS

We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders. Upon exercise of the Private Placement and Placement Agent Warrants, however, we will receive up to $1.20 per share or such lower price as may result from the anti-dilution protection features of such warrants The Warrants may expire without having been exercised. Even if some or all of these Warrants are exercised, we cannot predict when they will be exercised and when we would receive the proceeds. Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes. See “Selling Security Holders” and “Plan of Distribution.”

With the exception of any brokerage fees and commissions which are the respective obligations of the Selling Stockholders, we are responsible for the fees, costs and expenses of this Registration Statement, which includes our legal and accounting fees, printing costs, and filing and other miscellaneous fees and expenses.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is currently quoted on the OTCQB under the symbol "KNWN". The following table sets forth the range of the high and low sale prices of the common stock for the periods indicated. The quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. Consequently, the information provided below may not be indicative of our common stock price under different conditions.

Trades in our common stock may be subject to Rule 15g-9 of the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

Period Ended	High	Low
Year Ending September 30, 2020
Through June 28, 2020	$2.65	$0.81
March 31, 2020	$2.90	$0.90
December 31, 2019	$1.95	$0.92

Year Ending September 30, 2019
September 30, 2019	$1.70	$1.20
June 30, 2019	$2.00	$1.26
March 31, 2019	$2.97	$0.90
December 31, 2018	$4.44	$0.85

Year Ending September 30, 2018
September 30, 2018	$5.71	$0.62
June 30, 2018	$0.65	$0.24
March 31, 2018	$0.36	$0.21
December 31, 2017	$0.44	$0.20

Year Ending September 30, 2017
September 30, 2017	$0.25	$0.11
June 30, 2017	$0.70	$0.23
March 31, 2017	$0.99	$0.54
December 31, 2016	$1.44	$0.66

As of June 23, 2020, the high and low sales price of our common stock was $1.49 per share and $1.89 per share, respectively. As of June 29, 2020, there were 23,876,245 shares of common stock outstanding held by approximately 126 stockholders of record. This number does not include approximately 2,300 beneficial owners whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and intend, for the foreseeable future, to retain any future earnings to finance the growth and development of our business. Our future dividend policy will be determined by our Board of Directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2020 and on a pro forma basis to give effect to this offering.

In thousands, except for share and per share data

	March 31, 2020
	Actual	Pro Forma (1)
		(Unaudited)
Cash and cash equivalents	$777	$9,381

Convertible notes payable	2,739	7,220

STOCKHOLDERS' DEFICIT
Series C Convertible Preferred Stock	2	2
Series D Convertible Preferred Stock	1	1
Common stock	23	33
Additional paid in capital	45,582	49,695
Accumulated deficit	(48,749)	(48,749)
Total stockholders' (deficit) equity	(3,141)	982
Total capitalization	$(402)	$8,202

(1) Pro Forma balances include the issuance of the following:

(i) up to 5,639,750 shares of common stock underlying the principal, and up to 451,160 shares underlying the interest accrued, of registrants 8% Unsubordinated Convertible Notes (the “Notes”), which have a conversion price that is the lesser of $1.00 per share or a twenty five percent (25%) discount to the price per share paid by investors a future Qualified Financing (the “Shares”) with cash and convertible notes payable reduced by $715,000 for such notes issued prior to March 31, 2020 and reduced by placement fees of 9% on the convertible notes proceeds.

(ii) up to 2,819,750 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $1.20 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed in a series of closings between October 17, 2019 and June 24, 2020.

(iii) 615,675 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $1.20 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to an engagement agreement dated November 6, 2018 (the “Boustead Offering Engagement Agreement”) which provides that the Placement Agent shall receive that certain number of warrants to purchase the common stock of the Company equal to the number of warrants issued under the 8% Unsubordinated Convertible Note Offering (the “Offering”).

You should read this table together with the sections entitled "Summary Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

The number of shares of our common stock outstanding before this offering is based on 23,324,128 shares of our common stock outstanding as of March 31, 2020, and excludes, as of that date:

●
4,891,334 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $1.165 per share (including unearned stock option grants totaling 2,680,000);

●
10,167,804 common shares (9,020,264 common shares at the current price of $0.25 per share and 1,147,540 common shares at the current price of $1.00 per share) and are issuable upon conversion of convertible debentures of $3,402,606;

●
8,108,356 shares of our common stock issuable upon the conversion of Series C and D Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments, and

●
17,755,448 warrants to purchase shares of our common stock at an exercise price of $0.460 subject to certain adjustments.

The pro forma information discussed above is to illustrate only and will change based on the actual public offering price, number of shares and other terms of this offering determined in pricing.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value deficit of $3,141,220 is the amount of our total tangible assets less our total liabilities as of March 31, 2020. Net historical tangible book value deficit per share of ($0.135) is our historical net tangible book value deficit divided by 23,324,128 shares of common stock outstanding as March 31, 2020.

Pro forma as adjusted net book value is our pro forma net tangible book value, after giving effect to the sale of shares of our common stock by the Selling Stockholders in this offering at a public offering price of $1.75. Our pro forma as adjusted net book value as of March 31, 2020, after giving effect to this offering would have been approximately $982,000, or $0.030per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $0.165 per share to our existing stockholders, and an immediate dilution of $1.72 per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors.

The following table illustrates this dilution on a per share basis:
Assumed public offering price per share		$1.750
Pro forma net tangible book value per share as of March 31, 2020	$(0.135)
Increase in net tangible book value per share attributable to this offering	$0.165
Pro forma as adjusted net tangible book value per share after this offering		$0.030
Amount of dilution in net tangible book value per share to new investors in this offering		$1.720

The number of shares of our common stock outstanding before this offering is based on 23,324,128 shares of our common stock outstanding as of March 31, 2020, and excludes, as of that date:

●
4,891,334 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $1.165 per share (including unearned stock option grants totaling 2,680,000);

●
10,167,804 common shares (9,020,264 common shares at the current price of $0.25 per share and 1,147,540 common shares at the current price of $1.00 per share) and are issuable upon conversion of convertible debentures of $3,402,606;

●
8,108,356 shares of our common stock issuable upon the conversion of Series C and D Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments, and

●
17,755,448 warrants to purchase shares of our common stock at an exercise price of $0.460 subject to certain adjustments.

We may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of these options or warrants are exercised, new options are issued under our equity incentive plans or we issue additional shares of common stock or other equity securities in the future, there may be further dilution to new investors participating in this offering.

SELLING SECURITY HOLDERS

This prospectus covers the resale by our Selling Stockholders of 9,526,085 shares of common stock, including:

(i) up to 5,639,750 shares of common stock underlying the principal, and up to 451,160 shares underlying the interest accrued, of registrants 8% Unsubordinated Convertible Notes (the “Notes”), which have a conversion price that is the lesser of $1.00 per share or a twenty five percent (25%) discount to the price per share paid by investors a future Qualified Financing (the “Shares”)

(ii) up to 2,819,750 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $1.20 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed in a series of closings between October 17, 2019 and June 24, 2020.

(iii) 615,675 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $1.20 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to an engagement agreement dated November 6, 2018 (the “Boustead Offering Engagement Agreement”) which provides that the Placement Agent shall receive that certain number of warrants to purchase the common stock of the Company equal to the number of warrants issued under the 8% Unsubordinated Convertible Note Offering (the “Offering”).

We are registering these securities in order to permit the Selling Stockholders to dispose of its shares of common stock from time to time. The Selling Stockholders may decide to sell all, some, or none of the securities listed below.   See the section entitled “Plan of Distribution.”  We cannot provide an estimate of the number of our securities that the Selling Stockholders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC and includes voting power and investment power with respect to such securities.

The Selling Stockholders has had no material relationship with us or our affiliates during the last three years. Information regarding prior securities transactions between the issuer (or any of its predecessors) and the Selling Shareholders, any affiliates of the Selling Shareholders, or any person with whom any Selling Shareholder has a contractual relationship regarding the transaction (or any predecessors of those persons) is set forth below the Selling Stockholders table. To our knowledge, none of the Selling Stockholders are a registered broker-dealer or an affiliate of a broker-dealer, with the exception of the Placement Agent, Boustead Securities, LLC and their assigns. All securities offered by an affiliate of a broker-dealer were purchased by the seller in the ordinary course of business, and, at the time of the purchase of the securities to be resold, the seller had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholders. Column B lists the number of shares of common stock beneficially owned by the Selling Stockholders prior to this offering. Column C lists the shares of common stock covered by this prospectus that may be disposed of by the Selling Stockholders. Column D lists the warrant shares covered by this prospectus that may be disposed of by the Selling Stockholders. Column E lists the number of Placement Agent Warrants that will be beneficially owned by the Selling Stockholders assuming all of the shares covered by this prospectus are sold. Column F lists the number of shares of common stock that will be beneficially owned by the Selling Stockholders assuming all of the shares covered by this prospectus are sold. Column G lists the percentage of shares of common stock that will be beneficially owned by the Selling Stockholders assuming all of the shares covered by this prospectus are sold.  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

Name of Selling Shareholder (A)	Securities Beneficially Owned Prior to this Offering (B)	Securities Being Offered (C)	Warrant Being Offered (C)	Placement Agent Warrants (D)	Securities Beneficially Owned After Offering (E)	% Beneficial Ownership After Offering (F)
Debt Offering
JLA Realty Associates	-	300,000	150,000	-	-	*
David W Zenk	39,500	25,000	12,500	-	39,500	*
Robert J Lamoreaux	39,500	75,000	37,500	-	39,500	*
Charles Mickelson	-	25,000	12,500	-	-	*
Terry F and Sandra L Walker	39,500	50,000	25,000	-	39,500	*
Elliott A Green	-	35,000	17,500	-	-	*
Christopher and Jennifer Lisek	-	25,000	12,500	-	-	*
Millennium Trust Company, LLC Custodian FBO Jaesun Park, Roth IRA XXXX52994	-	50,000	25,000	-	-	*
Ronald Anderson Family Revocable Trust	-	25,000	12,500	-	-	*
The Eastridge Revocable Trust of 2004 (Amended & Restated 03/29/2014)	-	30,000	15,000	-	-	*
Anshuman Chandra	-	25,000	12,500	-	-	*
C Richard Childress	-	25,000	12,500	-	-	*
Vulcan Management LLC	-	25,000	12,500	-	-	*
Zlatica Vincini	-	130,000	65,000	-	-	*
Matthew John Fitzgerald	-	50,000	25,000	-	-	*
Ritesh Ramesh Sanghavi	79,000	50,000	25,000	-	79,000	*
Kenneth Followwill	39,500	12,500	6,250	-	39,500	*
Todd Baszucki	-	1,000,000	500,000	-	-	*
Robert Dean Mounts, Jr.	-	40,000	20,000	-	-	*
Dewitt Cuyler Morris Trust	-	25,000	12,500	-	-	*
Thomas E and Joanne J Deschaine	-	25,000	12,500	-	-	*
Richard L Gerstein	-	30,000	15,000	-	-	*
George H Freisem	-	12,500	6,250	-	-	*
Chris Meehan	-	25,000	12,500	-	-	*
Terrence Brennan	-	25,000	12,500	-	-	*
Timothy K Graber	-	12,500	6,250	-	-	*
Norman G Glassman	79,000	60,000	30,000	-	79,000	*
Charles S Lucero	-	300,000	150,000	-	-	*
Mark Swaim	158,000	100,000	50,000	-	158,000	*
Boustead and Company Limited	-	50,000	25,000	-	-	*
Les D Walter Living Trust	-	100,000	50,000	-	-	*
Caserock Investments LLC	-	25,000	12,500	-	-	*
Christopher Philip Gartner	-	25,000	12,500	-	-	*
Millennium Trust Company, LLC Custodian FBO Thomas Hughes IRA XXXX24332	-	12,000	6,000	-	-	*
Douglas G Pedrick	-	30,000	15,000	-	-	*
Jerry Yang	79,000	150,000	75,000	-	79,000	*
Jim T Watson	-	25,000	12,500	-	-	*
John Dodero	-	20,000	10,000	-	-	*
Dean Delis	158,000	100,000	50,000	-	158,000	*
Srikanth Tummala	39,500	25,000	12,500	-	39,500	*
Christopher Schlarb	-	50,000	25,000	-	-	*
Thomas Byron	-	75,000	37,500	-	-	*
Azet Holdings LLC	-	150,000	75,000	-	-	*
Frederick C Meltzer	-	50,000	25,000	-	-	*
Howard Spiegel	-	10,000	5,000	-	-	*
Christopher J Amery	-	25,000	12,500	-	-	*
Brinson Lingenfelter and Taylor Burnham	-	10,000	5,000	-	-	*
Marion B Hoffman	-	100,000	50,000	-	-	*
Blake Bendett	-	50,000	25,000	-	-	*
Scott Weber	-	20,000	10,000	-	-	*
Anthony Brubaker	-	45,000	22,500	-	-	*
Pensco Trust Company, Custodian FBO Brian G Swift Roth IRA	79,000	25,000	12,500	-	79,000	*
Howard Miller	118,500	50,000	25,000	-	118,500	*
Karl L Matthies Trust	474,000	100,000	50,000	-	474,000	2.0%
KH Krueger	79,000	25,000	12,500	-	79,000	*
Eight Family Trust Walter Bilofsky, TTEE u/t/a dtd 11/8/99	39,500	25,000	12,500	-	39,500	*
Joseph W & Patricia G Abrams Family Trust dtd 3/15/1995	79,000	50,000	25,000	-	79,000	*
Rogers Family Trust UTD 01/21/81	-	625,000	312,500	-	-	*
Roy & Ruth Rogers Unitrust UTD 09/28/89	-	75,000	37,500	-	-	*
Potter Family Trust	474,000	125,000	62,500	-	474,000	2.0%
Rakesh and Jeanette Kansal	-	30,000	15,000	-	-	*
Jon D and Linda W Gruber Trust	1,106,000	300,000	150,000	-	1,106,000	4.6%
Gruber Family Foundation	-	100,000	50,000	-	-	*
Jonathan Wyatt Gruber	-	100,000	50,000	-	-	*
Lindsay Gruber Dunham	-	100,000	50,000	-	-	*
Ricard R. Tartre	-	50,000	25,000	-	-	*
Ken. G. Mansour	-	25,000	12,500	-	-	*
Gary Ulrich	-	25,000	12,500	-	-	*
Zlatica Vincini	-	50,000	25,000	-	-	*
Boustead Securities LLC	-	-	-	232,809	-	*
Garden State Securities Inc	24,750	-	-	5,400	24,750	*
Ernest Pellegrino	37,125	-	-	10,800	37,125	*
Terry Brodt	37,125	-	-	10,800	37,125	*
Peter Conley	-	-	-	324,580	-	*
Brian Swift	71,610	-	-	-	71,610	*
Michael Jacks	11,550	-	-	4,050	11,550	*
Brinson Lingenfelter	-	-	-	27,236	-	*

Total Private Placement	3,381,660	5,639,500	2,819,750	615,675	3,381,660	*

Interest expense	-	451,160	-	-	-	*
Grand Total	3,381,660	6,090,660	2,819,750	615,675	3,381,660

Total being registered			8,910,410	615,675	9,526,085

*Less than 1% ownership.

The price of the Company’s common stock on the date the Selling Shareholders acquires securities by which they can acquire the offered common stock was set at approximately $1.00 per share which was the closing price of the Company’s common stock as of January 31, 2019 (the date the offering was originally commenced). The average closing stock price between October 17, 2019 and June 24, 2020 was approximately $1.605.

With the exception of the $411,950 fee paid to Boustead Securities and their affiliates or assign, no cash fee was paid to the Selling Shareholders owning the 8% convertible notes, warrants and related securities.

The 8% notes and warrants will be adjusted proportionately in the event of dividends, splits, or other reclassifications. With respect to the conversion and exercise price adjustments for events requiring adjustments,

DESCRIPTION OF 8% UNSUBORDINATED NOTE OFFERING AND WARRANTS

Between October 17, 2019 and June 24, 2020, the Company closed additional rounds of the private placement for gross proceeds of $5,639,750 in exchange for issuing Subordinated Convertible Notes and 2,819,750 Warrants in a private placement to accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents. The Convertible Notes will be automatically converted to Common Stock at $1.00 per share on the one year anniversary starting on October 17, 2020.

The Convertible Notes had an original principal amount of $5,639,750 and bear annual interest of 8%. Both the principal amount and the interest are payable on a payment-in-kind basis in shares of Common Stock of the Company (the “Common Stock”).

Both the principal amount of and the interest are payable on a payment-in-kind basis in shares of Common Stock of the Company. They are due and payable in common stock on the earlier of (a) mandatory and automatic conversion of the Convertible Notes into a financing that yields gross proceeds of at least $10,000,000 or (b) on the one-year anniversary of the Convertible Notes. Investors will be required to convert their Convertible Notes into Common Stock in any $10,000,000 financing at a conversion price per share equal to the lower of (i) $1.00 per share or (ii) a 25% discount to the price per share paid by investors in the $10,000,000 Financing. If the Convertible Notes have not been paid or converted prior to the Maturity Date, the outstanding principal amount of the Convertible Notes will be automatically converted into shares of Common Stock at the lesser of (a) $1.00 per share or (b) any adjusted price resulting from the application of a “most favored nations” provision, which requires the issuance of additional shares of Common Stock to investors if the Company issues certain securities at less than the then-current conversion price.

The Warrants were granted on a 1:0.5 basis (one-half Warrant for each full share of Common Stock into which the Convertible Notes are convertible). The Warrants have a five-year term and an exercise price equal to $1.20 or 120% of the per share conversion price of the Qualified Financing or other mandatory conversion.

The Convertible Notes are convertible into an aggregate 5,639,750 shares of Common Stock, subject to certain adjustments, and the Warrants are initially exercisable for 2,819,750 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments.

In connection with the private placement, the Placement Agent for the Convertible Notes and the Warrants received a cash fee of $411,750 and warrants to purchase 615,675 shares of the Company’s common stock, all based on 8% of gross proceeds to the Company.

As part of the Purchase Agreement, the Company entered into a Registration Rights Agreement, which grants the investors “demand” and “piggyback” registration rights to register the shares of Common Stock issuable upon the conversion of the Convertible Notes and the exercise of the Warrants with the Securities and Exchange Commission for resale or other disposition. In addition, the Convertible Notes are subordinated to certain senior debt of the Company pursuant to a Subordination Agreement executed by the investors.

The Convertible Notes and Warrants were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

Boustead Securities, LLC a FINRA member, acted as our exclusive placement agent. They have received an 8% cash fee and 8% in warrants which are exercisable for 5 years at an exercise price of $1.20. The Placement Agent Warrants have a cashless exercise feature.

PLAN OF DISTRIBUTION

We are registering under this prospectus (i) up to 5,639,750 shares of common stock underlying the principal, and up to 451,160 shares underlying the interest accrued, of registrants 8% Unsubordinated Convertible Notes (the “Notes”), which have a conversion price that is the lesser of $1.00 per share or a twenty five percent (25%) discount to the price per share paid by investors a future Qualified Financing (the “Shares”); (ii) up to 2,819,750 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $1.20 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed in a series of closings between October 17, 2019 and June 24, 2020; and (iii) 615,675 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $1.20 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to an engagement agreement dated November 6, 2018 (the “Boustead Offering Engagement Agreement”) which provides that the Placement Agent shall receive that certain number of warrants to purchase the common stock of the Company equal to the number of warrants issued under the 8% Unsubordinated Convertible Note Offering (the “Offering”). We are required under the terms of the Securities Purchase Agreement between the Company and the investors to register the common stock issuable upon conversion of the 8% Unsubordinated Convertible Notes, Investor Warrants and Placement Agent Warrants.

We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders. We will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholders. Upon exercise of the Investor Warrants and Placement Agent Warrants, however, we will receive up to $1.20 per share, or such lower price as may result from the anti-dilution protection features of such warrants. Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes.

The Selling Stockholders may decide not to sell any of its shares of common stock or may sell all or a portion of its shares of common stock.  The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of any sale of shares, and may sell the shares directly or through one or more broker-dealers or agents.  To the extent that the Selling Stockholders employs broker-dealers or other agents in connection with the sale of its stock, the Selling Stockholders will pay any commissions, discounts or other amounts due to such broker-dealers or agents.  To our knowledge, the Selling Stockholders has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the sale or distribution of the shares of common stock offered hereby.

The Selling Stockholders, which as used herein includes its donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-
block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-
an exchange distribution in accordance with the rules of the applicable exchange;

-
privately negotiated transactions;

-
short sales effected after the date the Registration Statement of which this prospectus is a part is declared effective by the SEC;

-
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-
broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

-
a combination of any such methods of sale; and

-
any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.  The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the Selling Stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus as supplemented or amended to reflect such transaction.

The aggregate proceeds to the Selling Stockholders from the sale of the common stock will be the purchase price of the common stock less discounts or commissions, if any.  The Selling Stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from these stock sales by the Selling Stockholders.

The Selling Stockholders also may resell all or a portion of its shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that it meets the criteria and conform to the requirements of that rule.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders(s), the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and its affiliates.  In addition, to the extent applicable we will make copies of this prospectus as it may be supplemented or amended from time to time available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectus, prospectus supplement, or any information incorporated by reference therein, or arising out of or based upon any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that we will not be liable for any liabilities finally adjudicated to be caused solely by a false statement of material fact contained within written information provided by such the Selling Stockholders expressly for the purpose of including it in this Registration Statement or the prospectus that is part of this Registration Statement.

We also have agreed with the Selling Stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (1) the date on which all of the shares covered by this prospectus have been sold, or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-looking statements in this report reflect the good-faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, those discussed below as well as those discussed elsewhere in this report (including in Part II, Item 1A (Risk Factors)). Readers are urged not to place undue reliance on these forward-looking statements because they speak only as of the date of this report. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report.

BACKGROUND AND CAPITAL STRUCTURE

Know Labs, Inc. was incorporated under the laws of the State of Nevada in 1998. Since 2007, we have been focused primarily on research and development of proprietary technologies which can be used to authenticate and diagnose a wide variety of organic and non-organic substances and materials. Our Common Stock trades on the OTCQB Exchange under the symbol “KNWN.”

BUSINESS

We are focused on the development, marketing and sales of proprietary technologies which are capable of uniquely identifying or authenticating almost any substance or material using electromagnetic energy to record, detect, and identify the unique “signature” of the substance or material. We call these our “Bio-RFID™” and “ChromaID™” technologies.

Historically, the Company focused on the development of our proprietary ChromaID technology. Using light from low-cost LEDs (light emitting diodes) the ChromaID technology maps the color of substances, fluids and materials. With our proprietary processes we can authenticate and identify based upon the color that is present. The color is both visible to us as humans but also outside of the humanly visible color spectrum in the near infra-red and near ultra-violet and beyond. The Company’s ChromaID scanner sees what we like to call “Nature’s Color Fingerprint.” Everything in nature has a unique color identifier and with ChromaID the Company can see, and identify, and authenticate based upon the color that is present. The Company’s ChromaID scanner is capable of uniquely identifying and authenticating almost any substance or liquid using light to record, detect and identify its unique color signature. More recently, the Company has focused upon extensions and new inventions that are derived from and extend beyond our ChromaID technology. The Company calls this new technology “Bio-RFID.” The rapid advances made with our Bio-RFID technology in our laboratory have caused us to move quickly into the commercialization phase of our Company as we work to create revenue generating products for the marketplace. Today, the sole focus of the Company is on its Bio-RFID technology and its commercialization.

On April 30, 2020, we incorporated Particle, Inc., a Nevada corporation (“Particle”). We are the sole shareholder. As a result, Particle is a direct, wholly owned subsidiary of the Company. Particle shall utilize our corporate offices and is expected focus on the development and commercialization of our extensive intellectual property relating to electromagnetic energy outside of the medical diagnostic arena, which remains the parent company’s singular focus with its initial product, the UBAND™ non-invasive continuous glucose monitor. On June 1, 2020, we approved and ratified entry into an intercompany Patent License Agreement (the “Agreement”) dated May 21, 2020 with Particle whereby Particle shall receive an exclusive non-transferrable license to use certain patents and trademarks of the Company, in exchange we shall receive: (i) a one-time fee of $250,000 upon a successful financing of Particle, and (ii) a quarterly royalty payment equal to the greater of 5% of the Gross Sales, net of returns, from Particle, Inc. or $5,000.

In 2010, we acquired TransTech Systems, Inc. as an adjunct to our business. TransTech is a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues. The financial results from our TransTech subsidiary have been diminishing as vendors of their products increasingly move to the Internet and direct sales to their customers. While it does provide our current revenues, it is not central to our current focus as a Company. Moreover, we have written down any goodwill associated with its historic acquisition. We expect to shut down TransTech completely by June 30, 2020.

For further information See Section titled “Business.”

RESULTS OF OPERATIONS

In 2010, we acquired TransTech Systems, Inc. as an adjunct to our business. TransTech is a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues. The financial results from our TransTech subsidiary have been diminishing as vendors of their products increasingly move to the Internet and direct sales to their customers. While it has provides our current revenues, it is not central to our current focus as a Company. Moreover, we have written down any goodwill associated with its historic acquisition and we shut down TransTech completely by June 30, 2020.

The following table presents certain consolidated statement of operations information and presentation of that data as a percentage of change from period-to-period.

(dollars in thousands)

	Six Months Ended March 31,
	2020	2019	$ Variance	% Variance

Revenue	$122	$1,196	$(1,074)	-89.8%
Cost of sales	70	927	(857)	92.4%
Gross profit	52	269	(217)	-80.7%
Research and development expenses	938	391	547	-139.9%
Selling, general and administrative expenses	2,543	1,693	850	-50.2%
Operating loss	(3,429)	(1,815)	(1,614)	-109.4%
Other (expense) income:
Interest expense	(2,981)	(409)	(2,572)	-628.9%
Other income (expense)	64	13	51	392.3%
Total other income (expense)	(2,917)	(396)	(2,521)	-636.6%
(Loss) before income taxes	(6,346)	(2,211)	(4,135)	-187.0%
Income taxes - current (benefit)	-	-	-	0.0%
Net (loss)	$(6,346)	$(2,211)	$(4,135)	-187.0%

SIX MONTHS ENDED MARCH 31, 2020 COMPARED TO THE SIX MONTHS ENDED MARCH 31, 2019

Sales

Revenue for the six months ended March 31, 2020 decreased $1,074,000 to $122,000 as compared to $1,196,000 for the six months ended March 31, 2019. The decrease was due to lower sales by TransTech as we wind down TransTech. We expect to shut down TransTech completely by June 30, 2020.

Cost of Sales

Cost of sales for the six months ended March 31, 2020 decreased $857,000 to $70,000 as compared to $927,000 for the six months ended March 31, 2019. The decrease was due to lower sales by TransTech as we wind down TransTech. We expect to shut down TransTech completely by June 30, 2020.

Gross profit was $52,000 for the six months ended March 31, 2020 as compared to $269,000 for the six months ended March 31, 2019. Gross profit was 20.2% for the six months ended March 31, 2020 as compared to 23.4% for the six months ended March 31, 2019. We have focused TransTech on maximizing profits at the current sales level.

Research and Development Expenses

Research and development expenses for the six months ended March 31, 2020 increased $547,000 to $938,000 as compared to $391,000 for the six months ended March 31, 2019. The increase was due to the hiring of additional personnel, the use of consultant and expenditures related to the development of our Bio-RFID™ technology, including obtaining FDA approval.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the six months ended March 31, 2020 increased $850,000 to $2,543,000 as compared to $1,693,000 for the six months ended March 31, 2019.

The increase primarily was due to (i) increased professional fees of $116,000; (ii) increased stock based compensation of $949,000; (iii) increased insurance of $23,000; (iv) increased payroll of $17,000; (v) increased other expenses of $20,000; offset by (iv) decreased TransTech expenses of $258,000 (primarily salaries and rent). As part of the selling, general and administrative expenses for the six months ended March 31, 2020, we recorded $83,000 of investor relation expenses and business development expenses.

Other (Expense), Net

Other expense, net for the six months ended March 31, 2020 was $2,917,000 as compared to other expense, net of $396,000 for the six months ended March 31, 2019. The other expense for the six months ended March 31, 2020 included (i) interest expense of $2,981,000; offset by (ii) other income of $64,000.

The other expense, net for the six months ended March 31, 2019 included (i) interest expense of $409,000; offset by (ii) other income of $13,000.

Net Loss

Net loss for the six months ended March 31, 2020 was $6,346,000 as compared to $2,211,000 for the six months ended March 31, 2019. The net loss for the six months ended March 31, 2020 included non-cash items of non-cash expenses of $4,510,000. The non-cash items include (i) depreciation and amortization of $121,000; (ii) issuance of capital stock for services and expenses of $1,026,000; (iii) stock based compensation of $566,000; (iv) amortization of debt discount as interest expense of $2,792,000; and (v) other of $5,000. TransTech’s net income from operations was $68,000 for the six months ended March 31, 2020.

The net loss for the six months ended March 31, 2019, included non-cash expenses of $1,146,000. The non-cash items included (i) depreciation and amortization of $133,000; (ii) stock based compensation of $293,000; (iii) issuance of capital stock for services and expenses of $349,000; (iv) amortization of debt discount as interest expense of $362,000; and (v) other of $9,000. TransTech’s net loss from operations was $36,000 for the six months ended March 31, 2019.

We expect losses to continue as we commercialize our ChromaID™ and Bio-RFID™ technology.

Year Ended September 30, 2019 Compared to Year Ended September 30, 2018

	Years Ended September 30,
	2019	2018	$ Variance	% Variance

Revenue	$1,805	$4,303	$(2,498)	-58.1%
Cost of sales	1,378	3,482	(2,104)	60.4%
Gross profit	427	821	(394)	-48.0%
Research and development expenses	1,258	570	688	-120.7%
Selling, general and administrative expenses	4,182	2,509	1,673	-66.7%
Operating loss	(5,013)	(2,258)	(2,755)	-122.0%
Other (expense) income:
Interest expense	(2,945)	(1,195)	(1,750)	-146.4%
Other income	(10)	25	(35)	140.0%
Gain on debt settlements	356	170	186	109.4%
Total other income (expense), net	(2,599)	(1,000)	(1,599)	-159.9%
Loss before income taxes	(7,612)	(3,258)	(4,354)	-133.6%
Income taxes - current (benefit)	-	-	-	0.0%
Net loss	$(7,612)	$(3,258)	$(4,354)	-133.6%

Sales

Revenue for the year ended September 30, 2019 decreased $2,498,000 to $1,805,000 as compared to $4,303,000 for the year ended September 30, 2018. The decrease was due to lower sales by TransTech. We have focused TransTech on maximizing sales at the lower sales level. We are seeing customers purchase similar products directly from other sources and we have not been investing in this business.

Cost of Sales

Cost of sales for the year ended September 30, 2019 decreased $2,104,000 to $1,378,000 as compared to $3,482,000 for the year ended September 30, 2018. The decrease was due to lower sales by TransTech. We have focused TransTech on maximizing profits at the lower sales level.

Gross profit was $427,000 for the year ended September 30, 2019 as compared to $821,000 for the year ended September 30, 2018. Gross profit was 23.6% for the year ended September 30, 2019 as compared to 19.1% for the year ended September 30, 2018. We have focused TransTech on maximizing profits at the current sales level.

Research and Development Expenses

Research and development expenses for the year ended September 30, 2019 increased $688,000 to $1,258,000 as compared to $570,000 for the year ended September 30, 2018. The increase was due to the hiring of additional personnel, the use of consultant and expenditures related to the development of our Bio-RFID™ technology,

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended September 30, 2019 increased $1,673,000 to $4,182,000 as compared to $2,509,000 for the year ended September 30, 2018.

The increase primarily was due to (i) increased depreciation and amortization expense of $127,000; (ii) increased stock based compensation of $969,000; (iii) increased rent of $70,000; (iv) increased travel of $99,000; (v) increased legal of $48,000; and (vii) increased other expenses of $121,000. As part of the selling, general and administrative expenses for the year ended September 30, 2019, we recorded $120,000 of investor relation expenses and business development expenses.

Other (Expense)

Other expense for the year ended September 30, 2019 was $2,599,000 as compared to other expense of $1,000,000 for the year months ended September 30, 2018. The other expense for the year ended September 30, 2019 included (i) interest expense of $2,945,000; (ii) other income of $10,000; and offset by (iii) gain on debt settlements of $356,000. The interest expense related to convertible notes payable and the amortization of the beneficial conversion feature. During the year ended September 30, 2019, we closed a private placement and received gross proceeds of $4,242,515 in exchange for issuing Subordinated Convertible Notes and Warrants in a private placement to 54 accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents. The gain on debt settlements related to the settlement of old accounts payable.

The other expense for the year ended September 30, 2018 included (i) interest expense of $1,195,000; offset by (ii) other income of $25,000 and (iii) gain on debt settlements of $170,000. The interest expense related a senior convertible exchangeable debenture issued on December 12, 2017 and February 28, 2018 in conjunction with a Securities Purchase Agreement dated August 14, 2017. The gain on debt settlements and forgiveness of accounts payable.

Net Loss

Net loss for the year ended September 30, 2019 was $7,612,000 as compared to $3,258,000 for the year ended September 30, 2018. The net loss for the year ended September 30, 2019 included non-cash items of (i) depreciation and amortization of $259,000; (ii) stock based compensation of $1,260,000; (iii) issuance of capital stock for services and expenses of $349,000; (iv) amortization of debt discount of $2,771,000; and (v) other of $34,000; and (vi) offset by non-cash gain on accounts payable of $356,000. TransTech’s net loss from operations was $78,000 for the year ended September 30, 2019 as compared to a net income from operations of $49,000 for the year ended September 30, 2018.

The net loss for the year ended September 30, 2018, included non-cash expenses of $1,935,000. The non-cash items include (i) depreciation and amortization of $133,000; (ii) issuance of capital stock for services and expenses of $440,000; (iii) stock based compensation of $291,000; (iv) conversion of interest and amortization of debt discount of $539,000; (v) conversion of accrued liabilities of $492,000; (vi) issuance of common stock for conversion of liabilities of $200,000; and (vii) other of $10,000; (viii) offset by non-cash gain on accounts payable of $170,000. TransTech’s net income from operations was $49,000 for the year ended September 30, 2018 as compared to a net loss from operations of ($256,000) for the year ended September 30, 2017.

We expect losses to continue as we commercialize our ChromaID™ and Bio-RFID™ technology.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

Liquidity as of March 31, 2020

We had cash of approximately $777,000 and a net working capital deficit of approximately $722,000 (net of convertible notes payable and right of use asset and liabilities) as of March 31, 2020.  We have experienced net losses since inception and we expect losses to continue as we commercialize our ChromaID™ technology. As of March 31, 2020, we had an accumulated deficit of $48,749,000 and net losses in the amount of $6,346,000, $7,612,000 and $3,258,000 for the six months ended March 31, 2020 and the year ended September 30, 2019 and 2018, respectively. We believe that our cash on hand including funding closed since March 31, 2020 will be sufficient to fund our operations through early 2021. During the six months ended March 31, 2020 the Company raised $715,000 gross proceeds through an initial debt offering. During the six months ended March 31, 2020, the Company incurred non-cash expenses of $4,510,000.

During April 1 through June 2020, we closed additional rounds of a debt offering and received gross proceeds of $4,924,500 in exchange for issuing Subordinated Convertible Notes and Warrants in a private placement to accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents. The Convertible Notes are initially convertible into 4,924,500 shares of Common Stock, subject to certain adjustments, and the Warrants are initially exercisable for 2,462,250 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments. In connection with the debt offering, the placement agent for the Convertible Notes and the Warrants received a cash fee of approximately 8% of gross proceeds and warrants to purchase 590,000 shares of the Company’s common stock.

The opinion of our independent registered public accounting firm on our audited financial statements as of and for the year ended September 30, 2019 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon raising capital from financing transactions.

We need additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business. We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back, or eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected.

We have financed our corporate operations and our technology development through the issuance of convertible debentures, the issuance of preferred stock, the sale of common stock and the exercise of warrants.

The proceeds of warrants which are not expected to be cashless could generate potential proceeds of up to $6,045,000.

Operating Activities

Net cash used in operating activities for the six months ended March 31, 2020 was $1,688,000. This amount was primarily related to (i) a net loss of $6,346,000; offset by (ii) working capital changes of $148,000; and (iii) non-cash expenses of $4,510,000. The non-cash items include (iv) depreciation and amortization of $121,000; (v) issuance of capital stock for services and expenses of $1,026,000; (vi) stock based compensation of $566,000; (vi) amortization of debt discount as interest expense of $2,792,000; and (vii) other of $5,000.

Investing Activities

Net cash used in investing activities for the six months ended March 31, 2020 and 2019 was $28,000 and $75,000. This amount was primarily related to the investment in equipment for research and development.

Financing Activities

Net cash provided by financing activities for the six months ended March 31, 2020 and 2019 was $592,000 and $3,810,000. These amounts was primarily related to issuance of convertible notes payable of $715,000 offset by payments of issuance costs from notes payable of $123,000.

Our contractual cash obligations as of March 31, 2020 are summarized in the table below:

Contractual Cash Obligations (1)	Total	Less Than 1 Year	1-3 Years	3-5 Years	Greater Than 5 Years
Operating leases	$209,957	$133,996	$75,961	$-	$-
Convertible notes payable	3,402,606	3,402,606	-	-	-
	$3,612,563	$3,536,602	$75,961	$-	$-

(1)
Convertible notes payable includes $1,147,540 that converts into common stock at the maturity date during 2020 and $2,255,066 under various convertible promissory notes as of March 31, 2020 including $1,184,066 owed to entities controlled by our chairman. We expect to incur capital expenditures related to the development of the “Bio-RFID™” and “ChromaID™” technologies. None of the expenditures are contractual obligations as of March 31, 2020.

Liquidity as of September 30, 2019

We had cash of approximately $1,901,000 and net working capital of approximately $241,000 (net of convertible notes payable and notes payable) as of September 30, 2019.  We have experienced net losses since inception and we expect losses to continue as we commercialize our ChromaID™ technology. As of September 30, 2019, we had an accumulated deficit of $42,404,000 and net losses in the amount of $7,612,000 and $3,258,000 for the year ended September 30, 2019 and 2018, respectively. We believe that our cash on hand will be sufficient to fund our operations through June 30, 2020.

During the year ended September 30, 2019, we closed a private placement and received gross proceeds of $4,242,490 in exchange for issuing Subordinated Convertible Notes and Warrants in a private placement to 54 accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents.

The Convertible Notes have a principal amount of $4,242,490 and bear annual interest of 8%. Both the principal amount of and the interest are payable on a payment-in-kind basis in shares of Common Stock of the Company (the “Common Stock”). They are due and payable (in Common Stock) on the earlier of (a) mandatory and automatic conversion of the Convertible Notes into a financing that yields gross proceeds of at least $10,000,000 (a “Qualified Financing”) or (b) on the one-year anniversary of the Convertible Notes (the “Maturity Date”). Investors will be required to convert their Convertible Notes into Common Stock in any Qualified Financing at a conversion price per share equal to the lower of (i) $1.00 per share or (ii) a 25% discount to the price per share paid by investors in the Qualified Financing. If the Convertible Notes have not been paid or converted prior to the Maturity Date, the outstanding principal amount of the Convertible Notes will be automatically converted into shares of Common Stock at the lesser of (a) $1.00 per share or (b) any adjusted price resulting from the application of a “most favored nations” provision, which requires the issuance of additional shares of Common Stock to investors if we issue certain securities at less than the then-current conversion price. The note principal, interest and an additional 10% are payable in cash upon a change in control as defined.

The opinion of our independent registered public accounting firm on our audited financial statements as of and for the year ended September 30, 2019 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon raising capital from financing transactions.

We need additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business. We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back, or eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected.

We have financed our corporate operations and our technology development through the issuance of convertible debentures, the issuance of preferred stock, the sale of common stock and the exercise of warrants.

We expect exercises of warrants. There were vested warrants of 17,677,091 as of September 30, 2019 with an aggregate intrinsic value of $18,052,811.

Operating Activities

Net cash used in operating activities for the year ended September 30, 2019 was $3,104,000. This amount was primarily related to (i) a net loss of $7,612,000; offset by (ii) working capital changes of $189,000; and (iii) non-cash expenses of $4,319,000. The non-cash items include (iv) depreciation and amortization of $259,000; (v) stock based compensation of $1,260,000; (vi) issuance of capital stock for services and expenses of $349,000; (vii) amortization of debt discount of $2,771,000; and (viii) other of $34,000; and (ix) offset by non-cash gain on accounts payable of $356,000.

Investing Activities

Net cash used in investing activities for the year ended September 30, 2019 was $80,000. This amount was primarily related to the investment in equipment for research and development.

Financing Activities

Net cash provided by financing activities for the year ended September 30, 2019 was $4,150,000. This amount was primarily related to issuance of convertible notes payable of $4,242,000 as discussed above, offset by repayments of line of credit of $92,000.

Our contractual cash obligations as of September 30, 2019 are summarized in the table below:

Contractual Cash Obligations (1)	Total	Less Than 1 Year	1-3 Years	3-5 Years	Greater Than 5 Years
Operating leases	$270,008	$133,996	$136,012	$-	$-
Convertible notes payable	6,497,581	6,497,581	-	-	-
Capital expenditures	-	-	-	-	-
	$6,767,589	$6,631,577	$136,012	$-	$-

(1)
Convertible notes payable includes $4,242,490 that converts into common stock at the maturity date during early 2020. We expect to incur capital expenditures related to the development of the “Bio-RFID™” and “ChromaID™” technologies. None of the expenditures are contractual obligations as of September 30, 2019.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

The application of GAAP involves the exercise of varying degrees of judgment. On an ongoing basis, we evaluate our estimates and judgments based on historical experience and various other factors that are believed to be reasonable under the circumstances.

Actual results may differ from these estimates under different assumptions or conditions. We believe that of our significant accounting policies (see summary of significant accounting policies more fully described in Note 2 to the financial statements set forth in this report), the following policies involve a higher degree of judgment and/or complexity:

Inventories – Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech.  The Company records a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $0 and $28,000 reserve for impaired inventory as of March 31, 2020 and September 30, 2019.

Fair Value Measurements and Financial Instruments – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).  The hierarchy consists of three levels:

Level 1 – Quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The recorded value of other financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable and accrued expenses approximate the fair value of the respective assets and liabilities as of March 31, 2020 and September 30, 2019 are based upon the short-term nature of the assets and liabilities.

The Company has a money market account which is considered a level 1 asset. The balance as of March 31, 2020 and September 30, 2019 was $651,722 and $1,901,278, respectively.

Derivative Financial Instruments –Pursuant to ASC 815 “Derivatives and Hedging”, the Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The Company then determines if embedded derivative must bifurcated and separately accounted for. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

The Company determined that none of the conversion features within its currently outstanding convertible notes payable must be bifurcated and thus there was no derivative liability as of March 31, 2020 and September 30, 2019.

Accounts Receivable and Revenue – The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, which requires the application of the five-step-principles-based-accounting-model for revenue recognition. These steps include (1) a legally enforceable contract, written or unwritten is identified; (2) performance obligations in the contracts are identified; (3) the transaction price reflecting variable consideration, if any, is identified; (4) the transaction price is allocated to the performance obligations; and (5) revenue is recognized when the control of goods is transferred to the customer at a particular time or over time. For TransTech, the Company extends thirty day terms to some customers. Accounts receivable are reviewed periodically for collectability.

TransTech Systems Inc. sells products directly to customers. Our products are typically sold pursuant to purchase orders placed by our customers, and our terms and conditions of sale do not require customer acceptance. We account for a contract with a customer when there is a legally enforceable contract, which could be the customer’s purchase order, the rights of the parties are identified, the contract has commercial terms, and collectability of the contract consideration is probable. The majority of our contracts have a single performance obligation to transfer products and are short term in nature, usually less than one year. Our revenue is measured based on the consideration specified in the contract with each customer in exchange for transferring products that is generally based upon a negotiated, formula, list or fixed price. Revenue is recognized when control of the promised goods is transferred to our customer, which is either upon shipment from our dock, receipt at the customer’s dock, or removal from consignment inventory at the customer’s location, in an amount that reflects the consideration we expect to be entitled to receive in exchange for those goods.

Allowance for Doubtful Accounts - We maintain an allowance for uncollectible accounts receivable. It is our practice to regularly review and revise, when deemed necessary, our estimates of uncollectible accounts receivable, which are based primarily on actual historical return rates. We record estimated uncollectible accounts receivable as selling, general and administrative expense. As of March 31, 2020 and September 30, 2019, there was a reserve for sales returns of $0 and $40,000, respectively, which is minimal based upon our historical experience.

Stock Based Compensation - The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options and warrants to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost to employees is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period under ASC 718. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.

Convertible Securities – Based upon ASC 815-15, we have adopted a sequencing approach regarding the application of ASC 815-40 to convertible securities. We will evaluate our contracts based upon the earliest issuance date. In the event partial reclassification of contracts subject to ASC 815-40-25 is necessary, due to our inability to demonstrate we have sufficient shares authorized and unissued, shares will be allocated on the basis of issuance date, with the earliest issuance date receiving first allocation of shares. If a reclassification of an instrument were required, it would result in the instrument issued latest being reclassified first.

Quantitative and Qualitative Disclosure about Market Risk

We have no investments in any market risk sensitive instruments either held for trading purposes or entered into for other than trading purposes.

BUSINESS

We are focused on the development, marketing and sales of proprietary technologies which are capable of uniquely identifying or authenticating almost any substance or material using electromagnetic energy to record, detect, and identify the unique “signature” of the substance or material. We call these our “Bio-RFID™” and “ChromaID™” technologies.

Historically, the Company focused on the development of our proprietary ChromaID technology. Using light from low-cost LEDs (light emitting diodes) the ChromaID technology maps the color of substances, fluids and materials. With our proprietary processes we can authenticate and identify based upon the color that is present. The color is both visible to us as humans but also outside of the humanly visible color spectrum in the near infra-red and near ultra-violet and beyond. The Company’s ChromaID scanner sees what we like to call “Nature’s Color Fingerprint.” Everything in nature has a unique color identifier and with ChromaID the Company can see, and identify, and authenticate based upon the color that is present. The Company’s ChromaID scanner is capable of uniquely identifying and authenticating almost any substance or liquid using light to record, detect and identify its unique color signature. More recently, the Company has focused upon extensions and new inventions that are derived from and extend beyond our ChromaID technology. The Company calls this new technology “Bio-RFID.” The rapid advances made with our Bio-RFID technology in our laboratory have caused us to move quickly into the commercialization phase of our Company as we work to create revenue generating products for the marketplace. Today, the sole focus of the Company is on its Bio-RFID technology and its commercialization.

On April 30, 2020, we incorporated Particle, Inc., a Nevada corporation (“Particle”). We are the sole shareholder. As a result, Particle is a direct, wholly owned subsidiary of the Company. Particle shall utilize our corporate offices and is expected focus on the development and commercialization of our extensive intellectual property relating to electromagnetic energy outside of the medical diagnostic arena, which remains the parent company’s singular focus with its initial product, the UBAND™ non-invasive continuous glucose monitor. On June 1, 2020, we approved and ratified entry into an intercompany Patent License Agreement (the “Agreement”) dated May 21, 2020 with Particle whereby Particle shall receive an exclusive non-transferrable license to use certain patents and trademarks of the Company, in exchange we shall receive: (i) a one-time fee of $250,000 upon a successful financing of Particle, and (ii) a quarterly royalty payment equal to the greater of 5% of the Gross Sales, net of returns, from Particle, Inc. or $5,000.

In 2010, we acquired TransTech Systems, Inc. as an adjunct to our business. TransTech is a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues. The financial results from our TransTech subsidiary have been diminishing as vendors of their products increasingly move to the Internet and direct sales to their customers. While it does provide our current revenues, it is not central to our current focus as a Company. Moreover, we have written down any goodwill associated with its historic acquisition. We expect to shut down TransTech completely by June 30, 2020.

The Know Labs Technology

We have internally and under contract with third parties developed proprietary platform technologies to uniquely identify or authenticate almost any material and substance. Our technology utilizes electromagnetic energy along the electromagnetic spectrum to perform analytics which allow the user to identify and authenticate substances and materials depending upon the user’s unique application and field of use. The Company’s proprietary platform technologies are called Bio-RFID and ChromaID.

The Company’s latest technology platform is called Bio-RFID. Working in our lab over the last two years, we have developed extensions and new inventions derived in part from our ChromaID technology which we refer to as Bio-RFID technology. We are rapidly advancing the development of this technology. We have announced over the past year that we have successfully been able to non-invasively ascertain blood glucose levels in humans. We are building the internal and external development team necessary to commercialize this newly discovered technology as well as make additional patent filings covering the intellectual property created with these new inventions. The first applications of our Bio-RFID technology will be in a product we call the UBAND™. The first UBAND product will be marketed as a Continuous Glucose Monitor. It is a wearable product which will be worn on the wrist or ankle and communicate with a smart phone device via Bluetooth connectivity. It will provide the user with real time information on their blood glucose levels. This initial product will require US Food and Drug Administration approval prior to its introduction to the market.

We have also announced the results of laboratory-based comparison testing between our Bio-RFID technology and the leading continuous glucose monitors from Abbott Labs (Freestyle Libre®) and DexCom (G5®). These results provide evidence of a high degree of correlation between our Bio-RFID based technology and the current industry leaders and their continuous glucose monitors. Our technology is fundamentally differentiated from these industry leaders as our UBAND continuous glucose monitor is completely non-invasive.

We expect to begin the process of obtaining US Food and Drug Administration (FDA) approval of our non-invasive continuous blood glucose monitoring device during calendar year 2020. To guide us in that undertaking we previously announced the hiring of a Chief Medical Officer and formed a Medical and Regulatory Advisory Board to guide us through the FDA process. We are unable, however, to estimate the time necessary for such approval nor the likelihood of success in that endeavor.

Our ChromaID patented technology utilizes light at the photon (elementary particle of light) level through a series of emitters and detectors to generate a unique signature or “fingerprint” from a scan of almost any solid, liquid or gaseous material. This signature of reflected or transmitted light is digitized, creating a unique ChromaID signature. Each ChromaID signature is comprised of from hundreds to thousands of specific data points.

The ChromaID technology looks beyond visible light frequencies to areas of near infra-red and ultraviolet light and beyond that are outside the humanly visible light spectrum. The data obtained allows us to create a very specific and unique ChromaID signature of the substance for a myriad of authentication, verification and identification applications.

Traditional light-based identification technology, called spectrophotometry, has relied upon a complex system of prisms, mirrors and visible light. Spectrophotometers typically have a higher cost and utilize a form factor (shape and size) more suited to a laboratory setting and require trained laboratory personnel to interpret the information. The ChromaID technology uses lower cost LEDs and photodiodes and specific electromagnetic frequencies resulting in a more accurate, portable and easy-to-use solution for a wide variety of applications. The ChromaID technology not only has significant cost advantages as compared to spectrophotometry, it is also completely flexible is size, shape and configuration. The ChromaID scan head can range in size from endoscopic to a scale that could be the size of a large ceiling-mounted florescent light fixture.

In normal operation, a ChromaID master or reference scan is generated and stored in a database. We call this the ChromaID Reference Data Library. The scan head can then scan similar materials to identify, authenticate or diagnose them by comparing the new ChromaID digital signature scan to that of the original or reference ChromaID signature or scan result. Over time, we believe the ChromaID Reference Libraries can become a significant asset of the Company, providing valuable information in numerous fields of use. The Reference Data Libraries for our newly developed Bio-RFID will have a similar promise regarding their utility and value.

Bio-RFID and ChromaID: Foundational Platform Technologies

Our Bio-RFID and ChromaID technologies provide a platform upon which a myriad of applications can be developed. As platform technologies, they are analogous to a smartphone, upon which an enormous number of previously unforeseen applications have been developed. Bio-RFID and ChromaID technologies are “enabling” technologies that bring the science of electromagnetic energy to low-cost, real-world commercialization opportunities across multiple industries. The technologies are foundational and, as such, the basis upon which the Company believes significant businesses can be built.

As with other foundational technologies, a single application may reach across multiple industries. The Bio-RFID technology can non-invasively identity the presence and quantity of glucose in the human body. By extension, there may be other molecular structures which this same technology can identity in the human body which, over time, the Company will focus upon. They may include the monitoring of drug usage or the presence of illicit drugs. They may also involve identifying hormones and various markers of disease.

Similarly, the ChromaID technology can, for example effectively differentiate and identify different brands of clear vodkas that appear identical to the human eye. By extension, this same technology could identify pure water from water with contaminants present. It could provide real time detection of liquid medicines such as morphine that have been adulterated or compromised. It could detect if jet fuel has water contamination present. It could determine when it is time to change oil in a deep fat fryer. These are but a few of the potential applications of the ChromaID technology based upon extensions of its ability to identify different liquids.

The cornerstone of a company with a foundational platform technology is its intellectual property. We have pursued an active intellectual property strategy and have been granted 13 patents. We currently have a number of patents pending and continue, on a regular basis the filing of new patents. We possess all right, title and interest to the issued patents. Nine issued and pending patents are licensed exclusively to us in perpetuity by our strategic partner, Allied Inventors, a spin-off entity of Intellectual Ventures, an intellectual property fund.

Our Patents and Intellectual Property

We believe that our 14 patents, patent applications, registered trademarks, and our trade secrets, copyrights and other intellectual property rights are important assets. Our issued patents will expire at various times between 2027 and 2039. Pending patents, if and when issued, may have expiration dates that extend further in time. The duration of our trademark registrations varies from country to country. However, trademarks are generally valid and may be renewed indefinitely as long as they are in use and/or their registrations are properly maintained.

The issued patents cover the fundamental aspects of the Know Labs ChromaID technology and a number of unique applications. We have filed patents on the fundamental aspects of our Bio-RFID technology and growing number of unique applications. We will continue to expand the Company’s patent portfolio.

Additionally, significant aspects of our technology are maintained as trade secrets which may not be disclosed through the patent filing process. We intend to be diligent in maintaining and securing our trade secrets.

The patents that have been issued to Know Labs and their dates of issuance are:

On August 9, 2011, we were issued US Patent No. 7,996,173 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks. The patent expires August 24, 2029.

On December 13, 2011, we were issued US Patent No. 8,076,630 B2 entitled “System and Method of Evaluating an Object Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires November 7, 2028.

On December 20, 2011, we were issued US Patent No. 8,081,304 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 28, 2030.

On October 9, 2012, we were issued US Patent No. 8,285,510 B2 entitled “Method, Apparatus, and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On February 5, 2013, we were issued US Patent No. 8,368,878 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 12, 2013, we were issued US Patent No. 8,583,394 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 21, 2014, we were issued US Patent No. 8,888,207 B2 entitled “Systems, Methods, and Articles Related to Machine-Readable Indicia and Symbols” by the United States Office of Patents and Trademarks. The patent expires February 7, 2033. This patent describes using ChromaID to see what we call invisible bar codes and other identifiers.

On March 23, 2015, we were issued US Patent No. 8,988,666 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On May 26, 2015, we were issued US Patent No. 9,041,920 B2 entitled “Device for Evaluation of Fluids using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires March 12, 2033. This patent describes a ChromaID fluid sampling devices.

On April 19, 2016, we were issued US Patent No. 9,316,581 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Substances Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires March 12, 2033. This patent describes an enhancement to the foundational ChromaID technology.

On April 18, 2017, we were issued US Patent No. 9,625,371 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Substances Using Electromagnetic Energy.” The patent expires July 2027. This patent pertains to the use of ChromaID technology for the identification and analysis of biological tissue. It has many potential applications in medical, industrial and consumer markets.

On May 30, 2017, we were issued US Patent No. 9,664.610 B2 entitled “Systems for Fluid Analysis Using Electromagnetic Energy that is reflected a Number of Times through a Fluid Contained within a Reflective Chamber.” This patent expires approximately in approximately March 2034. This patent pertains to a method for the use of the Company’s technology analyzing fluids.

On April 4, 2018, we were issued US Patent No. 9,869,636 B2, entitled “Device for Evaluation of Fluids Using Electromagnetic Energy.” The patent expires in approximately April 2033. This patent pertains to the use of ChromaID technology for evaluating and analyzing fluids such as those following through an IV drip in a hospital or water, for example.

On February 4, 2020, we were issued US Patent No. 10,548,503 B2, entitled “Health Related Diagnostics Employing Spectroscopy in Radio/Microwave Frequency Band. The patent expires in approximately May 2039. This patent pertains to the use of Bio-RFID technology for medical diagnostics.

We continue to pursue a patent strategy to expand our unique intellectual property in the United States and other countries.

Product Strategy

We are currently undertaking internal development work on potential products for the consumer marketplace. We have announced the development of our UBAND continuous glucose monitor and our desire to obtain US Food and Drug Administration approval for the marketing of this product to the diabetic and pre-diabetic population. We have also announced the engagement of a manufacturing partner we will work with to bring this product to market. We will make further announcements regarding this product as development, manufacturing and regulatory approval work progresses.

Currently we are focusing our efforts on productizing our Bio-RFID technology as we move it out of our research laboratory and into the marketplace.

Research and Development

Our current research and development efforts are primarily focused on improving our Bio-RFID technology, extending its capacity and developing new and unique applications for this technology. As part of this effort, we conduct on-going laboratory testing to ensure that application methods are compatible with the end-user and regulatory requirements, and that they can be implemented in a cost-effective manner. We are also actively involved in identifying new applications. Our current internal team along with outside consultants have considerable experience working with the application of our technologies and their application. We engage third party experts as required to supplement our internal team. We believe that continued development of new and enhanced technologies is essential to our future success. We incurred expenses of $938,303, $1,257,872 and $570,514 for the six months ended March 31, 2020 and for the years ended September 30, 2019 and 2018, respectively, on development activities.

Merger with RAAI Lighting, Inc.

On April 10, 2018, we entered into an Agreement and Plan of Merger with 500 Union Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and RAAI Lighting, Inc., a Delaware corporation. Pursuant to the Merger Agreement, we have acquired all the outstanding shares of RAAI’s capital stock through a merger of Merger Sub with and into RAAI (the “Merger”), with RAAI surviving the Merger as a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each share of RAAI common stock issued and outstanding immediately before the Merger (1,000 shares) were cancelled and we issued 2,000,000 shares of our common stock. As a result, we issued 2,000,000 shares of its common stock to Phillip A. Bosua, formerly the sole stockholder of RAAI. The consideration for the Merger was determined through arms-length bargaining by the Company and RAAI. The Merger was structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. As a result of the Merger, the Company received certain intellectual property, related to RAAI.

Merger with Know Labs, Inc.

On May 1, 2018, Know Labs, Inc., a Nevada corporation incorporated on April 3, 2018, and our wholly-owned subsidiary, merged with and into the Company pursuant to an Agreement and Plan of Merger dated May 1, 2018. In connection with the merger, our Articles of Incorporation were effectively amended to change our name to Know Labs, Inc. by and through the filing of Articles of Merger. This parent-subsidiary merger was approved by us, the parent, in accordance with Nevada Revised Statutes Section 92A.180. Stockholder approval was not required. This amendment was filed with the Nevada Secretary of State and became effective on May 1, 2018.

Corporate Name Change and Symbol Change

On May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in our name from Know Labs Incorporated to Know Labs, Inc. and a change in our ticker symbol from VSUL to the new trading symbol KNWN which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, we were assigned the CUSIP number of 499238103.

Employees

As of March 31, 2020, we had six full-time employees, including one employee at TransTech. Our senior management and five other personnel are located in our Seattle, Washington offices. We also utilize consulting firms and people to supplement our workforce.

MANAGEMENT

Identification of Directors and Executive Officers

The following table sets forth certain information about our current directors and executive officers:

Name	Age	Director/ Executive Officer
Directors-
Ronald P. Erickson	76	Chairman and Interim Chief Financial Officer (1)
Phillip A. Bosua	46	Chief Executive Officer and Director
Jon Pepper	69	Director (2)
Ichiro Takesako	61	Director
William A. Owens	80	Director (3)

(1) Chairman of the Nominating and Corporate Governance Committee.
(2) Chairman of the Audit Committee.
(3) Chairman of the Compensation Committee.

All directors hold office until their successors are duly appointed or until their earlier resignation or removal.

Background and Business Experience

Ronald P. Erickson has been a director and officer of Know Labs since April 2003. He was appointed as our CEO and President in November 2009 and as Chairman of the Board in February 2015. Previously, Mr. Erickson was our President and Chief Executive Officer from September 2003 through August 2004 and was Chairman of the Board from August 2004 until May 2011. Mr. Erickson stepped down as Chief Executive Officer on April 10, 2018.

A senior executive with more than 30 years of experience in the high technology, telecommunications, micro-computer, and digital media industries, Mr. Erickson was the founder of Know Labs. He is formerly Chairman, CEO and Co-Founder of Blue Frog Media, a mobile media and entertainment company; Chairman and CEO of eCharge Corporation, an Internet-based transaction procession company,  Chairman, CEO and Co-founder of GlobalTel Resources, a provider of telecommunications services; Chairman, Interim President and CEO of Egghead Software, Inc. a software reseller where he was an original investor; Chairman and CEO of NBI, Inc.; and Co-founder of MicroRim, Inc. the database software developer. Earlier, Mr. Erickson practiced law in Seattle and worked in public policy in Washington, DC and New York, NY. Additionally, Mr. Erickson has been an angel investor and board member of a number of public and private technology companies.  In addition to his business activities, Mr. Erickson is Chairman of the Board of Trustees of Central Washington University where he received his BA degree. He also holds a MA from the University of Wyoming and a JD from the University of California, Davis. He is licensed to practice law in the State of Washington.

Mr. Erickson is our founder and was appointed as a director because of his extensive experience in developing technology companies.

Phillip A. Bosua was appointed a director and Chief Executive Officer of the Company on April 10, 2018. Previously, Mr. Bosua served as our Chief Product Officer since August 2017 and we entered into a Consulting Agreement on July 7, 2017. From September 2012 to February 2015, he was the founder and Chief Executive Officer of LIFX Inc. (where he developed and marketed an innovative “smart” light bulb) and from August 2015 until February 2016 was Vice President Consumer Products at Soraa (which markets specialty LED light bulbs). From February 2016 to July 2017, Mr. Bosua was the founder and CEO of RAAI, Inc. (where he continued the development of his smart lighting technology).  From May 2008 to February 2013 he was the Founder and CEO of LimeMouse Apps, a leading developer of applications for the Apple App Store.

Mr. Bosua was appointed as a director because of his extensive experience in developing technology companies.

Ichiro Takesako has served as a director since December 28, 2012. Mr. Takesako has held executive positions with Sumitomo Precision Products Co., Ltd or Sumitomo since 1983. Mr. Takesako graduated from Waseda University, Tokyo, Japan where he majored in Social Science and graduated with a Degree of Bachelor of Social Science.

In the past few years, Mr. Takesako has held the following executive position in Sumitomo and its affiliates:

June 2008:	appointed as General Manager of Sales and Marketing Department of Micro Technology Division
April 2009:	appointed as General Manager of Overseas Business Department of Micro Technology Division, in charge of M&A activity of certain business segment and assets of Aviza Technology, Inc.
July 2010:	appointed as Executive Director of SPP Process Technology Systems, 100% owned subsidiary of Sumitomo Precision Products then, stationed in Newport, Wales
August 2011:	appointed as General Manager, Corporate Strategic Planning Group
January 2013:	appointed as Chief Executive Officer of M2M Technologies, Inc., a company invested by Sumitomo Precision products
April 2013:	appointed as General Manager of Business Development Department, in parallel of CEO of M2M Technologies, Inc.
April 2014:	relieved from General Manager of Business Development Department and is responsible for M2M Technologies Inc. as its CEO

Mr. Takesako was appointed as a Director based on his previous position with Sumitomo and Sumitomo's previous significant partnership with the Company.

Jon Pepper has served as an independent director since April 2006. Mr. Pepper founded Pepcom in 1980, a company that become the industry leader at producing press-only technology showcase events around the country and internationally. He sold his stake in the corporation and retired as a partner at the end of 2018. Prior to that, Mr. Pepper started the DigitalFocus newsletter, a ground-breaking newsletter on digital imaging that was distributed to leading influencers worldwide. Mr. Pepper has been closely involved with the high technology revolution since the beginning of the personal computer era. He was formerly a well-regarded journalist and columnist; his work on technology subjects appeared in The New York Times, Fortune, PC Magazine, Men's Journal, Working Woman, PC Week, Popular Science and many other well-known publications. Pepper was educated at Union College in Schenectady, New York and the Royal Academy of Fine Arts in Copenhagen. He continues to be active in non-profit work and boards, and last year founded Mulberry Tree Films, a non-profit that supports independent high-quality documentary films.

Mr. Pepper was appointed as a director because of his marketing skills with technology companies.

William A. Owens has served as an independent director since May 24, 2018. Mr. Owens is currently the co-founder and executive chairman of Red Bison Advisory Group, a company which identifies opportunities with proven enterprises in China, the Middle East, and the United States and creates dynamic partnerships focusing on natural resources (oil, gas and fertilizer plants), real estate, and information and communication technology. Most recently, he was the chairman of the board of CenturyLink Telecom, the third largest telecommunications company in the United States and was on the advisory board of SAP USA. Mr. Owens serves on the board of directors at Wipro Technologies and is a director of the following private companies: Humm Kombucha, a beverage company and Versium. Mr. Owens is on the advisory board of the following private companies: Healthmine, Platform Science, Sarcos, Sierra Nevada Corporation, and Vodi. Mr. Owens is on the board of trustees at EastWest Institute, Seattle University, and an advisor to the Fiscal Responsibility Amendment (CFFRA) Association which aims to establish a balanced budget amendment to the US Constitution. He is also a member of the Council of Foreign Relations.

From 2007 to 2015, Mr. Owens was the Chairman and Senior Partner of AEA Investors Asia, a private equity firm located in Hong Kong, and Vice Chairman of the NYSE for Asia. Mr. Owens also served as the Chairman of Eastern Airlines. He has served on over 20 public boards including Daimler, British American Tobacco, Telstra, Nortel Networks, and Polycom. Mr. Owens was the CEO/Chairman of Teledesic LLC, a Bill Gates/Craig McCaw company bringing worldwide broadband through an extensive satellite network and prior, was the President, COO/Vice Chairman of Science Applications International Corporation (SAIC). Mr. Owens has also served on the boards of the non-for-profit organizations; Fred Hutchinson Cancer Research Center, Carnegie Corporation of New York, Brookings Institution, and RAND Corporation.

Mr. Owens is a four-star US Navy veteran. He was Vice Chairman of the Joint Chiefs of Staff, the second-ranking United States military officer with responsibility for reorganizing and restructuring the armed forces in the post- Cold War era. He is widely recognized for bringing commercial high-grade technology into the Department of Defense for military applications

Mr. Owens is a 1962 honor graduate of the United States Naval Academy with a bachelor’s degree in mathematics, bachelor’s and master’s degrees in politics, philosophy and economics from Oxford University, and a master’s degree in management from George Washington University.

Mr. Owen was appointed as a director because of his business skills with technology companies.

Board of Directors Composition

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee. The Committees were formed in July 2010. The Audit and Compensation Committees are comprised solely of non-employee, independent directors. The Nominating and Corporate Governance Committee has two management directors, Ronald P. Erickson as Chairman and Phillip A. Bosua as a member. Charters for each committee are available on our website at www.knowlabs.co. The discussion below describes current membership for each of the standing Board committees.

Audit	Compensation	Nominations and Corporate Governance
Jon Pepper (Chairman)	William A. Owens (Chairman)	Ron Erickson (Chairman)
William A. Owens	Jon Pepper	Phillip A. Bosua
Ichiro Takesako	Ichiro Takesako	William A. Owens
Jon Pepper

There are no family relationships among any of our directors or executive officers.

Communication with our Board of Directors

Our stockholders and other interested parties may communicate with our Board of Directors by sending written communication in an envelope addressed to "Board of Directors" in care of the Secretary, 500 Union Street, Suite 810, Seattle, Washington 98101.

Director Independence

The Board has affirmatively determined that Mr. Pepper, Mr. Takesako and William A. Owens are each an independent director.  For purposes of making that determination, the Board used NASDAQ’s Listing Rules even though the Company is not currently listed on NASDAQ.

Code of Ethics

We have adopted conduct and ethics standards titled the code of ethics, which is available at www.knowlabs.co. These standards were adopted by our Board of Directors to promote transparency and integrity. The standards apply to our Board of Directors, executives and employees. Waivers of the requirements of our code of ethics or associated polices with respect to members of our Board of Directors or executive officers are subject to approval of the full board.

Audit Committee

Our Board of Directors established an audit committee in July 2010. Our audit committee provides assistance to the Board in fulfilling its responsibilities to our stockholders relating to: (1) maintaining the integrity of our financial reports, including our compliance with legal and regulatory requirements, (2) the independent auditor's qualifications and independence, (3) the performance of our internal audit function in cooperation with the independent auditors, and (4) the preparation of the report required by the rules of the SEC to be included in our annual proxy statement. Our audit committee is directly responsible for the appointment, compensation and oversight of the independent auditors (including the resolution of any disagreements between management and the independent auditors regarding financial reporting), approving in advance all auditing services, and approving in advance all non-audit services provided by the independent auditors. The independent auditors report directly to the committee. In addition, our audit committee is to review our annual and quarterly financial reports in conjunction with the independent auditors and financial management.

Our Board of Directors has adopted a written charter for the audit committee, a copy of which is available on our website at www.knowlabs.co.

Compensation Committee

Our Board of Directors established a compensation committee in July 2010. Our compensation committee is responsible for: (1) reviewing and approving goals and objectives underlying the compensation of our Chief Executive Officer, evaluating the CEO's performance in accordance with those goals and objectives, and determining and approving the CEO's compensation; (2) recommending to the board the compensation of executive officers other than the CEO, subject to board approval; (3) administering any incentive compensation and equity-based plans, subject to board approval; (4) preparing the compensation report required by the rules and regulations of the SEC for inclusion in our annual proxy statement; and (5) periodically reviewing the results of our executive compensation and perquisite programs and making recommendations to the board with respect to annual compensation (salaries, fees and equity) for our executive officers and non-employee directors.

Our Board of Directors has adopted a written charter for the compensation committee, a copy of which is available on our website at www.knowlabs.co.

Nominations and Governance Committee

Our Board of Directors established the nominations and governance committee in July 2010 for the purpose of: (1) assisting the board in identifying individuals qualified to become board members and recommending to the board the nominees for election as directors at the next annual meeting of stockholders; (2) assist the board in determining the size and composition of the board committees; (3) develop and recommend to the board the corporate governance principles applicable to us; and (4) serve in an advisory capacity to the board and the Chairman of the Board on matters of organization, management succession planning, major changes in our organizational and the conduct of board activities.

Our Board of Directors has adopted a written charter for the nominations and governance committee, a copy of which is available on our website at www.knowlabs.co.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

●
Had any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

●
Been convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

●
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

Engaging in any type of business practice; or

Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

●
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (i) above, or to be associated with persons engaged in any such activity;

●
Been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated; or

●
Been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

Compliance with Section 16(a) of the Exchange Act

Our executive officers, directors and 10% stockholders are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of these reports must also be furnished to us.

Based solely on a review of copies of reports furnished to us, as of September 30, 2019 our executive officers, directors and 10% holders complied with all filing requirements except as follows:
Jon Pepper filed a Form 4 on November 12, 2018 that was required to be filed on November 2, 2018.
Ichiro Takesako filed a Form 4 on November 12, 2018 that was required to be filed on November 2, 2018.
Jon Pepper filed a Form 4 on September 25, 2019 that was required to be filed on September 19, 2019.
Ichiro Takesako filed a Form 4 on September 25, 2019 that was required to be filed on September 19, 2019.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table provides information concerning remuneration of the chief executive officer, the chief financial officer and another named executive officer for the fiscal years ended September 30, 2019 and 2018:

Summary Compensation Table

The following table provides information concerning remuneration of the chief executive officer, the chief financial officer and another named executive officer for the fiscal years ended September 30, 2019 and 2018:

Name	Principal Position		Salary ($)	Bonus ($)	Stock Awards ($) (3)	Option Awards ($)	All Other Compensation ($)	Total ($)
Salary-
Ronald P. Erickson (1)	Chairman of the Board and Interim Chief Financial Officer	9/30/2019	$188,750	$-	$102,000	$-	$-	$290,750
		9/30/2018	$180,000	$-	$21,000	$-	$-	$201,000

Phillip A. Bosua (2)	Chief Executive Officer	9/30/2019	$233,750	$-	$-	$-	$-	$233,750
		9/30/2018	$106,095	$-	$177,000	$1,280,000	$167,500	$1,730,595

(1) During the years ended September 30, 2019 and 2018, the Compensation Committee and the Board compensated Ronald P. Erickson, its Chairman of the Board and Interim Financial Officer, with an annual salary of $180,000. On March 5, 2019, the annual compensation was increased to $195,000. The 100,000 of restricted common stock issued on January 16, 2018 to Mr. Erickson were valued at the grant date market value of $0.21 per share.  The 100,000 shares of restricted common stock issued on January 2, 2019 to Mr. Erickson were valued at the grant date market value of $1.02 per share. The stock grant was authorized at $0.17 per share.

(2) On April 10, 2018, we appointed Mr. Bosua as our Chief Executive Officer. During the period April 10, 2018 to September 30, 2018, Mr. Bosua was compensated at a monthly salary of $18,750. We entered into a Consulting Agreement with Mr. Bosua’s company, Blaze Clinical on July 7, 2017. We paid $167,500 during the period October 1, 2017- April 9, 2018. We paid $17,500 during the period July 7, 2017 to September 30, 2017. The 50,000 of restricted common stock was issued on February 7, 2018 to Mr. Bosua at the grant date market value of $0.24 per share.  The 500,000 of restricted common stock was issued on June 25, 2018 to Mr. Bosua at the grant date market value of $0.33 per share. The 50,000 of restricted common stock was issued on July 14, 2017 to Mr. Bosua at the grant date market value of $0.17 per share. On July 30, 2018, Mr. Bosua was awarded a stock option grant for 1,000,000 shares of our common stock that was awarded at $1.28 per share.

(3) These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

Grants of Stock Based Awards in Fiscal Year Then Ended September 30, 2019

The Compensation Committee approved the following performance-based incentive compensation to the Named Executive Officers during the year ended September 30, 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or	All Other Option Awards; Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh) (2)	Awards

Ronald P. Erickson (1)		$-	$-	$-	100,000	100,000	100,000	100,000	-	$1.020	$102,000

Phillip A. Bosua		$-	$-	$-	-	-	-	-	-	$-	$-

(1)
The 100,000 shares of restricted common stock issued on January 2, 2019 to Mr. Erickson were valued at the grant date market value of $1.02 per share. The stock grant was authorized at $0.17 per share. The estimated future payment include 100,000 shares to be issued on January 1, 2020 were valued at the grant date market value of $0.17 per share when authorized by the Board.

(2)
These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards as of Fiscal Year Then Ended September 30, 2019

Our Named Executive Officers have the following outstanding equity awards as of September 30, 2019.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexerciseable (#)	Option Exercise Price ($) (2)	Option Expiration Date

Ronald P. Erickson	-	-	$-

Phillip A. Bosua (1)	312,500	687,500	$1.28	7/23/2023

(1)
On July 30, 2018, Mr. Bosua was awarded a stock option grant for 1,000,000 shares of our common stock that was awarded at $1.28 per share. The stock option grant vests quarterly over four years.

(2)
These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

On October 31, 2018, the Board awarded Phillip A. Bosua a stock option grant to acquire 1,000,000 shares of the Company’s common which vests upon approval of the Company’s blood glucose measurement technology by the U.S. Food and Drug Administration. The grants had an exercise price of $3.03 per share and expire on October 31, 2023. On October 31, 2018, the Board awarded Ronald P Erickson a stock option grant to acquire 1,000,000 shares of the Company’s common which vests upon the Company’s successful listing of its Common Stock on NASDAQ or the New York Stock Exchange (including the NYSE American Market). The grant had an exercise price of $3.03 per share and expires on October 31, 2023. These performance stock option grants have not been earned as of September 30, 2019.

Option Exercises and Stock Vested

Our Named Executive Officers did not have any option exercises during the year ended September 30, 2019.

Pension Benefits

We do not provide any pension benefits.

Nonqualified Deferred Compensation

We do not have a nonqualified deferral program.

Employment Agreements

We have an employment agreement with Ronald P. Erickson and Phillip A. Bosua.

Potential Payments upon Termination or Change in Control

We have the following potential payments upon termination or change in control with Ronald P. Erickson:

Executive Payments Upon Separation	For Cause Termination on 9/30/2019	Early or Normal Retirement on 9/30/2019	Not For Good Cause Termination on 9/30/2019	Change in Control Termination on 9/30/2019	Disability or Death on 9/30/2019
Compensation:
Base salary (1)	$-	$-	$195,000	$195,000	$-

Performance-based incentive compensation (2)	$-	$-	$17,000	$17,000	$-
Stock options	$-	$-	$-	$-	$-

Benefits and Perquisites:
Health and welfare benefits (3)	$-	$-	$36,000	$36,000	$-
Accrued vacation pay	$-	$-	$51,000	$51,000	$-

Total	$-	$-	$299,000	$299,000	$-

(1)
Reflects a salary for twelve months.

(2)
Reflects the vesting of estimated future payments includes 100,000 shares to be issued on January 1, 2019 and 2020 valued at $0.17 per share.

(3)
Reflects the cost of medical benefits for eighteen months.

We have the following potential payments upon termination or change in control with Phillip A. Bosua:

Executive Payments Upon Separation	For Cause Termination on 9/30/2019	Early or Normal Retirement on 9/30/2019	Not For Good Cause Termination on 9/30/2019	Change in Control Termination on 9/30/2019	Disability or Death on 9/30/2019
Compensation:
Base salary (1)	$-	$-	$240,000	$240,000	$-

Performance-based incentive compensation (2)	$-	$-	$-	$-	$-
Stock options	$-	$-	$440,000	$440,000	$-

Benefits and Perquisites:
Health and welfare benefits (3)	$-	$-	$21,600	$21,600	$-
Accrued vacation pay	$-	$-	$-	$-	$-

Total	$-	$-	$701,600	$701,600	$-

(1)
Reflects a salary for one year.

(2)
Reflects the vesting of 1,000,000 shares to be issued upon a change in control valued at $0.64 per share.

(3)
Reflects the cost of medical benefits for eighteen months.

We do not have any potential payments upon termination or change in control with our other Named Executive Officers.

DIRECTOR COMPENSATION

We primarily use stock options grants to incentive compensation to attract and retain qualified candidates to serve on the Board. This compensation reflected the financial condition of the Company. In setting director compensation, we consider the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by our members of the Board. During the year ended September 30, 2019, Ronald P. Erickson and Phillip A. Bosua did not receive any compensation for his service as a director.  The compensation disclosed in the Summary Compensation Table on page 52 represents the total compensation for Mr. Erickson and Mr. Bosua.

Compensation Paid to Board Members

Our independent non-employee directors are not compensated in cash.   The only compensation generally has been in the form of stock awards. There is no formal stock compensation plan for independent non-employee directors. Our non-employee directors received the following compensation during the year ended September 30, 2019.

Name	Stock Awards	Option Awards (3)	Other Compensation	Total
Jon Pepper (1)	$-	$137,346	$-	$137,346
Ichiro Takesako (2)	-	137,346	-	137,346
William A. Owens	-	-	-	-

Total	$-	$274,692	$-	$274,692

(1) The stock option grant for 50,000 shares of common stock was issued on October 31, 2018 to Mr. Pepper and was valued at the black scholes value of $2.747 per share.  The stock option grant was voluntarily cancelled by Mr. Pepper on September 17, 2019.

(2) The stock option grant for 50,000 shares of common stock was issued on October 31, 2018 to Mr. Takesako and was valued at the black scholes value of $2.747 per share. The stock option grant was voluntarily cancelled by Mr. Takesako on September 17, 2019.

(3) These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since October 1, 2017, we have engaged in the following reportable transactions with our directors, executive officers, holders of more than 5% of our voting securities and affiliates, or immediately family members of our directors, executive officers and holders of more than 5% of our voting securities.

Policies and Procedures for Related Person Transactions

We have operated under a Code of Conduct and Ethics since December 28, 2012. Our Code of Conduct and Ethics requires all employees, officers and directors, without exception, to avoid the engagement in activities or relationships that conflict, or would be perceived to conflict, with our interests.

Prior to the adoption of our related person transaction policy, there was a legitimate business reason for all the related person transactions described above and we believe that, where applicable, the terms of the transactions are no less favorable to us than could be obtained from an unrelated person.

Our Audit Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.

As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed.

Transactions with Clayton Struve

Convertible Promissory Notes with Clayton A. Struve

The Company owes Clayton A. Struve $1,071,000 under convertible promissory or OID notes. The Company recorded accrued interest of $67,801 and $62,171 as of March 31, 2020 and September 30, 2019, respectively. On May 8, 2019, the Company signed Amendment 2 to the convertible promissory or OID notes, extending the due dates to September 30, 2019. On November 26, 2019, the Company signed Amendments to the convertible promissory or OID notes, extending the due dates to March 31, 2020. Mr. Struve also invested $1,000,000 in the May 2019 Debt Offering. On May 11, 2020, the Company signed Amendments to the convertible promissory or OID notes, extending the due dates to September 30, 2020.

Series C and D Preferred Stock and Warrants

On August 5, 2016, the Company closed a Series C Preferred Stock and Warrant Purchase Agreement with Clayton A. Struve, an accredited investor for the purchase of $1,250,000 of preferred stock with a conversion price of $0.70 per share. The preferred stock has a yield of 8% and an ownership blocker of 4.99%. In addition, Mr. Struve received a five-year warrant to acquire 1,785,714 shares of common stock at $0.70 per share. On August 14, 2017, the price of the Series C Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments. On March 31, 2020 and September 30, 2019 there are 1,785,715 Series C Preferred shares outstanding.

As of March 31, 2020, and September 30, 2019, the Company has 1,106,014 of Series D Preferred Stock outstanding with Clayton A. Struve, an accredited investor. On August 14, 2017, the price of the Series D Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments.

The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker. The Preferred Series D has an annual yield of 8% The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker. The Preferred Series D has an annual yield of 8% if and when dividends are declared.

Debt Offering

Mr. Struve invested $1,000,000 in the Debt Offering which closed in May 2019.

Related Party Transactions with Ronald P. Erickson

On January 16, 2018, Mr. Erickson was issued 100,000 of restricted common stock at the grant date market value of $0.21 per share.  On January 2, 2019, Mr. Erickson was issued 100,000 shares of restricted common stock at the grant date market value of $1.02 per share.

On January 25, 2018, the Company entered into amendments to two demand promissory notes, totaling $600,000 with Mr. Erickson, our former Chief Executive Officer and current chairman of the board and/or entities in which Mr. Erickson has a beneficial interest. The amendments extend the due date from December 31, 2017 to September 30, 2018 and continue to provide for interest of 3% per annum and a third lien on company assets if not repaid by September 30, 2018 or converted into convertible debentures or equity on terms acceptable to the Holder. On March 16, 2018, the demand promissory notes and accrued interest were converted into convertible notes payable.

On March 16, 2018, the Company entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833 together with a warrant to purchase up to 1,039,666 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. The warrants were valued at $110,545. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest. The Company recorded accrued interest of $73,964 as of September 30, 2019. On May 8, 2019, the Company signed Amendment 1 to the convertible redeemable promissory notes, extending the due dates to September 30, 2019 and increasing the interest rate to 6%. On November 26, 2019, the Company signed Amendment 2 to the convertible promissory or OID notes, extending the due dates to March 31, 2020. On May 11, 2020, the Company signed Amendment 3 to the convertible promissory or OID notes, extending the due dates to September 30, 2020.

On July 9, 2018, the Company repaid a $199,935 Business Loan Agreement with Umpqua Bank from funds previously provided by an entity affiliated with Ronald P. Erickson, our Chairman of the Board. The Company paid $27,041 and issued 800,000 shares of common stock in exchange for the conversion of this debt. Mr. Erickson is an accredited investor. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

On October 4, 2019, Ronald P. Erickson voluntarily cancellated a stock option grant for 1,000,000 shares with an exercise price of $3.03 per share. The grant was related to performance and was not vested.

On June 1, 2020, Mr. Erickson received a salary of $10,000 per month for work on Particle, Inc.

On November 4, 2019, the Company granted a stock option grant to Ronald P. Erickson for 1,200,000 shares with an exercise price of $1.10 per share. The performance grant expires November 4, 2024 and vests upon uplisting to the NASDAQ or NYSE exchanges.

On January 1, 2020, the Company issued 100,000 shares of restricted common stock to Ronald P. Erickson. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $1.90 per share, the market price of the Company’s common stock, or $190,000.

Mr. Erickson and/or entities with which he is affiliated also have accrued compensation, travel and interest of approximately $613,525 and $487,932 as of March 31, 2020 and September 30, 2019, respectively.

On May 21, 2020, Ronald P. Erickson was granted 1,500,000 shares under the 2020 Particle, Inc., Stock Option Plan, 33% of which vested upon issuance, the balance of which vests upon certain benchmarks associated with Particle. The exercise price is $0.10 per share the option must be exercised within two years of vesting.

Related Party Transaction with Phillip A. Bosua

On February 7, 2018, the Company issued 50,000 shares of our common stock to Phillip A. Bosua under the terms of a consulting agreement dated July 6, 2017. The fair value of the shares issued was $12,000.

On April 10, 2018, the Company issued 2,000,000 shares of our common stock to Phillip A. Bosua under the terms of the Merger Agreement with RAAI common stock. The fair value of the shares issued was $520,000.

On June 25, 2018, we issued 500,000 shares of our common stock to Phillip A. Bosua under the terms of an Employment agreement dated April 10, 2018. The fair value of the shares issued was $165,000.

On June 25, 2018, we closed a debt conversion with an entity controlled by Phillip A. Bosua and issued 255,000 shares of common stock in exchange for the conversion of $63,750 in preexisting debt owed by the Company to this entity.

On July 30, 2018, Mr. Bosua was awarded a stock option grant for 1,000,000 shares of our common stock that was awarded at $1.28 per share and was valued at the black scholes value of $0.96 per share.

On October 4, 2019, Philip A. Bosua voluntarily cancellated a stock option grant for 1,000,000 shares with an exercise price of $3.03 per share. The grants was related to performance and was not vested.

On November 4, 2019, the Company granted a stock option grant to Philip A. Bosua for 1,200,000 shares with an exercise price of $1.10 per share. The performance grant expires November 4, 2024 and vests upon FDA approval of the UBAND blood glucose monitor.

On January 1, 2020, the Company issued 150,000 shares of restricted common stock to Phillip A. Bosua. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $1.90 per share, the market price of the Company’s common stock, or $285,000.

On May 21, 2020, Philip A. Bosua was granted 1,500,000 shares under the 2020 Particle, Inc., Stock Option Plan, 33% of which vested upon issuance, the balance of which vests upon certain benchmarks associated with Particle. The exercise price is $0.10 per share the option must be exercised within two years of vesting.

On June 1, 2020, Mr. Bosua received a salary of $10,000 per month for work on Particle, Inc.

Stock Issuances and Cancellations to Named Executive Officers and Directors

During January to May 2018, the Company issued 275,000 shares of restricted common stock to one Named Executive Officer and two directors for services during 2018. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $0.246 per share, the market price of our common stock.

During the year ended September 30, 2019, two directors voluntarily forfeited stock option grants for 100,000 shares of common stock at $3.03 per share.

On November 4, 2019, the Company granted stock option grants to two directors totaling 105,000 shares with an exercise price of $1.10 per share. The stock option grants expire in five years. The stock option grants vested immediately.

On January 1, 2020, the Company issued 120,000 shares of restricted common stock to three directors. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $1.90 per share, the market price of the Company’s common stock, or $228,000.

Indemnification

Our articles of incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law. In addition, we have an Indemnification Agreements with the current Board of Directors.

Policies and Procedures for Related Person Transactions

We have operated under a Code of Conduct and Ethics since December 28, 2012. Our Code of Conduct and Ethics requires all employees, officers and directors, without exception, to avoid the engagement in activities or relationships that conflict, or would be perceived to conflict, with our interests.

Prior to the adoption of our related person transaction policy, there was a legitimate business reason for all the related person transactions described above and we believe that, where applicable, the terms of the transactions are no less favorable to us than could be obtained from an unrelated person.

Our Audit Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.

As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of June 30, 2020 by:

●
each director and nominee for director;

●
each person known by us to own beneficially 5% or more of our common stock;

●
each executive officer named in the summary compensation table elsewhere in this report; and

●
all of our current directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or has or shares “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for each person shown in the table is c/o Know Labs, Inc. 500 Union Street, Suite 810, Seattle Washington, unless otherwise indicated.

	Shares Beneficially Owned
	Amount	Percentage
Directors and Officers-
Ronald P. Erickson (1)	8,089,015	26.5%
Phillip A. Bosua (2)	3,505,000	14.5%
Jon Pepper (3)	278,000	1.2%
Ichiro Takesako (4)	190,000	*
William A. Owens (5)	690,000	2.9%
Total Directors and Officers (5 in total)	12,752,015	53.4%

* Less than 1%.

(1) Reflects 1,458,085 shares of shares of common stock beneficially owned by Ronald P. Erickson or entities controlled by Mr. Erickson and warrants to purchase 1,894,666 shares of our common stock that are exercisable within 60 days, and also includes 4,736,264 shares of our common stock related to convertible debt that are exercisable within 60 days.

(2) Reflects 3,005,000 shares of shares of common stock beneficially owned by Phillip A. Bosua and vested stock option grants to purchase 500,000 shares of our common stock that are exercisable within 60 days.

(3) Reflects 278,000 shares of shares of common stock beneficially owned by Jon Pepper.

(4) Reflects 190,000 shares of shares of common stock beneficially owned Ichiro Takesako.

(5) Reflects 490,000 shares of shares of common stock beneficially owned by William A. Owens and warrants to purchase 200,000 shares of our common stock that are exercisable within 60 days.

	Shares Beneficially Owned
	Amount	Percentage
Greater Than 5% Ownership

Clayton A. Struve (1)	21,558,075	49.5%
	Blocker at 4.99%

Ronald P. Erickson (2)	8,089,015	26.5%

Phillip A. Bosua (3)	3,505,000	14.5%

Dale Broadrick (4)	2,226,036	8.9%

(1) Reflects 800,000 shares beneficially owned by Clayton A. Struve. This total also includes 7,285,719 warrants to purchase shares of our common stock, 8,108,356 shares related to the conversion of preferred stock into our common stock and 5,284,000 shares related to the conversion of debt into our common stock. The 6,785,719 of warrants and all of the preferred stock and convertible debt are currently priced at $0.25 per share, subject to adjustment. Warrants of 500,000 shares related to the offering are currently priced at $1.20 per share, subject to adjustment. Mr. Struve is subject to a 4.99% blocker. The address of Mr. Struve is 175 West Jackson Blvd., Suite 440, Chicago, IL 60604.

(2) Reflects 1,458,085 shares of shares of common stock beneficially owned by Ronald P. Erickson or entities controlled by Mr. Erickson and warrants to purchase 1,894,666 shares of our common stock that are exercisable within 60 days, and also includes 4,736,264 shares of our common stock related to convertible debt that are exercisable within 60 days. The address of Mr. Erickson is 500 Union Street, Suite 810, Seattle, WA 98101.

(3) Reflects 3,005,000 shares of shares of common stock beneficially owned by Phillip A. Bosua and vested stock option grants to purchase 437,500 shares of our common stock that are exercisable within 60 days. The address of Mr. Bosua is 500 Union Street, Suite 810, Seattle, WA 98101.

(4)  Reflects the shares beneficially owned by Dale Broadrick. This total includes 1,113,018 shares and a total of 1,113,018 warrants to purchase shares of our common stock that are exercisable within 60 days. The address of Dale Broadrick is 3003 Brick Church Pike, Nashville, Tennessee.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to our articles of incorporation, as amended and restated, and our bylaws, as amended and restated. We have filed copies of these documents with the SEC as exhibits to our Registration Statement, of which this prospectus forms a part.

Authorized Capital Stock

We have authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares of voting preferred stock, par value $0.001 per share.

As of June 30, 2020, the Company had 23,876,245 shares of common stock issued and outstanding, held by 126 stockholders of record. The number of stockholders, including beneficial owners holding shares through nominee names, is approximately 2,300. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders for a vote, and no cumulative voting for directors is permitted.  Stockholders do not have any preemptive rights to acquire additional securities issued by the Company.  As of March 31, 2020, there were options outstanding for the purchase of 4,891,334 common shares (including unearned stock option grants totaling 2,680,000 shares), warrants for the purchase of 17,755,448 common shares, and 8,108,356 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company has 10,167,804 common shares (9,020,264 common shares at the current price of $0.25 per share and 1,147,540 common shares at the current price of $1.00 per share) and are issuable upon conversion of convertible debentures of $3,402,606. All of which could potentially dilute future earnings per share.

Capital Stock Issued and Outstanding

The number of shares of our common stock outstanding before this offering is based on 23,876,245  shares of our common stock outstanding as of June 30, 2020, and excludes, as of that date:

● 4,896,334 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $1.166 per share;

● 14,659,764 common shares (9,020,264 common shares at the current price of $0.25 per share and 5,639,750 common shares at the current price of $1.00 per share) and are issuable upon conversion of convertible debentures of $5,639,750;

● 1,785,715 shares of Series C Preferred Stock outstanding, which could potentially be converted into 5,000,000 shares of common stock, at an exercise price of $0.25, subject to certain adjustments.

● 3,108,356 shares of our common stock issuable upon the conversion of Series D Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments. These shares of common stock are being registered in this offering; and

● 20,663,573 warrants to purchase shares of our common stock at an exercise price of $0.564 subject to certain adjustments.

Voting Common Stock

The Company authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights for the election of directors. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. On all other matters, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote is required for approval, unless otherwise provided in our articles of incorporation, bylaws or applicable law. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Voting Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001.

Series C and D Preferred Stock and Warrants

On August 5, 2016, the Company closed a Series C Preferred Stock and Warrant Purchase Agreement with Clayton A. Struve, an accredited investor for the purchase of $1,250,000 of preferred stock with a conversion price of $0.70 per share. The preferred stock has a yield of 8% and an ownership blocker of 4.99%. In addition, Mr. Struve received a five-year warrant to acquire 1,785,714 shares of common stock at $0.70 per share. On August 14, 2017, the price of the Series C Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments. On June 30, 2020 and September 30, 2019 there are 1,785,715 Series C Preferred shares outstanding.

As of June 30, 2020, and September 30, 2019, the Company has 1,106,014 of Series D Preferred Stock outstanding with Clayton A. Struve, an accredited investor. On August 14, 2017, the price of the Series D Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments.

The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker. The Preferred Series D has an annual yield of 8% The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker. The Preferred Series D has an annual yield of 8% if and when dividends are declared.

Series F Preferred Stock

On August 1, 2018, the Company filed with the State of Nevada a Certificate of Designation establishing the Designations, Preferences, Limitations and Relative Rights of Series F Preferred Stock. The Designation authorized 500 shares of Series F Preferred Stock. The Series F Preferred Stock shall only be issued to the current Board of Directors on the date of the Designation’s filing and is not convertible into common stock. As set forth in the Designation, the Series F Preferred Stock has no rights to dividends or liquidation preference and carries rights to vote 100,000 shares of common stock per share of Series F upon a Trigger Event, as defined in the Designation. A Trigger Event includes certain unsolicited bids, tender offers, proxy contests, and significant share purchases, all as described in the Designation. Unless and until a Trigger Event, the Series F shall have no right to vote. The Series F Preferred Stock shall remain issued and outstanding until the date which is 731 days after the issuance of Series F Preferred Stock (“Explosion Date”), unless a Trigger Event occurs, in which case the Explosion Date shall be extended by 183 days. As of June 30, 2020 and September 30, 2019, there are no Series F shares outstanding.

Securities Subject to Price Adjustments

As of June 30, 2020, if the Company sells its common stock at a price below $0.25 per share, the exercise price of 8,108,356 outstanding shares of Series C and D Preferred Stock that adjust below $0.25 per share pursuant to the documents governing such instruments. In addition, the conversion price of a Convertible Note Payable of $5,639,500 (9,020,264 common shares at the current price of $0.25 per share and 5,639,500 shares at $1.00 per share) and the exercise price of additional outstanding warrants to purchase 12,738,286 shares of common stock would adjust below $0.25 per share pursuant to the documents governing such instruments. Warrants totaling 5,763,842 would adjust below $1.20 per share pursuant to the documents governing such instruments.

DESCRIPTION OF SECURITIES BEING REGISTERED

This prospectus covers the resale by the Selling Stockholders named herein of up to 9,696,085 shares of our common stock. The common stock covered by this prospectus will be offered for resale from time to time by the Selling Stockholders identified in this prospectus in accordance with the terms described in the section entitled “Plan of Distribution.” We will not receive any of the proceeds from the resale of the common stock by the Selling Stockholders.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Options to Purchase Common Stock

Stock Incentive Plan

On March 21, 2013, an amendment to the Stock Option Plan was approved by the stockholders of the Company, increasing the number of shares reserved for issuance under the Plan to 93,333 shares. On April 10, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 93,333 to 1,200,000. On August 7, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 1,200,000 to 2,000,000 to common shares. On January 23, 2019, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 2,200,000 to 2,500,000 to common shares. On May 22, 2019, the Compensation Committee approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 2,500,000 to 3,000,000 to common shares. There were options outstanding for the purchase of 4,891,334 common shares (including unearned stock option grants totaling 2,680,000 shares related to performance targets).

There are currently 4,891,334 (including unearned stock option grants totaling 2,680,000 shares related to performance targets) options to purchase common stock at an average exercise price of $1.165 per share outstanding as of March 31, 2020 under the 2011 Stock Incentive Plan. The Company recorded $565,726 and $263,145 of compensation expense, net of related tax effects, relative to stock options for the six months ended March 31, 2020 and 2019 and in accordance with ASC 718. As of March 31, 2020, there is approximately $614,953, net of forfeitures, of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 4.19 years.

On May 21, 2020, Particle, Inc., our wholly owned subsidiary adopted its 2020 Stock Option Plan pursuant to which Particle has reserved up to 8,000,000 shares of common stock of the Company that may be purchased through the exercise of options under the plan at $0.10 per share. The options are subject to a vesting schedule which commences six months after issuance  and all options must be exercised within two years of vesting. As of June 30, 2020, there are 6,900,000 options outstanding.   Phillip A. Bosua and Ronald P. Erickson each have been granted 1,500,000 shares each, 33% of which vested upon issuance, the balance of which vests upon certain benchmarks associated with Particle.

Dividend Policy

We have not previously declared or paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to use all of our available funds to finance the growth and development of our business. We can give no assurances that we will ever have excess funds available to pay dividends. In addition, our articles of incorporation restrict our ability to pay any dividends on our common stock without the approval of 66% of our then outstanding Series A Preferred Stock.

Anti-Takeover Provisions

Nevada Revised Statutes

Acquisition of Controlling Interest Statutes.    Nevada's "acquisition of controlling interest" statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These "control share" laws provide generally that any person who acquires a "controlling interest" in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares" to which the voting restrictions described above apply. Our articles of incorporation and bylaws currently contain no provisions relating to these statutes, and unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of December 31, 2019, we have less than 200 record stockholders. If these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the company, regardless of whether such acquisition may be in the interest of our stockholders.

Combinations with Interested Stockholders Statutes.    Nevada's "combinations with interested stockholders" statutes prohibit certain business "combinations" between certain Nevada corporations and any person deemed to be an "interested stockholder" for two years after the such person first becomes an "interested stockholder" unless (i) the corporation's board of directors approves the combination (or the transaction by which such person becomes an "interested stockholder") in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an "interested stockholder" is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "combination" is sufficiently broad to cover most significant transactions between the corporation and an "interested stockholder". Subject to certain timing requirements set forth in the statutes, a ++corporation may elect not to be governed by these statutes. We have not included any such provision in our articles of incorporation.

The effect of these statutes may be to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our Board of Directors.

Articles of Incorporation and Bylaws Provisions

Our articles of incorporation, as amended and restated, and our bylaws, as amended and restated, contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our articles of incorporation and bylaws, among other things:

● permit our Board of Directors to alter our bylaws without stockholder approval;

● provide that vacancies on our Board of Directors may be filled by a majority of directors in office, although less than a quorum;

● authorize the issuance of preferred stock, which can be created and issued by our Board of Directors without prior stockholder approval, with rights senior to our common stock, which may render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise; and

● establish advance notice procedures with respect to stockholder proposals relating to the nomination of candidates for election as directors and other business to be brought before stockholder meetings, which notice must contain information specified in our bylaws.

In addition, our articles of incorporation restrict our ability to take certain actions without the approval of at least 66% of the Series A Preferred Stock then outstanding. These actions include, among other things;

● authorizing, creating, designating, establishing or issuing an increased number of shares of Series A Preferred Stock or any other class or series of capital stock ranking senior to or on a parity with the Series A Preferred Stock;

● adopting a plan for the liquidation, dissolution or winding up the affairs of our company or any recapitalization plan (whether by merger, consolidation or otherwise);

● amending, altering or repealing, whether by merger, consolidation or otherwise, our articles of incorporation or bylaws in a manner that would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; and

● declaring or paying any dividend (with certain exceptions) or directly or indirectly purchase, redeem, repurchase or otherwise acquire any shares of our capital stock, stock options or convertible securities (with certain exceptions).

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

Our transfer agent is American Stock Transfer & Trust Company located at 6201 15th Avenue, Brooklyn, New York 11219, and their telephone number is (800) 937-5449.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Horwitz + Armstrong, A Professional Law Corporation, Lake Forest, California, will provide opinions regarding the validity of the shares of our Common Stock. Horwitz + Armstrong, A Professional Law Corporation may also provide opinions regarding certain other matters.

EXPERTS

SD Mayer and Associates, LLP, independent registered public accounting firm, audited our financial statements at September 30, 2018, and for the year ended September 30, 2018, as set forth in their report which includes an explanatory paragraph relating to our ability to continue as a going concern, included elsewhere in this prospectus. We have included our financial statements in this prospectus and elsewhere in this Registration Statement in reliance on SD Mayer and Associates, LLP’s report, given on their authority as experts in accounting and auditing.

BPM LLP, independent registered public accounting firm, audited our financial statements as of September 30, 2019, and for the year then ended as set forth in their report which includes an explanatory paragraph relating to our ability to continue as a going concern, included elsewhere in this prospectus. We have included our September 30, 2019 financial statements in this prospectus and elsewhere in this Registration Statement in reliance on BPM LLP’s report, given the authority of said firm as experts in accounting and auditing.

Except as noted below,  no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares and warrants and its underlying securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock we are offering to sell. This prospectus, which constitutes part of the Registration Statement, does not include all of the information contained in the Registration Statement and the exhibits, schedules and amendments to the Registration Statement. For further information with respect to us and our common stock, we refer you to the Registration Statement and to the exhibits and schedules to the Registration Statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the Registration Statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the Registration Statement of which this prospectus is a part at the SEC's public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the Registration Statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC's public reference room. In addition, the SEC maintains a website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the Registration Statement of which this prospectus is a part at the SEC's website.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934 and are required to file reports, proxy statements and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.knowlabs.co. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on such website is not incorporated by reference and is not a part of this prospectus.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Know Labs, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Know Labs, Inc. (the Company) as of September 30, 2019, and the consolidated related statements of operations, stockholders’ deficit, and cash flows for the year ended September 30, 2019 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019, and the results of its operations and its cash flows for the year ended September 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has sustained a net loss from operations and has an accumulated deficit since inception.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BPM LLP

BPM LLP
We served as the Company’s auditor since October 2019
Walnut Creek, California
December 27, 2019

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Know Labs, Inc.
Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Know Labs, Inc. as of September 30, 2018, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended September 30, 2018 and the related notes (collectively referred to as the ‘financial statements’). In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Know Labs, Inc. at September 30, 2018, and the consolidated results of its operations and its cash flows for each of the year in the period ended September 30, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the PCAOB and required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has sustained a net loss from operations and has an accumulated deficit since inception.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are also described in Note 2.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SD Mayer & Associates, LLP

SD Mayer & Associates, LLP
We served as the Company’s auditor from 2016 to October 2019
Seattle, Washington
December 21, 2018

KNOW LABS, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2019	September 30, 2018
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,900,836	$934,407
Accounts receivable, net of allowance of $40,000 and $60,000, respectively	63,049	320,538
Prepaid expenses	6,435	20,140
Inventories, net	7,103	203,582
Total current assets	1,977,423	1,478,667

PROPERTY AND EQUIPMENT, NET	130,472	169,333

OTHER ASSETS
Intangible assets	274,446	447,778
Other assets	13,766	7,170
Operating lease right of use asset	243,526	-

TOTAL ASSETS	$2,639,633	$2,102,948

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES:
Accounts payable - trade	$810,943	$1,512,617
Accounts payable - related parties	7,048	12,019
Accrued expenses	460,055	72,140
Accrued expenses - related parties	458,500	657,551
Deferred revenue	-	55,959
Convertible notes payable	3,954,241	2,255,066
Notes payable	-	145,186
Current portion of operating lease right of use liability	124,523	-
Total current liabilities	5,815,310	4,710,538

NON-CURRENT PORTION OF OPERATING LEASE RIGHT OF USE LIABILITY	121,613	-

COMMITMENTS AND CONTINGENCIES (Note 15)	-	-

STOCKHOLDERS' DEFICIT
Preferred stock - $0.001 par value, 5,000,000 shares authorized, 0 shares issued and
outstanding at 9/30/2019 and 9/30/2018, respectively	-	-
Series A Convertible Preferred stock - $0.001 par value, 23,334 shares authorized, 0 shares and
20,000 shares issued and outstanding at 9/30/2019 and 9/30/2018, respectively	-	11
Series C Convertible Preferred stock - $0.001 par value, 1,785,715 shares authorized,
1,785,715 shares issued and outstanding at 9/30/2019 and 9/30/2018, respectively	1,790	1,790
Series D Convertible Preferred stock - $0.001 par value, 1,016,014 shares authorized,
1,016,004 shares issued and outstanding at 9/30/2019 and 9/30/2018, respectively	1,015	1,015
Common stock - $0.001 par value, 100,000,000 shares authorized, 18,366,178 and 17,531,502 shares
issued and outstanding at 9/30/2019 and 9/30/2018, respectively	18,366	17,532
Additional paid in capital	39,085,179	32,163,386
Accumulated deficit	(42,403,640)	(34,791,324)
Total stockholders' deficit	(3,297,290)	(2,607,590)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,639,633	$2,102,948

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended,
	September 30, 2019	September 30, 2018

REVENUE	$1,804,960	$4,303,296
COST OF SALES	1,378,413	3,481,673
GROSS PROFIT	426,547	821,623
RESEARCH AND DEVELOPMENT EXPENSES	1,257,872	570,514
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,181,687	2,508,846
OPERATING LOSS	(5,013,012)	(2,257,737)

OTHER INCOME (EXPENSE):
Interest expense	(2,945,312)	(1,195,329)
Other income	(9,561)	25,160
Gain on debt settlements	355,569	170,309
Total other income (expense), net	(2,599,304)	(999,860)

LOSS BEFORE INCOME TAXES	(7,612,316)	(3,257,597)

Income taxes - current provision	-	-

NET LOSS	$(7,612,316)	$(3,257,597)

Basic and diluted loss per share	$(0.42)	$(0.38)

Weighted average shares of common stock outstanding- basic and diluted	18,053,848	8,630,891

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT)

			Series B
	Series A Convertible		Redeemable Convertible		Series C Convertible		Series D Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Amount	Capital	Deficit	(Deficit)
Balance as of September 30, 2017	23,334	$23	-	$-	1,785,715	$1,790	1,016,004	$1,015	4,655,486	$4,655	$27,565,453	$(31,533,727)	$(3,960,791)
Stock compensation expense - employee options	-	-	-	-	-	-	-	-	-	-	50,899	-	50,899
Issuance of common stock for services	-	-	-	-	-	-	-	-	1,279,676	1,280	439,039	-	440,319
Issuance of Series D Convertible Preferred Stock	-	-	-	-	-	-	-	-	-	-	817,802	-	817,802
Issuance of common stock for conversion of liabilities	-	-	-	-	-	-	-	-	2,435,000	2,435	709,515	-	711,950
Issuance of common stock for cash	-	-	-	-	-	-	-	-	7,000,000	7,000	1,743,000	-	1,750,000
Stock based compensation- warrants	-	-	-	-	-	-	-	-	-	-	239,680	-	239,680
Issuance of common stock for technology	-	-	-	-	-	-	-	-	2,000,000	2,000	518,000	-	520,000
Issuance of common stock for warrant exercise	-	-	-	-	-	-	-	-	158,026	158	79,989	-	80,147
Conversion of Series A Convertible Preferred Stock	(3,334)	(12)							3,334	3	9	-	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	(3,257,597)	(3,257,597)
Balance as of September 30, 2018	20,000	11	-	-	1,785,715	1,790	1,016,004	1,015	17,531,522	17,531	32,163,386	(34,791,324)	(2,607,591)
Stock compensation expense - employee options	-	-	-	-	-	-	-	-	-	-	1,141,674	-	1,141,674
Issuance of common stock for services	-	-	-	-	-	-	-	-	245,000	245	348,655	-	348,900
Conversion of Series A Preferred Stock	(20,000)	(11)	-	-	-	-	-	-	80,000	80	(69)	-	-
Beneficial conversion feature (Note 10)	-	-	-	-	-	-	-	-	-	-	2,857,960	-	2,857,960
Issuance of warrants to debt holders (Note 10)	-	-	-	-	-	-	-	-	-	-	1,384,530		1,384,530
Issuance of warrants for services related to debt offering (Note 10)	-	-	-	-	-	-	-	-	-	-	1,072,095		1,072,095
Stock based compensation- warrant issuances	-	-	-	-	-	-	-	-	-	-	117,458	-	117,458
Issuance of common stock for warrant exercise	-	-	-	-	-	-	-	-	509,656	510	(510)	-	(0)
Net loss	-	-	-	-	-	-	-	-	-	-	-	(7,612,316)	(7,612,316)
Balance as of September 30, 2019	-	$-	-	$-	1,785,715	$1,790	1,016,004	$1,015	$18,366,178	$18,366	$39,085,179	$(42,403,640)	$(3,297,290)

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended,
	September 30, 2019	September 30, 2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,612,316)	$(3,257,597)
Adjustments to reconcile net loss to net cash (used in)
operating activities
Depreciation and amortization	259,347	132,615
Issuance of capital stock for services and expenses	348,900	440,319
Stock based compensation- warrants	117,458	239,680
Conversion of interest	-	64,233
Stock based compensation- stock option grants	1,141,674	50,899
Amortization of debt discount	2,771,270	475,174
Conversion of accrued liabilities- related parties to notes payable	-	491,802
Provision on loss on accounts receivable	-	10,747
Issuance of common stock for conversion of liabilities	-	199,935
Non cash gain on debt settlements	(355,000)	(170,309)
Loss on sale of property and equipment	32,777	-
Right of use, net	2,610	-
Changes in operating assets and liabilities:
Accounts receivable	257,489	362,035
Prepaid expenses	13,705	7,547
Inventory	196,479	22,327
Other assets	(6,596)	(2,100)
Accounts payable - trade and accrued expenses	(215,873)	(176,495)
Deferred revenue	(55,959)	(7,943)
NET CASH (USED IN) OPERATING ACTIVITIES	(3,104,035)	(1,117,131)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in research and development equipment	(79,932)	(97,251)
NET CASH (USED IN) BY INVESTING ACTIVITIES:	(79,932)	(97,251)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on line of credit	(92,094)	(220,539)
Proceeds from convertible notes payable	4,242,490	636,000
Proceeds from issuance of common/ preferred stock, net of costs	-	1,750,000
Issuance of common stock for warrant exercise	-	80,147
Repayment of note payable	-	(200,000)
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,150,396	2,045,608

NET INCREASE IN CASH AND CASH EQUIVALENTS	966,429	831,226

CASH AND CASH EQUIVALENTS, beginning of period	934,407	103,181

CASH AND CASH EQUIVALENTS, end of period	$1,900,836	$934,407

Supplemental disclosures of cash flow information:
Interest paid	$22,521	$64,228
Taxes paid	$-	$-

Non-cash investing and financing activities:
Beneficial conversion feature	$2,857,960	$348,096
Related party accounts converted to notes	$-	$1,184,066
Issuance of stock for acquisition of technology	$-	$520,000
Penalty on notes payable	$-	$75,000
Issuance of warrants to debt holders	$1,384,530	$-
Issuance of warrants for services related to debt offering	$1,072,095	$-
Cashless warant exercise	$127,414	$-

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.
ORGANIZATION

Know Labs, Inc. (the “Company”) was incorporated under the laws of the State of Nevada in 1998. The Company has authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

The Company is focused on the development, marketing and sales of proprietary technologies which are capable of uniquely identifying or authenticating almost any substance or material using electromagnetic energy to record, detect, and identify the unique “signature” of the substance or material. We call these our “Bio-RFID™” and “ChromaID™” technologies.

Historically, the Company focused on the development of our proprietary ChromaID technology. Using light from low-cost LEDs (light emitting diodes) the ChromaID technology maps the color of substances, fluids and materials. With the Company’s proprietary processes, the Company can authenticate and identify based upon the color that is present. The color is both visible to us as humans but also outside of the humanly visible color spectrum in the near infra-red and near ultra-violet and beyond. The Company’s ChromaID scanner sees what we like to call “Nature’s Color Fingerprint.” Everything in nature has a unique color identifier and with ChromaID the Company can see, and identify, and authenticate based upon the color that is present. The Company’s ChromaID scanner is capable of uniquely identifying and authenticating almost any substance or liquid using light to record, detect and identify its unique color signature. More recently, the Company has focused upon extensions and new inventions that are derived from and extend beyond our ChromaID technology. The Company calls this new technology “Bio-RFID.” The rapid advances made with our Bio-RFID technology in our laboratory have caused us to move quickly into the commercialization phase of our Company as the Company works to create revenue generating products for the marketplace. Today, the sole focus of the Company is on its Bio-RFID technology and its commercialization.

In 2010, the Company acquired TransTech Systems, Inc. as an adjunct to the Company’s business. TransTech is a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues. The financial results from our TransTech subsidiary have been diminishing as vendors of their products increasingly move to the Internet and direct sales to their customers. While it does provide our current revenues, it is not central to the Company’s current focus. Moreover, the Company has written down any goodwill associated with its historic acquisition. The Company continues to closely monitor this subsidiary and expect it to wind down completely in the near future. that as a result of this wind down, the Company has been negotiating payables with vendors and has settled the liabilities for amounts lower than the face value and recorded the settlements as non cash gain on debt settlement of $355,000.

The Company is in the process of commercializing its Bio-RFID technology. The Company plans its first commercial applications to be a wearable non-invasive Continuous Glucose Monitor. This product will require approval from the United States Food and Drug Administration prior to introduction to the market. In addition, it has a technology license agreement with Allied Inventors, formerly Xinova and Invention Development Management Company, a subsidiary of Intellectual Ventures.

The Company believes that its commercialization success is dependent upon its ability to significantly increase the number of customers that are purchasing and using its products. To date the Company has generated minimal revenue from sales of products derived from its ChromaID and Bio-RFID technology. The Company is currently not profitable. Even if the Company succeeds in introducing its technology and related products to its target markets, the Company may not be able to generate sufficient revenue to achieve or sustain profitability. Regulatory requirements may also inhibit the speed with which the Company’s products can enter the marketplace.

ChromaID was invented by scientists under contract with the Company. Bio-RFID was invented by individuals working for the Company. The Company actively pursues a robust intellectual property strategy and has been granted thirteen patents. The Company also has several patents pending. The Company possesses all right, title and interest to the issued patents. Nine additional issued and pending patents are licensed exclusively to the Company in perpetuity by the Company’s strategic partner, Allied Inventors.

2.
GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $7,612,316 and $3,257,597 for the years ended September 30, 2019 and 2018, respectively. Net cash used in operating activities was $3,104,035 and $1,117,131 for the years ended September 30, 2019 and 2018, respectively.

The Company anticipates that it will record losses from operations for the foreseeable future. As of September 30, 2019, the Company’s accumulated deficit was $42,403,640.  The Company has limited capital resources, and operations to date have been funded with the proceeds from private equity and debt financings and loans from Ronald P. Erickson, the Company’s Chairman of the Board and Interim Chief Financial Officer, or entities with which he is affiliated. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by the Company’s independent registered public accounting firm relating to our consolidated financial statements for the year ended September 30, 2019 includes an explanatory paragraph expressing the substantial doubt about the Company’s ability to continue as a going concern.

The Company believes that its cash on hand will be sufficient to fund our operations until June 30, 2020. The Company needs additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business. We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to the Company’s then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, the Company may be required to delay, scale back, eliminate the development of business opportunities or file for bankruptcy and our operations and financial condition may be materially adversely affected.

3.
SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

Basis of Presentation – The accompanying unaudited consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these unaudited condensed consolidated financial statements were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”).

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries, TransTech Systems, Inc and RAAI Lighting, Inc. Inter-Company items and transactions have been eliminated in consolidation.

Cash and Cash Equivalents – The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.  At September 30, 2019, the Company had uninsured deposits in the amount of $1,650,836.

Accounts Receivable and Revenue – The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, which requires the application of the five-step-principles-based-accounting-model for revenue recognition. These steps include (1) a legally enforceable contract, written or unwritten is identified; (2) performance obligations in the contracts are identified; (3) the transaction price reflecting variable consideration, if any, is identified; (4) the transaction price is allocated to the performance obligations; and (5) revenue is recognized when the control of goods is transferred to the customer at a particular time or over time. For TransTech, the Company extends thirty day terms to some customers. Accounts receivable are reviewed periodically for collectability.

TransTech Systems Inc. sells products directly to customers. Our products are typically sold pursuant to purchase orders placed by our customers, and our terms and conditions of sale do not require customer acceptance. We account for a contract with a customer when there is a legally enforceable contract, which could be the customer’s purchase order, the rights of the parties are identified, the contract has commercial terms, and collectability of the contract consideration is probable. The majority of our contracts have a single performance obligation to transfer products and are short term in nature, usually less than one year. Our revenue is measured based on the consideration specified in the contract with each customer in exchange for transferring products that is generally based upon a negotiated, formula, list or fixed price. Revenue is recognized when control of the promised goods is transferred to our customer, which is either upon shipment from our dock, receipt at the customer’s dock, or removal from consignment inventory at the customer’s location, in an amount that reflects the consideration we expect to be entitled to receive in exchange for those goods.

Allowance for Doubtful Accounts - We maintain an allowance for uncollectible accounts receivable. It is our practice to regularly review and revise, when deemed necessary, our estimates of uncollectible accounts receivable, which are based primarily on actual historical return rates. We record estimated uncollectible accounts receivable as selling, general and administrative expense. As of September 30, 2019 and 2018, there was a reserve for sales returns of $40,000 and $60,000, respectively, which is minimal based upon our historical experience.

Inventories – Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech.  The Company records a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $28,000 and $35,000 reserve for impaired inventory as of September 30, 2019 and 2018, respectively.

Equipment – Equipment consists of machinery, leasehold improvements, furniture and fixtures and software, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 2-10 years, except for leasehold improvements which are depreciated over 5 years.

Long-Lived Assets – The Company reviews its long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Intangible Assets – Intangible assets are capitalized and amortized on a straight-line basis over their estimated useful life, if the life is determinable. If the life is not determinable, amortization is not recorded. We regularly perform reviews to determine if facts and circumstances exist which indicate that the useful lives of our intangible assets are shorter than originally estimated or the carrying amount of these assets may not be recoverable. When an indication exists that the carrying amount of intangible assets may not be recoverable, we assess the recoverability of our assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Such impairment test is based on the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Impairment, if any, is based on the excess of the carrying amount over the estimated fair value of those assets.

Research, Development and Engineering Expenses – Research, development and engineering expenses consist of the cost of employees, consultants and contractors who design, engineer and develop new products and processes as well as materials, supplies and facilities used in producing prototypes.

The Company’s current research and development efforts are primarily focused on improving our Bio-RFID technology, extending its capacity and developing new and unique applications for this technology. As part of this effort, the Company conducts on-going laboratory testing to ensure that application methods are compatible with the end-user and regulatory requirements, and that they can be implemented in a cost-effective manner. The Company also is actively involved in identifying new applications. The Company’s current internal team along with outside consultants has considerable experience working with the application of the Company’s technologies and their applications. The Company engages third party experts as required to supplement our internal team. The Company believes that continued development of new and enhanced technologies is essential to our future success. We incurred expenses of $1,257,872 and $570,514 for the years ended September 30, 2019 and 2018, respectively, on development activities.

Fair Value Measurements and Financial Instruments – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).  The hierarchy consists of three levels:

Level 1 – Quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The recorded value of other financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable and accrued expenses approximate the fair value of the respective assets and liabilities as of September 30, 2019 and 2018 are based upon the short-term nature of the assets and liabilities.

The Company has a money market account which is considered a level 1 asset. The balance as of September 30, 2019 was $1,901,278.

Derivative Financial Instruments –Pursuant to ASC 815 “Derivatives and Hedging”, the Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The Company then determines if embedded derivative must bifurcated and separately accounted for. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

The Company determined that none of the conversion features within its currently outstanding convertible notes payable must be bifurcated and thus there was no derivative liability as of September 30, 2019 and 2018.

Stock Based Compensation - The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options and warrants to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost to employees is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period under ASC 718. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.

Convertible Securities – Based upon ASC 815-15, we have adopted a sequencing approach regarding the application of ASC 815-40 to convertible securities. We will evaluate our contracts based upon the earliest issuance date. In the event partial reclassification of contracts subject to ASC 815-40-25 is necessary, due to our inability to demonstrate we have sufficient shares authorized and unissued, shares will be allocated on the basis of issuance date, with the earliest issuance date receiving first allocation of shares. If a reclassification of an instrument were required, it would result in the instrument issued latest being reclassified first.

Net Loss per Share – Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. As of September 30, 2019, there were options outstanding for the purchase of 4,532,668 common shares (including unearned stock option grants totaling 2,410,000 and excluding certain stock option grants for a cancelled kickstarter program), warrants for the purchase of 17,747,090 common shares, and 8,108,356 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company currently has 13,262,779 common shares (9,020,264 common shares at the current price of $0.25 per share and 4,242,490 common shares at the current price of $1.00 per share) and are issuable upon conversion of convertible debentures of $6,497,581. All of these securities could potentially dilute future earnings per share.

As of September 30, 2018, there were options outstanding for the purchase of 2,182,668 common shares, warrants for the purchase of 15,473,398 common shares, 4,914,071 shares of the Company’s common stock issuable upon the conversion of Series A, Series C and Series D Convertible Preferred Stock. In addition, we have an unknown number of shares (9,020,264 common shares at the current price of $0.25 per share) are issuable upon conversion of convertible debentures of $2,255,066. None of these securities were included in net loss per share.

Dividend Policy – The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

On October 1, 2018, we adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), and its related amendments, using the modified retrospective method applied to those contracts which were not completed as of October 1, 2018. The adoption of ASC 606, using the modified retrospective approach, had no significant impact to our accumulated deficit as of October 1, 2018 and no significant impact to the total net cash from or used in operating, investing, or financing activities within the consolidated statements of cash flows.

In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”) which aligns the accounting treatment of stock awards granted to nonemployee consultants to those granted to employees. The Company adopted the amendment as of October 1, 2018. The adoption of ASU 2018-07 did not have a material impact on the Company’s consolidated financial statements. All share-based compensation for employees and non-employees will be accounted under ASC 718.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which will replace the existing guidance in ASC 840, “Leases.” The FASB has also issued amendments to ASU 2016-02, including ASU No. 2018-11, Leases (Topic 842): Targeted Improvements (ASU 2018-11), which the Company collectively refers to as the new leasing standard. . The Company’s outstanding leases primarily relate to its two facility leases Seattle, Washington. In conjunction with these leases, the Company adopted this new retrospectively on July 1, 2019 and recognized a lease liability and related right-of-use asset on the Company’s consolidated balance sheet. The retrospect adjustment did not require any adjustment to previously reported equity.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326) (“ASU 2016-13”), which introduces a new methodology for accounting for credit losses on financial instruments, including available-for-sale debt securities. The guidance establishes a new “expected loss model” that requires entities to estimate current expected credit losses on financial instruments by using all practical and relevant information. Any expected credit losses are to be reflected as allowances rather than reductions in the amortized cost of available-for sale debt securities. This standard is effective for the Company in the fiscal year beginning October 1, 2020. The Company adopted ASU No. 2016-13 as of October 1, 2018. The adoption of ASU 2016-13 did not have an impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

4.  ACCOUNTS RECEIVABLE

Accounts receivable were $63,049 and $320,538, net of allowance, as of September 30, 2019 and 2018, respectively. The Company has a total allowance for bad debt in the amount of $40,000 and $60,000 as of September 30, 2019 and 2018, respectively. The decrease is due to the winddown of TransTech.

5.  INVENTORIES

Inventories were $7,103 and $203,582 as of September 30, 2019 and 2018, respectively. Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale. There was a $28,000 and $35,000 reserve for impaired inventory as of September 30, 2019 and 2018, respectively.

6.  FIXED ASSETS

Fixed assets, net of accumulated depreciation, was $130,472 and $169,333 as of September 30, 2019 and 2018, respectively. Accumulated depreciation was $379,259 and $532,966 as of September 30, 2019 and 2018, respectively. Total depreciation expense was $86,016 and $60,393 for the years ended September 30, 2019 and 2018, respectively. All equipment is used for selling, general and administrative purposes and accordingly all depreciation is classified in selling, general and administrative expenses.

Property and equipment as of September 30, 2019 and 2018 was comprised of the following:

	Estimated	September 30,	September 30,
	Useful Lives	2019	2018
Machinery and equipment	2-10 years	$412,238	$332,306
Leasehold improvements	2-3 years	3,612	276,112
Furniture and fixtures	2-3 years	58,051	58,051
Software and websites	3- 7 years	35,830	35,830
Less: accumulated depreciation		(379,259)	(532,966)
		$130,472	$169,333

7.  INTANGIBLE ASSETS

Intangible assets as of September 30, 2019 and September 30, 2018 consisted of the following:

	Estimated	September 30,	September 30,
	Useful Lives	2019	2018

Technology	3 years	$520,000	$520,000
Less: accumulated amortization		(245,554)	(72,222)
Intangible assets, net		$274,446	$447,778

Total amortization expense was $173,331 and $72,222 for the years ended September 30, 2019 and 2018, respectively.

Merger with RAAI Lighting, Inc.

On April 10, 2018, the Company entered into an Agreement and Plan of Merger with 500 Union Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and RAAI Lighting, Inc., a Delaware corporation. Pursuant to the Merger Agreement, the Company acquired all the outstanding shares of RAAI’s capital stock through a merger of Merger Sub with and into RAAI (the “Merger”), with RAAI surviving the Merger as a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each share of RAAI common stock issued and outstanding immediately before the Merger (1,000 shares) was cancelled and the Company issued 2,000,000 shares of the Company’s common stock. As a result, the Company issued 2,000,000 shares of its common stock to Phillip A. Bosua, formerly the sole stockholder of RAAI. The consideration for the Merger was determined through arms-length bargaining by the Company and RAAI. The Merger was structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. As a result of the Merger, the Company received certain intellectual property, related to RAAI.

RAAI had no outstanding indebtedness or assets at the closing of the Merger. The 2,000,000 shares of the Company’s common stock issued for RAAI’s shares were recorded at the fair value at the date of the merger at $520,000 and the value assigned to the technology acquired with RAAI.

The fair value of the intellectual property associated with the assets acquired was $520,000 estimated by using a discounted cash flow approach based on future economic benefits. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

Merger with Know Labs, Inc.

On May 1, 2018, Know Labs, Inc., a Nevada corporation incorporated on April 3, 2018, and our wholly-owned subsidiary, merged with and into the Company pursuant to an Agreement and Plan of Merger dated May 1, 2018. In connection with the merger, our Articles of Incorporation were effectively amended to change our name to Know Labs, Inc. by and through the filing of Articles of Merger. This parent-subsidiary merger was approved by us, the parent, in accordance with Nevada Revised Statutes Section 92A.180. Stockholder approval was not required. This amendment was filed with the Nevada Secretary of State and became effective on May 1, 2018.

8. ACCOUNTS PAYABLE

Accounts payable were $810,943 and $1,512,617 as of September 30, 2019 and 2018, respectively. Such liabilities consisted of amounts due to vendors for inventory purchases and technology development, external audit, legal and other expenses incurred by the Company.

9.  LEASES

The Company has entered into operating leases for office and development facilities. These leases have terms which range from two to three years, and do not include options to renew. These operating leases are listed as separate line items on the Company's September 30, 2019 Consolidated Balance Sheet, and represent the Company’s right to use the underlying asset for the lease term. The Company’s obligation to make lease payments are also listed as separate line items on the Company's September 30, 2019 Consolidated Balance Sheet. Based on the present value of the lease payments for the remaining lease term of the Company's existing leases, the Company recognized right-of-use assets and lease liabilities for operating leases of approximately $250,000 on October 1, 2018. Operating lease right-of-use assets and liabilities commencing after October 1, 2018 are recognized at commencement date based on the present value of lease payments over the lease term. During the year ended September 30, 2019, the Company had one lease expire and recognized the rent payments as an expense in the current period. As of September 30, 2019, total right-of-use assets and operating lease liabilities for remaining long term lease was approximately $246,000. In the year ended September 30, 2019, the Company recognized approximately $133,996 in total lease costs for the lease.

Because the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate to determine the present value of the lease payments.

Information related to the Company's operating right-of-use assets and related lease liabilities as of and for the year ended September 30, 2019 were as follows:

Cash paid for ROU operating lease liability $135,828
Weighted-average remaining lease term 2-3 years
Weighted-average discount rate 7%

The minimum future lease payments as of September 30, 2019 are as follows:

Year	$
2019	$-
2020	133,996
2021	111,492
2022	24,520
2023	-
270,008
Imputer interest	(23,872)
Total lease liability	$246,136

10. CONVERTIBLE NOTES PAYABLE

Convertible notes payable as of September 30, 2019 and September 30, 2018 consisted of the following:

Convertible Promissory Notes with Clayton A. Struve

As of September 30, 2019, the Company owes Clayton A. Struve $1,071,000 under convertible promissory or OID notes. The Company recorded accrued interest of $62,171 as of September 30, 2019. On May 8, 2019, the Company signed Amendment 2 to the convertible promissory or OID notes, extending the due dates to September 30, 2019. On November 26, 2019, the Company signed Amendments to the convertible promissory or OID notes, extending the due dates to March 31, 2020. Mr. Struve also invested $1,000,000 in the May 2019 debt offering described below.

Convertible Redeemable Promissory Notes with Ronald P. Erickson and J3E2A2Z

On March 16, 2018, the Company entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833 together with a warrant to purchase up to 1,039,666 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. The warrants were valued at $110,545. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest. The Company recorded accrued interest of $73,964 as of September 30, 2019. On May 8, 2019, the Company signed Amendment 1 to the convertible redeemable promissory notes, extending the due dates to September 30, 2019 and increasing the interest rate to 6%. On November 26, 2019, the Company signed Amendment 2 to the convertible promissory or OID notes, extending the due dates to March 31, 2020.

Debt Offering

On May 28, 2019, the Company closed additional rounds of a debt offering and received gross proceeds of $4,242,490 in exchange for issuing Subordinated Convertible Notes (the “Convertible Notes”) and Warrants (the “Warrants”) in a private placement to 54 accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents.

The Convertible Notes have a principal amount of $4,242,490 and bear annual interest of 8%. Both the principal amount and the interest are payable on a payment-in-kind basis in shares of Common Stock of the Company (the “Common Stock”). They are due and payable (in Common Stock) on the earlier of (a) mandatory and automatic conversion of the Convertible Notes into a financing that yields gross proceeds of at least $10,000,000 (a “Qualified Financing”) or (b) on the one-year anniversary of the Convertible Notes (the “Maturity Date”). Investors will be required to convert their Convertible Notes into Common Stock in any Qualified Financing at a conversion price per share equal to the lower of (i) $1.00 per share or (ii) a 25% discount to the price per share paid by investors in the Qualified Financing. If the Convertible Notes have not been paid or converted prior to the Maturity Date, the outstanding principal amount of the Convertible Notes will be automatically converted into shares of Common Stock at the lesser of (a) $1.00 per share or (b) any adjusted price resulting from the application of a “most favored nations” provision, which requires the issuance of additional shares of Common Stock to investors if the Company issues certain securities at less than the then-current conversion price.

The Warrants were granted on a 1:0.5 basis (one-half Warrant for each full share of Common Stock into which the Convertible Notes are convertible). The Warrants have a five-year term and an exercise price equal to 120% of the per share conversion price of the Qualified Financing or other mandatory conversion.

The Convertible Notes are initially convertible into 4,242,490 shares of Common Stock, subject to certain adjustments, and the Warrants are initially exercisable for 2,121,258 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments.

In connection with the debt offering, the placement agent for the Convertible Notes and the Warrants received a cash fee of $361,401 and warrants to purchase 542,102 shares of the Company’s common stock, all based on 8-10% of gross proceeds to the Company. The placement agent has also received a $25,000 advisory fee. The warrants issued for these services had a fair value of $1,072,095 at the date of issuance. The fair value of the warrants was recorded as debt discount (with an offset to APIC) and will be amortized over the one-year term of the Convertible Notes. The $361,401 cash fee was recorded as issuance costs and will be amortized over the one-year term of the related Convertible Notes.

As part of the Purchase Agreement, the Company entered into a Registration Rights Agreement, which grants the investors “demand” and “piggyback” registration rights to register the shares of Common Stock issuable upon the conversion of the Convertible Notes and the exercise of the Warrants with the Securities and Exchange Commission for resale or other disposition. In addition, the Convertible Notes are subordinated to certain senior debt of the Company pursuant to a Subordination Agreement executed by the investors.

The Convertible Notes and Warrants were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

In accordance to ASC 470-20-30, Debt with Conversion and Other Options, the guidance therein applies to both convertible debt and other similar instruments, including convertible preferred shares. The guidance states that “the allocation of proceeds shall be based on the relative fair values of the two instruments at time of issuance. When warrants are issued in conjunction with a debt instrument as consideration in purchase transactions, the amounts attributable to each class of instrument issued shall be determined separately, based on values at the time of issuance. The debt discount or premium shall be determined by comparing the value attributed to the debt instrument with the face amount thereof.

In conjunction with the issuance of Convertible Notes and the Warrants, the Company recorded a debt discount of $2,857,960 associated with a beneficial conversion feature on the debt, which is being accreted using the effective interest method over the one-year term of the Convertible Notes. Intrinsic value of the beneficial conversion feature was calculated at the commitment date as the difference between the conversion price and the fair value of the common stock into which the security is convertible, multiplied by the number of shares into which the security is convertible. In accordance to ASC 470-20-30, if the intrinsic value of the beneficial conversion feature is greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the beneficial conversion feature shall be limited to the amount of the proceeds allocated to the convertible instrument. During the year ended September 30, 2019, amortization of $1,584,293 of the beneficial conversion feature was recognized as interest expense in the consolidated statements of operations.

The Warrants were indexed to our own stock and no down round provision was identified. The Warrants were not subject to ASC 718. Therefore, the Company concluded that based upon the conversion features, the Warrants should not be accounted for as derivative liabilities. The fair value of the Warrants was $1,384,530 and was recorded as Debt Discount (with an offset to APIC) on the date of issuance and amortized over the one-year term of the notes. During the year ended September 30, 2019, amortization of the warrants was $767,801 and is presented as interest expense in the consolidated statements of operations.

The Convertible Notes as of September 30, 2019 and 2018 are summarized below:

	September 30, 2019	September 30, 2018
Convertible Redeemable Note – Clayton A. Struve	$1,071,000	$1,071,000
Convertible Redeemable Note – J3E2A2Z LP	1,184,066	1,184,066
2019 Convertible Notes	4,242,490	-
	6,497,556	2,255,066

less debt discount – beneficial conversion feature	(1,273,667)	-
less debt discount – warrants	(616,729)	-
less debt discount – warrants issued for services related to debt offering	(652,919)	-
	$3,954,241	$2,255,066

11.
NOTES PAYABLE, CAPITALIZED LEASES AND LONG-TERM DEBT

Notes payable, capitalized leases and long-term debt as of September 30, 2019 and 2018 consisted of the following:

	September 30,	September 30,
	2019	2018

Capital Source Business Finance Group	$-	$145,186
Total debt	-	145,186
Less current portion of long term debt	-	(145,186)
Long term debt	$-	$-

Capital Source Business Finance Group

On March 12, 2019, Capital Source cancelled the Loan and Security Agreement and Capital Source Credit Facility with TransTech. TransTech repaid the remaining $15,165 due on the Secured Credit Facility. On March 27, 2019, the Company received notice that the UCC Financing Statement filed by Capital Source to secure a parent Company guarantee was terminated and cancelled by the State of Nevada.

12.  EQUITY

Authorized Capital Stock

The Company authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

The Company has authorized to issue up to 100,000,000 shares of common stock with a par value of $0.001. As of September 30, 2019, the Company had 18,366,178 shares of common stock issued and outstanding, held by 116 stockholders of record. The number of stockholders, including beneficial owners holding shares through nominee names, is approximately 2,300. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders for a vote, and no cumulative voting for directors is permitted.  Stockholders do not have any preemptive rights to acquire additional securities issued by us.  As of September 30, 2019, there were options outstanding for the purchase of 4,532,668 common shares (including unearned stock option grants totaling 2,410,000 and excluding certain stock option grants for a cancelled kickstarter program), warrants for the purchase of 17,747,090 common shares, and 8,108,356 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company currently has 13,262,779 common shares (9,020,264 common shares at the current price of $0.25 per share and 4,242,490 common shares at the current price of $1.00 per share) and are issuable upon conversion of convertible debentures of $6,497,581. All of which could potentially dilute future earnings per share.

Voting Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001.

Series A Preferred Stock

There are 23,334 shares Series A Preferred shares authorized. Series A Preferred is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred held by such holder are then convertible as of the applicable record date. The Series A Preferred may not be redeemed without the consent of the holder.

On September 23, 2018, a holder of Series A Preferred Stock converted 3,334 shares into 3,334 shares of common stock.

On January 29, 2019, a holder of Series A Preferred Stock converted 20,000 shares into 80,000 shares of common stock. There are no Series A Preferred Stock outstanding as of January 29, 2019.

Series C Preferred Stock and Warrants

On August 11, 2016, the Company filed a Certificate of Designations, Preferences, and Rights of Series C Convertible Preferred Stock. On August 14, 2017, the price of the Series C Preferred Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments. The Certificate designated 1,785,715 shares as Series C Convertible Preferred Stock at a par value of $.001 per share that is currently convertible into common stock at $0.25 per share, with certain adjustments as set forth in the Certificate. The Series C Preferred stock has a yield of 8% if and when dividends are declared and an ownership blocker of 4.99%.

As of September 30, 2019, the Company has 1,785,715 shares of Series C Preferred Stock outstanding, which could potentially be converted into 5,000,000 shares of common stock.  In addition, a corresponding number of five-year warrants to acquire 1,785,715 shares of common stock at $0.25 per share were issued in conjunction with the Series C Preferred Shares and remain outstanding.

Series D Preferred Stock and Warrants

The Company authorized the designation of 1,016,014 shares as Series D Convertible Preferred Stock (“Series D Preferred”). On August 14, 2017, the price of the Series D Preferred Stock was adjusted to $0.25 per share pursuant to the documents governing such instruments. On May 8, 2017, the Company applied with the State of Nevada for approval of the Certificate of Designations, Preferences, and Rights of Series D Convertible Preferred Stock. On July 17, 2018, the Company filed with the State of Nevada a second Amended and Restated Certificate of Designation of Preferences, Powers, and Rights of the Series D Convertible Preferred Stock to decrease the number of authorized Series D Shares from 3,906,250 to 1,016,014.

The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker. The Preferred Series D has an annual yield of 8% The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker. The Preferred Series D has an annual yield of 8% if and when dividends are declared.

In conjunction with Series D Preferred Stock we authorized Series F Common Stock Warrants, which are exercisable for a term of five years at strike price of $0.25. The underlying common stock upon the conversion of the Series D Preferred and Series F Common Stock Warrants issued were required to be included in a registration statement as filed by the Company.

As of September 30, 2019, the Company has 1,016,004 shares of Series D Preferred Stock outstanding, which could be potentially be converted into 3,108,356 shares of common stock shares if the underlying conversion price remains $0.25, and there are 3,984,000 Series F warrant shares.

Series F Preferred Stock

On August 1, 2018, the Company filed with the State of Nevada a Certificate of Designation establishing the Designations, Preferences, Limitations and Relative Rights of Series F Preferred Stock (the “Designation”). The Designation authorized 500 shares of Series F Preferred Stock. The Series F Preferred Stock shall only be issued to the current Board of Directors on the date of the Designation’s filing and is not convertible into common stock. As set forth in the Designation, the Series F Preferred Stock has no rights to dividends or liquidation preference and carries rights to vote 100,000 shares of common stock per share of Series F upon a Trigger Event, as defined in the Designation. A Trigger Event includes certain unsolicited bids, tender offers, proxy contests, and significant share purchases, all as described in the Designation. Unless and until a Trigger Event, the Series F shall have no right to vote. The Series F Preferred Stock shall remain issued and outstanding until the date which is 731 days after the issuance of Series F Preferred Stock (“Explosion Date”), unless a Trigger Event occurs, in which case the Explosion Date shall be extended by 183 days.

Securities Subject to Price Adjustments

In the future, if we sell our common stock at a price below $0.25 per share, the exercise price of 1,785,715 outstanding shares of Series C Preferred Stock, 1,016,004 outstanding shares Series D Preferred Stock that adjust below $0.25 per share pursuant to the documents governing such instruments. In addition, the conversion price of a Convertible Note Payable of $2,255,066 (9,020,264 common shares at the current price of $0.25 per share) and the exercise price of additional outstanding warrants to purchase 12,838,286 shares of common stock would adjust below $0.25 per share pursuant to the documents governing such instruments.

The conversion price of Convertible Note Payable of $4,242,490 (4,242,490 common shares at the current price of $1.00 per share) would adjust below $1.00 per share pursuant to the documents governing such instruments. Warrants totaling 2,663,359 would adjust below $1.20 per share pursuant to the documents governing such instruments.

Common Stock

All of the offerings and sales described below were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by the company in accordance with the requirements of Regulation D and the Securities Act. Unless Registered on Form S-1, all issuances to accredited and non-accredited investors were structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35 investors who have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of an investment in our securities.

The following equity issuances occurred during the year ended September 30, 2019:

During the year ended September 30, 2019, the Company issued 509,656 shares of common stock at $0.25 per share to consultants and investors related to the cashless exercise of warrants.

During the year ended September 30, 2019, the Company issued 145,000 shares of common stock for services provided by two consultants. The common stock was valued at the daily trading price of totaling $246,900 or $1.703 per share.

On January 2, 2019, the Company issued 100,000 shares of common stock for services provided to Ronald P. Erickson. The shares were valued at $102,000 or $1.02 per share.

On January 29, 2019, a holder of Series A Preferred Stock converted 20,000 shares into 80,000 shares of common stock.

The following equity issuances occurred during the year ended September 30, 2018:

The Company issued 779,676 shares of common stock to Named Executive Officers, directors, employees and consultants and for services during the year ended September 30, 2018. The Company expensed $273,068.

On April 10, 2018, the Company issued 2,000,000 shares of our common stock to Phillip A. Bosua under the terms of the Merger Agreement with RAAI common stock. The shares were valued at the fair market value of $520,000 or $0.26 per share.

On June 25, 2018, the Company closed a private placement and received gross proceeds of $1,750,000 ($1,710,000 as of June 30, 2018) in exchange for issuing 7,000,000 (6,840,000 as of June 30, 2018) shares of common stock and warrants to purchase 3,500,000 (3,420,000 as of June 30, 2018) shares of common stock in a private placement to accredited investors pursuant to a series of substantially identical subscription agreements. The initial exercise price of the warrants described above is $0.25 per share, subject to certain adjustments, and they expired five years after their issuance. The shares and the warrants described above were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act. On June 25, 2018, the Company issued 500,000 shares of our common stock to Phillip A. Bosua under the terms of an Employment agreement dated April 10, 2018. The shares were valued at the fair market value of $165,000 or $0.33 per share.

During the year ended September 30, 2018, the Company closed debt conversions and issued 1,600,000 shares of common stock in exchange for the conversion of $464,000, 230,000 shares in exchange for $48,300 in legal services and 605,000 shares in for $199.935 in preexisting debt owed by the Company to certain service providers, all of whom are accredited investors. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

During the year ended September 30, 2018, the Company issued 158,000 shares of our common stock related to warrant exercises that were valued at $80,128.

On September 23, 2018, the Company issued 3,334 shares of our common stock related to the conversion of Series A Preferred Stock for $834.

Warrants to Purchase Common Stock

The following warrants were issued during the year ended September 30, 2019:

The Company cancelled warrants to purchase 70,011 shares of common stock at $3.08 per share to consultants and investors related to the cashless exercise of warrants or expiration of warrants.

The Company issued warrants to purchase 70,000 shares of common stock at $1.61 to $2.72 per share to three consultants. The warrants were valued at $30,325 or $1.989 per share. The warrants expire during the first quarter of 2024.

The Company increased warrants by 120,000 shares at $0.25 per shares related to the June 28, 2019 exercise of warrants by a holder of Series A Preferred Stock.

Private Placement Warrants

The Warrants issued for the private placements discussed above were granted on a 1:0.5 basis (one-half Warrant for each full share of Common Stock into which the Convertible Notes are convertible). The Warrants have a five-year term and an exercise price equal to 120% of the per share conversion price of the Qualified Financing or other mandatory conversion.

Warrants are initially exercisable for 2,121,258 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments.

In connection with the private placement, the placement agent for the Convertible Notes and the Warrants received warrants to purchase 542,102 shares of the Company’s common stock, all based on 8-10% of gross proceeds to the Company.

The Warrants were indexed to our own stock and no down round provision was identified. The Warrants were not subject to ASC 718. Therefore, the Company concluded that based upon the conversion features, the Warrants should not be accounted for as derivative liabilities. The fair value of the Warrants was recorded as Debt Discount (with an offset to APIC) on the date of issuance and amortized over the one-year term of the Convertible Notes. See Note 10 for more information on allocation and fair value of Warrants.

The following warrants were issued during the year ended September 30, 2018:

On December 15, 2017, the Company received $250,000 and issued a senior convertible exchangeable debenture with a principal amount of $300,000 and a five year common stock purchase warrant to purchase 1,200,000 shares of common stock in a private placement dated December 12, 2017 to an accredited investor pursuant to a Securities Purchase Agreement dated August 14, 2017. The initial exercise price of the warrants described above is $0.25 per share, also subject to certain adjustments. The warrants were valued at $123,600 and the beneficial conversion feature was valued at $93,174.

On March 2, 2018, the Company received gross proceeds of $280,000 in exchange for issuing a senior convertible redeemable debenture with a principal amount of $336,000 and a five year warrant to purchase 1,344,000 shares of common stock in a private placement dated February 28, 2018 to an accredited investor pursuant to a Securities Purchase Agreement dated August 14, 2017. The initial exercise price of the warrants described above is $0.25 per share, also subject to certain adjustments. The warrants had an estimated fair value of $348,096 and the beneficial conversion feature on the debenture was valued at $252,932.

The Company entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833 together with a warrant to purchase up to 1,039,666 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. The warrants had an estimated value of $60,820.

In addition, effective as of January 31, 2018, Mr. Erickson was issued a warrant to purchase up to 855,000 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. The warrants had an estimated value of $49,726.

During the year ended September 30, 2018, The Company issued placement agent warrants related to the issuance of senior convertible redeemable debentures and Series D Preferred Stock to purchase up to 538,400 shares of common stock for a period of five years. The initial exercise price of the warrants described above is $0.25 per share, also subject to certain adjustments. The estimated fair value was $134,600.

On June 25, 2018, the Company closed a private placement and received gross proceeds of $1,750,000 ($1,710,000 as of June 30, 2018) in exchange for issuing 7,000,000 (6,840,000 as of June 30, 2018) shares of common stock and warrants to purchase 3,500,000 (3,420,000 as of June 30, 2018) shares of common stock in a private placement to accredited investors pursuant to a series of substantially identical subscription agreements. The initial exercise price of the warrants described above is $0.25 per share, subject to certain adjustments, and they expired five years after their issuance. The shares and the warrants described above were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

The Company issued warrants to purchase 1,229,000 shares of common stock to Named Executive Officers, directors, employees and consultants and for services during the year ended September 30, 2018. The Company expensed $121,710.

During the year ended September 30, 2018, the Company issued 158,000 shares of our common stock related to warrant exercises that were valued at $80,128.

During the year ended September 30, 2018, warrants for the purchase of 544,998 shares of common stock valued at $136,250 expired.

The conversion price of the Series A, C and D Shares and related warrants is currently $0.250 per share, subject to certain adjustments.

A summary of the warrants issued as of September 30, 2019 were as follows:

	September 30, 2019
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of period	15,473,398	$0.326
Issued	2,853,359	1.179
Exercised	(509,656)	(0.250)
Forfeited	-	-
Expired	(70,011)	(3.083)
Outstanding at end of period	17,747,090	$0.455
Exerciseable at end of period	17,747,090

A summary of the status of the warrants outstanding as of September 30, 2019 is presented below:

	September 30, 2019
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life ( In Years)	Price	Exerciseable	Price
13,417,286	3.02	$0.250	13,417,286	$0.250
714,286	-	0.700	714,286	0.700
882,159	2.12	1.000	882,159	1.000
2,713,359	4.45	1.20-1.50	2,713,359	1.20-1.50
20,000	4.42	2.34-4.08	20,000	2.34-4.08

17,747,090	3.44	$0.455	17,747,090	$0.455

The significant weighted average assumptions relating to the valuation of the Company’s warrants for the year ended September 30, 2019 were as follows:

Dividend yield	0%
Expected life	5 years
Expected volatility	180%-182%
Risk free interest rate	2.06%-2.52%

At September 30, 2019, vested warrants totaling 17,677,091 shares had an aggregate intrinsic value of $18,052,811.

13.  STOCK INCENTIVE PLAN

On March 21, 2013, an amendment to the Stock Option Plan was approved by the stockholders of the Company, increasing the number of shares reserved for issuance under the Plan to 93,333 shares. On April 10, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 93,333 to 1,200,000. On August 7, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 1,200,000 to 2,000,000 to common shares. On January 23, 2019, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 2,200,000 to 2,500,000 to common shares. On May 22, 2019, the Compensation Committee approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 2,500,000 to 3,000,000 to common shares.

Determining Fair Value under ASC 718

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjusts share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

The Company had the following stock option transactions during the year ended September 30, 2019:

On October 31, 2018, the Board awarded stock option grants to two directors to acquire 50,000 shares each of the Company’s common stock. The grants had an exercise price of $3.03 per share and expire on October 31, 2023. The grants vested immediately.

On October 31, 2018, the Board awarded Phillip A. Bosua a stock option grant to acquire 1,000,000 shares of the Company’s common which vests upon approval of the Company’s blood glucose measurement technology by the U.S. Food and Drug Administration. The grants had an exercise price of $3.03 per share and expire on October 31, 2023.

On October 31, 2018, the Board awarded Ronald P Erickson a stock option grant to acquire 1,000,000 shares of the Company’s common which vests upon the Company’s successful listing of its Common Stock on NASDAQ or the New York Stock Exchange (including the NYSE American Market). The grant had an exercise price of $3.03 per share and expires on October 31, 2023.

On March 26, 2019, the Board awarded two employees stock option grants totaling 260,000 shares of the Company’s common which vests upon approval of the Company’s blood glucose measurement technology by the U.S. Food and Drug Administration. The grant had an exercise price of $1.50 per share and expires on March 26, 2024.

During April 2019, the Board awarded stock option grants to two employees and a consultant to acquire 185,000 shares of the Company’s common stock. The grants had an exercise price from $1.39 per share to $1.90 per share and expire during April 2024. Grants totaling 10,000 common shares vested immediately and grants totaling 50,000 vest quarterly over three years. Grants totaling 125,000 common shares vest quarterly over four years, with no vesting during the first six months.

On April 15, 2019, the Board awarded an employee was granted a stock option grant to acquire 50,000 shares of the Company’s common which vests upon approval of the Company’s blood glucose measurement technology by the U.S. Food and Drug Administration. The grants had an exercise price of $1.50 per share and expire on April 15, 2024.

During July and August of 2019, the Board awarded stock option grants to four consultants to acquire 275,000 shares of the Company’s common stock. The grants have an exercise price from $1.34 per share to $1.40 per share and expire during July and August 2024. Grants totaling 10,000 common shares vested immediately and grants totaling 50,000 vest quarterly over three years. Grants totaling 15,000 common shares vest monthly over six months. A grant of 100,000 shares of common stock vests quarterly over four years, with no vesting during the first six months. A grants for 100,000 shares of common stock vests quarterly over four years, with no vesting during the first six months. A grant for 100,000 shares of common stock vests upon upon approval of the Company’s blood glucose measurement technology by the U.S. Food and Drug Administration

During the year ended September 30, 2019, the Board four employees a stock option grants to acquire 125,000 shares of the Company’s Common stock for each $1,000,000 raised by the Company in revenue generated in a planned Kickstarter campaign at a price range for $1.50 to $3.03 per share. During the year ended September 30, 2019, the Company recently decided that it would not undertake a Kickstarter campaign. Options are expected to be cancelled or have alternative Company milestones.

During the year ended September 2019, stock option grants for 520,000 shares of common stock with an exercise price ranging from $3.03 to $4.20 per share were forfeited.

The Company had the following stock option transactions during the year ended September 30, 2018:

A former employee forfeited stock option grants for 10,668 shares of common stock at $14.719 per share.

During the year ended September 30, 2018, four employee and two consultants were granted options to purchase 1,180,000 shares of common stock at an exercise price of $2.024 per share. The stock option grants vest quarterly over four years (none during the first six months) and are exercisable for 5 years. The stock option grants were valued at an average of $2.38 per share.

On July 30, 2018, Mr. Bosua was awarded a stock option grant for 1,000,000 shares of common stock that was awarded at $1.28 per share and was valued at the black scholes value of $1.22 per share.  The stock option grant vests quarterly over four years and is exercisable for 5 years.

There are currently 4,532,668 options to purchase common stock at an average exercise price of $2.025 per share outstanding as of September 30, 2019 under the 2011 Stock Incentive Plan. The Company recorded $1,141,674 and $50,899 of compensation expense, net of related tax effects, relative to stock options for the year ended September 30, 2019 and 2018 and in accordance with ASC 718. Net loss per share (basic and diluted) associated with this expense was approximately ($0.060) and ($0.010) per share, respectively. As of September 30, 2019, there is approximately $631,026, net of forfeitures, of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 3.70 years. Stock option grants totaling 2,410,000 shares of common stock are performance stock option grants and are not vested until the performance is achieved.

Stock option activity for the years ended September 30, 2019 and 2018 was as follows:

	Weighted Average
	Options	Exercise Price	$
Outstanding as of September 30, 2017	15,404	$14.68	$226,059
Granted	2,180,000	1.683	3,668,500
Exercised	-	-	-
Forfeitures	(12,736)	14.764	(188,040)
Outstanding as of September 30, 2018	2,182,668	1.698	3,706,519
Granted	2,870,000	2.615	7,504,850
Exercised	-	-	-
Forfeitures	(520,000)	(3.906)	(2,031,000)
Outstanding as of September 30, 2019	4,532,668	$2.025	$9,180,369

The following table summarizes information about stock options outstanding and exercisable as of September 30, 2019:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining Life	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Outstanding	Exerciseable	Exerciseable
$0.250	530,000	0.50	$0.250	165,625	$0.25
1.28-1.50	1,860,000	3.83	1.35	360,000	1.28
	60,000	4.56	1.85	12,083	1.84
	2,080,000	4.08	3.08	20,000	4.20
	2,668	0.50	14.25	1,334	13.50
	4,532,668	3.70	$2.025	559,042	$1.122

There were stock option grants of 1,980,000 shares as of September 30, 2019 with an aggregate intrinsic value of $826,720.

14.  OTHER SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Related Party Transactions with Ronald P. Erickson

See Notes 10, 13 and 15 for related party transactions with Ronald P. Erickson.

On January 16, 2018, Mr. Erickson was issued 100,000 of restricted common stock at the grant date market value of $0.21 per share.  On January 2, 2019, Mr. Erickson was issued 100,000 shares of restricted common stock at the grant date market value of $1.02 per share.

On January 25, 2018, the Company entered into amendments to two demand promissory notes, totaling $600,000 with Mr. Erickson, our former Chief Executive Officer and current chairman of the board and/or entities in which Mr. Erickson has a beneficial interest. The amendments extend the due date from December 31, 2017 to September 30, 2018 and continue to provide for interest of 3% per annum and a third lien on company assets if not repaid by September 30, 2018 or converted into convertible debentures or equity on terms acceptable to the Holder. On March 16, 2018, the demand promissory notes and accrued interest were converted into convertible notes payable.

On March 16, 2018, the Company entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833 together with a warrant to purchase up to 1,039,666 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. The warrants were valued at $110,545. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest. The Company recorded accrued interest of $73,964 as of September 30, 2019. On May 8, 2019, the Company signed Amendment 1 to the convertible redeemable promissory notes, extending the due dates to September 30, 2019 and increasing the interest rate to 6%. On November 26, 2019, the Company signed Amendment 2 to the convertible promissory or OID notes, extending the due dates to March 31, 2020.

On July 9, 2018, the Company repaid a $199,935 Business Loan Agreement with Umpqua Bank from funds previously provided by an entity affiliated with Ronald P. Erickson, our Chairman of the Board. The Company paid $27,041 and issued 800,000 shares of common stock in exchange for the conversion of this debt. Mr. Erickson is an accredited investor. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

Mr. Erickson and/or entities with which he is affiliated also have accrued compensation, travel and interest of approximately $657,551 as of September 30, 2018.

Mr. Erickson and/or entities with which he is affiliated also have accrued compensation, travel and interest of approximately $487,932 as of September 30, 2019.

Related Party Transaction with Phillip A. Bosua

On February 7, 2018, the Company issued 50,000 shares of our common stock to Phillip A. Bosua under the terms of a consulting agreement dated July 6, 2017. The fair value of the shares issued was $12,000.

On April 10, 2018, the Company issued 2,000,000 shares of our common stock to Phillip A. Bosua under the terms of the Merger Agreement with RAAI common stock. The fair value of the shares issued was $520,000.

On June 25, 2018, we issued 500,000 shares of our common stock to Phillip A. Bosua under the terms of an Employment agreement dated April 10, 2018. The fair value of the shares issued was $165,000.

On June 25, 2018, we closed a debt conversion with an entity controlled by Phillip A. Bosua and issued 255,000 shares of common stock in exchange for the conversion of $63,750 in preexisting debt owed by the Company to this entity.

On July 30, 2018, Mr. Bosua was awarded a stock option grant for 1,000,000 shares of our common stock that was awarded at $1.28 per share and was valued at the black scholes value of $0.96 per share.

Stock Issuances to Named Executive Officers and Directors

During January to May 2018, the Company issued 275,000 shares of restricted common stock to one Named Executive Officer and two directors for services during 2018. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $0.246 per share, the market price of our common stock.

Stock Option Grant Cancellations

During the year ended September 30, 2019, two directors voluntarily forfeited stock option grants for 100,000 shares of common stock with an exercise price of $3.03 per share.

15. COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

Legal Proceedings

The Company may from time to time become a party to various legal proceedings arising in the ordinary course of our business. The Company is currently not a party to any pending legal proceeding that is not ordinary routine litigation incidental to our business.

Employment Agreement with Phillip A. Bosua, Chief Executive Officer

On April 10, 2018, the Company appointed Mr. Bosua as Chief Executive Officer of the Company, replacing Ronald P. Erickson, who remains Chairman of the Company. Mr. Erickson has been a director and officer of Know Labs since April 2003. He was appointed as our CEO and President in November 2009 and as Chairman of the Board in February 2015. Previously, Mr. Erickson was our President and Chief Executive Officer from September 2003 through August 2003 and was Chairman of the Board from August 2004 until May 2011.

Phillip A. Bosua was appointed the Company’s CEO on April 10, 2018. Previously, Mr. Bosua served as the Company’s Chief Product Officer since August 2017. The Company entered into a Consulting Agreement with Mr. Bosua’s company, Blaze Clinical on July 7, 2017. From September 2012 to February 2015, Mr. Bosua was the founder and Chief Executive Officer of LIFX Inc. (where he developed and marketed an innovative “smart” light bulb) and from August 2015 until February 2016 was Vice President Consumer Products at Soraa (which markets specialty LED light bulbs). From February 2016 to July 2017, Mr. Bosua was the founder and CEO of RAAI, Inc. (where he continued the development of his smart lighting technology). From May 2008 to February 2013 he was the Founder and CEO of LimeMouse Apps, a leading developer of applications for the Apple App Store.

On April 10, 2018, the Company entered into an Employment Agreement with Mr. Bosua reflecting his appointment as Chief Executive Officer. The Employment Agreement is for an initial term of 12 months (subject to earlier termination) and will be automatically extended for additional 12-month terms unless either party notifies the other party of its intention to terminate the Employment Agreement with at least ninety (90) days prior to the end of the Initial Term or renewal term.. Mr. Bosua will be paid a base salary of $225,000 per year, received 500,000 shares of common stock valued at $0.33 per share and may be entitled to bonuses and equity awards at the discretion of the Board or a committee of the Board. The Employment Agreement provides for severance pay equal to 12 months of base salary if Mr. Bosua is terminated without “cause” or voluntarily terminates his employment for “good reason.” On March 5, 2019, Mr. Bosua’s annual compensation was increased to $240,000.

Employment Agreement with Ronald P. Erickson, Chairman of the Board and Interim Chief Financial Officer

On August 4, 2017, the Board of Directors approved an Employment Agreement with Ronald P. Erickson pursuant to which we engaged Mr. Erickson as our Chief Executive Officer through September 30, 2018. On April 10, 2018, the Company entered into an Amended Employment Agreement for Ronald P. Erickson which amends the Employment Agreement dated July 1, 2017. The Agreement expires March 21, 2019. automatically be extended for additional one (1) year periods unless either Party delivers written notice of such Party’s intention to terminate this Agreement at least ninety (90) days prior to the end of the Initial Term or renewal term.

Mr. Erickson’s annual compensation was $180,000. Mr. Erickson is also entitled to receive an annual bonus and equity awards compensation as approved by the Board. The bonus should be paid no later than 30 days following earning of the bonus. On March 5, 2019, Mr. Erickson’s annual compensation was increased to $195,000.

Mr. Erickson will be entitled to participate in all group employment benefits that are offered by us to our senior executives and management employees from time to time, subject to the terms and conditions of such benefit plans, including any eligibility requirements.

If the Company terminates Mr. Erickson’s employment at any time prior to the expiration of the Term without Cause, as defined in the Employment Agreement, or if Mr. Erickson terminates his employment at any time for “Good Reason” or due to a “Disability”, Mr. Erickson will be entitled to receive (i) his Base Salary amount for one year; and (ii) medical benefits for eighteen months.

Properties and Operating Leases

The Company is obligated under the following leases for its various facilities.

Corporate Offices

On April 13, 2017, the Company leased its executive office located at 500 Union Street, Suite 810, Seattle, Washington, USA, 98101. The Company leases 943 square feet and the net monthly payment is $2,672. The monthly payment increases approximately 3% each year and the lease expires on May 31, 2022.

Lab Facilities and Executive Offices

On February 1, 2019, the Company leased its lab facilities and executive offices located at 915 E Pine Street, Suite 212, Seattle, WA 98122. The Company leases 2,642 square feet and the net monthly payment is $8,256. The monthly payment increases approximately 3% on July 1, 2019 and annually thereafter. The lease expires on June 30, 2021 and can be extended.

Terminated Leases

On May 1, 2018, the Company leased its lab facilities and executive offices located at 304 Alaskan Way South, Suite 102, Seattle, Washington, USA, 98101. The Company leases 2,800 square feet and the net monthly payment is $4,000. The lease expired on April 30, 2019.

TransTech was located at 12142 NE Sky Lane, Suite 130, Aurora, OR 97002. TransTech terminated this lease effective May 31, 2019.

16. INCOME TAXES

The Company has incurred losses since inception, which have generated net operating loss carryforwards.  The net operating loss carryforwards arise from United States sources.

Pretax losses arising from United States operations were approximately $2,834,000 for the year ended September 30, 2019.

Pretax losses arising from United States operations were approximately $1,609,000 for the year ended September 30, 2018.

The Company has net operating loss carryforwards of approximately $32,083,000, which expire in 2022-2037. Because it is not more likely than not that sufficient tax earnings will be generated to utilize the net operating loss carryforwards, a corresponding valuation allowance of approximately $6,930,000 was established as of September 30, 2019. Additionally, under the Tax Reform Act of 1986, the amounts of, and benefits from, net operating losses may be limited in certain circumstances, including a change in control.

Section 382 of the Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership. There can be no assurance that the Company will be able to utilize any net operating loss carryforwards in the future. The Company is subject to possible tax examination for the years 2012 through 2019.

For the year ended September 30, 2019, the Company’s effective tax rate differs from the federal statutory rate principally due to net operating losses, interest expense and warrants issued for services.

U.S. Tax Reform

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the Tax Reform Act). The Tax Reform Act significantly revises the future ongoing federal income tax by, among other things, lowering U.S. corporate income tax rates effective January 1, 2018. The Company has calculated a blended U.S. federal income tax rate of approximately 21% for the fiscal year ending September 30, 2019 and 21.0% for subsequent fiscal years. Remeasurement of the Company’s deferred tax balance under the Tax Reform Act resulted in a non-cash tax benefit reduction of approximately $2.3 million for the year ended September 30, 2018.

The changes included in the Tax Reform Act are broad and complex. The final transition impacts of the Tax Reform Act may differ from the above estimate due to, among other things, changes in interpretations of the Tax Reform Act, any legislative action to address questions that arise because of the Tax Reform Act and any changes in accounting standards for income taxes or related interpretations in response to the Tax Reform Act.

The principal components of the Company’s deferred tax assets at September 30, 2019 and 2018 are as follows:

	2019	2018
U.S. operations loss carry forward at statutory rate of 21%	$6,737,300	$6,142,138
Deferred tax assets related to timing differences-accruals	192,897	-
Total	6,930,197	6,142,138
Less Valuation Allowance	(6,930,197)	(6,142,138)
Net Deferred Tax Assets	-	-
Change in Valuation allowance	$(788,059)	$(337,853)

A reconciliation of the United States Federal Statutory rate to the Company’s effective tax rate for the years ended September 30, 2019 and 2018 are as follows:

Federal Statutory Rate	-21.0%	-21.0%
Increase in Income Taxes Resulting from:
Change in Valuation allowance	21.0%	21.0%
Effective Tax Rate	0.0%	0.0%

17. SEGMENT REPORTING

The management of the Company considers the business to have two operating segments (i) the development of the Bio-RFID™” and “ChromaID™” technologies.and (ii) TransTech, a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues. The financial results from our TransTech subsidiary have been diminishing as vendors of their products increasingly move to the Internet and direct sales to their customers. While it does provide our current revenues, it is not central to our current focus as a Company. Moreover, we have written down any goodwill associated with its historic acquisition. We continue to closely monitor this subsidiary and expect it to wind down completely in the near future.

During the year ended September 30, 2019, the Company began to report both entities as segments. The reporting for the year ended September 30, 2019 and 2018 was as follows:

			Segment
		Gross	Net	Segment
Segment	Revenue	Margin	Loss	Assets
Year Ended September 30, 2019
Development of the Bio-RFID™” and “ChromaID™” technologies	$-	$-	$(7,534,739)	$2,882,194
TransTech distribution business	1,804,960	426,547	(77,577)	57,439
Total segments	$1,804,960	$426,547	$(7,612,316)	$2,939,633

Year Ended September 30, 2018
Development of the Bio-RFID™” and “ChromaID™” technologies	$-	$-	$(3,294,707)	$1,311,134
TransTech distribution business	4,303,296	821,623	37,110	791,814
Total segments	$4,303,296	$821,623	$(3,257,597)	$2,102,948

18.  SUBSEQUENT EVENTS

The Company evaluated subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements were issued. Subsequent to September 30, 2019, there were the following material transactions that require disclosure:

Convertible Promissory Notes with Clayton A. Struve

As of September 30, 2019, the Company owes Clayton A. Struve $1,071,000 under convertible promissory or OID notes. On November 26, 2019, the Company signed Amendments to the convertible promissory or OID notes, extending the due dates to March 31, 2020.

Convertible Redeemable Promissory Notes with Ronald P. Erickson and J3E2A2Z

On March 16, 2018, the Company entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833. On November 26, 2019, the Company signed Amendment 2 to the convertible promissory or OID notes, extending the due dates to March 31, 2020.

Convertible Notes Dated October 17, 2019

On October 17, 2019, the Company closed funding on Convertible Notes totaling principal amount of $385,000 which bear annual interest of 8%. Both the principal amount of and the interest are payable on a payment-in-kind basis in shares of Common Stock of the Company (the “Common Stock”). They are due and payable (in Common Stock) on the earlier of (a) mandatory and automatic conversion of the Convertible Notes into a financing that yields gross proceeds of at least $10,000,000 (a “Qualified Financing”) or (b) on the one-year anniversary of the Convertible Notes (the “Maturity Date”). Investors will be required to convert their Convertible Notes into Common Stock in any Qualified Financing at a conversion price per share equal to the lower of (i) $1.00 per share or (ii) a 25% discount to the price per share paid by investors in the Qualified Financing. If the Convertible Notes have not been paid or converted prior to the Maturity Date, the outstanding principal amount of the Convertible Notes will be automatically converted into shares of Common Stock at the lesser of (a) $1.00 per share or (b) any adjusted price resulting from the application of a “most favored nations” provision, which requires the issuance of additional shares of Common Stock to investors if we issue certain securities at less than the then-current conversion price.

The Warrants were granted on a 1:0.5 basis (one-half Warrant for each full share of Common Stock into which the Convertible Notes are convertible). The Warrants have a five-year term and an exercise price equal to 120% of the per share conversion price of the Qualified Financing or other mandatory conversion.

The Convertible Notes are initially convertible into 385,000 shares of Common Stock, subject to certain adjustments, and the Warrants are initially exercisable for 192,500 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments.

In connection with the private placement, the placement agent for the Convertible Notes and the Warrants received a cash fee of $36,800 and warrants to purchase 55,200 shares of our common stock, all based on 8-10% of gross proceeds to the Company.

As part of the Purchase Agreement, we entered into a Registration Rights Agreement, which grants the investors “demand” and “piggyback” registration rights to register the shares of Common Stock issuable upon the conversion of the Convertible Notes and the exercise of the Warrants with the Securities and Exchange Commission for resale or other disposition. In addition, the Convertible Notes are subordinated to certain senior debt of the Company pursuant to a Subordination Agreement executed by the investors.

The Convertible Notes and Warrants were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

Stock Option Exercise and Cancellation

On November 9, 2019, a former employee exercised stock option grants on a cashless basis. The former employee received 73,191 shares of common stock for vested stock option grants totaling 93,750 shares. The stock option grant had an exercise price of $0.25 per share. The former employee forfeited stock option grants 206,250 at an exercise price of $0.25 per share and 150,000 at an exercise price of $1.28 per share.

Stock Option Cancellations

On October 4, 2019, Ronald P. Erickson and Philip A. Bosua, named executive officers, each voluntarily cancellated stock option grants totaling for 1,000,000 shares with an exercise price of $3.03 per share. The grants were related to performance and were not vested.

On October 4, 2019, an employee voluntarily cancellated a stock option grant totaling 80,000 shares with an exercise price of $4.20 per share.

Stock Option Issuances

On December 19, 2019, the Board of Directors approved the following stock option grants:

Stock option grants to two directors, 2 employees and two consultants totaling 315,000 shares with an exercise price of $1.12 per share. The stock option grants expire in five years. The stock option grants have various vesting terms and expire during the fourth quarter of 2024.

Stock option grant to Philip A. Bosua, a named executive officer, for 1,200,000 shares with an exercise price of $1.10 per share. The performance grant expires November 4, 2019 and vests upon FDA approval of the UBAND blood glucose monitor.

Stock option grant to Ronald P. Erickson, a named executive officer, for 1,200,000 shares with an exercise price of $1.10 per share. The performance grant expires November 4, 2019 and vests upon uplisting to NASDAQ or NYSE exchanges.

KNOW LABS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2020	September 30, 2019
ASSETS		(Audited)

CURRENT ASSETS:
Cash and cash equivalents	$776,752	$1,900,836
Accounts receivable, net of allowance of $0 and $40,000, respectively	-	63,049
Prepaid expenses	-	6,435
Inventories, net	-	7,103
Total current assets	776,752	1,977,423

PROPERTY AND EQUIPMENT, NET	119,774	130,472

OTHER ASSETS
Intangible assets	187,780	274,446
Other assets	13,766	13,766
Operating lease right of use asset	130,100	243,526

TOTAL ASSETS	$1,228,172	$2,639,633

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES:
Accounts payable - trade	$693,598	$810,943
Accounts payable - related parties	8,439	7,048
Accrued expenses	118,633	460,055
Accrued expenses - related parties	677,918	458,500
Convertible notes payable	2,739,330	3,954,241
Current portion of operating lease right of use liability	118,568	124,523
Total current liabilities	4,356,486	5,815,310

NON-CURRENT PORTION OF OPERATING LEASE RIGHT OF USE LIABILITY	12,906	121,613

COMMITMENTS AND CONTINGENCIES (Note 14)	-	-

STOCKHOLDERS' DEFICIT
Preferred stock - $0.001 par value, 5,000,000 shares authorized, 0 shares issued and
outstanding at 3/31/2020 and 9/30/2019 respectively	-	-
Series A Convertible Preferred stock - $0.001 par value, 23,334 shares authorized, 0 shares
issued and outstanding at 3/31/2020 and 9/30/2019, respectively	-	-
Series C Convertible Preferred stock - $0.001 par value, 1,785,715 shares authorized,
1,785,715 shares issued and outstanding at 3/31/2020 and 9/30/2019, respectively	1,790	1,790
Series D Convertible Preferred stock - $0.001 par value, 1,016,014 shares authorized,
1,016,004 shares issued and outstanding at 3/31/2020 and 9/30/2019, respectively	1,015	1,015
Common stock - $0.001 par value, 100,000,000 shares authorized, 23,324,128 and 18,366,178
shares issued and outstanding at 3/31/2020 and 9/30/2019, respectively	23,324	18,366
Additional paid in capital	45,581,817	39,085,179
Accumulated deficit	(48,749,166)	(42,403,640)
Total stockholders' deficit	(3,141,220)	(3,297,290)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,228,172	$2,639,633

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS

	Three Months Ended,		Six Months Ended,
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019

REVENUE	$4,546	$593,712	$121,939	$1,195,921
COST OF SALES	3,791	454,839	69,726	927,125
GROSS PROFIT	755	138,873	52,213	268,796
RESEARCH AND DEVELOPMENT EXPENSES	447,165	184,024	938,303	391,014
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,622,941	1,003,504	2,543,492	1,692,950
OPERATING LOSS	(2,069,351)	(1,048,655)	(3,429,582)	(1,815,168)

OTHER INCOME (EXPENSE):
Interest expense	(1,301,674)	(400,201)	(2,981,164)	(409,327)
Other income	40,512	6,618	65,220	13,054
Total other (expense), net	(1,261,162)	(393,583)	(2,915,944)	(396,273)

LOSS BEFORE INCOME TAXES	(3,330,513)	(1,442,238)	(6,345,526)	(2,211,441)

Income taxes - current provision	-	-	-	-

NET LOSS	$(3,330,513)	$(1,442,238)	$(6,345,526)	$(2,211,441)

Basic and diluted loss per share	$(0.16)	$(0.08)	$(0.33)	$(0.12)

Weighted average shares of common stock outstanding- basic and diluted	20,424,329	18,094,492	19,412,240	17,829,909

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Series A Convertible		Series C Convertible		Series D Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of October 1, 2018	20,000	$11	1,785,715	$1,790	1,016,004	$1,015	17,531,522	$17,531	$32,163,386	$(34,791,324)	$(2,607,591)
Stock compensation expense - employee options	-	-	-	-	-	-	-	-	171,499	-	171,499
Conversion of Series A Convertible Preferred Stock	-	-					279,929	280	(280)	-	-
Net loss	-	-	-	-	-	-	-	-	-	(769,203)	(769,203)
Balance as of December 31, 2018	20,000	11	1,785,715	1,790	1,016,004	1,015	17,811,451	17,811	32,334,605	(35,560,527)	(3,205,295)
Stock compensation expense - employee options	-	-	-	-	-	-	-	-	91,648	-	91,648
Issuance of common stock for services	-	-	-	-	-	-	245,000	245	348,655	-	348,900
Conversion of Series A Preferred Stock	(20,000)	(11)	-	-	-	-	80,000	80	(69)	-	-
Beneficial conversion feature (Note 10)	-	-	-	-	-	-	-	-	1,570,049	-	1,570,049
Issuance of warrants to debt holders (Note 10)	-	-	-	-	-	-	-	-	1,244,263	-	1,244,263
Issuance of warrants for services related to debt offering (Note 10)	-	-	-	-	-	-	-	-	988,876	-	988,876
Stock based compensation- warrants	-	-	-	-	-	-	-	-	30,325	-	30,325
Issuance of common stock for warrant exercise	-	-	-	-	-	-	56,518	56	(56)	-	-
Net loss	-	-	-	-	-	-	-	-	-	(1,442,238)	(1,442,238)
Balance as of March 31, 2019	-	-	1,785,715	1,790	1,016,004	# 1,015	18,192,969	18,192	36,608,296	(37,002,765)	(373,472)
Balance as of October 1, 2019	-	-	1,785,715	1,790	1,016,004	1,015	18,366,178	18,366	39,085,179	(42,403,640)	(3,297,290)
Stock compensation expense - employee options	-	-	-	-	-	-	-	-	399,897	-	399,897
Stock option exercise	-	-	-	-	-	-	73,191	73	(73)	-	-
Beneficial conversion feature (Note 10)	-	-	-	-	-	-	-	-	330,082	-	330,082
Issuance of warrants to debt holders (Note 10)	-	-	-	-	-	-	-	-	168,270	-	168,270
Issuance of warrants for services related to debt offering (Note 10)	-	-	-	-	-	-	-	-	160,427	-	160,427
Issuance of common stock for exercise of warrants	-	-	-	-	-	-	28,688	29	(29)	-	-
Net loss	-	-	-	-	-	-	-	-	-	(3,015,013)	(3,015,013)
Balance as of December 31, 2019	-	-	1,785,715	1,790	1,016,004	1,015	18,468,057	18,468	40,143,753	(45,418,653)	(5,253,627)
Stock compensation expense - employee options	-	-	-	-	-	-	-	-	165,829	-	165,829
Conversion of debt offering and accrued interest (Note 10)	-	-	-	-	-	-	4,114,800	4,115	4,110,685	-	4,114,800
Beneficial conversion feature (Note 10)	-	-	-	-	-	-	-	-	105,535	-	105,535
Issuance of warrants to debt holders (Note 10)	-	-	-	-	-	-	-	-	21,214	-	21,214
Issuance of warrants for services related to debt offering (Note 10)	-	-	-	-	-	-	-	-	9,542	-	9,542
Issuance of common stock for services	-	-	-	-	-	-	540,000	540	1,025,460	-	1,026,000
Issuance of common stock for exercise of warrants	-	-	-	-	-	-	201,271	201	(201)	-	0
Net loss	-	-	-	-	-	-	-	-	-	(3,330,513)	(3,330,513)
Balance as of March 31, 2020	-	$-	1,785,715	$1,790	1,016,004	$1,015	$23,324,128	$23,324	$45,581,817	$(48,749,166)	$(3,141,220)

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended,
	March 31, 2020	March 31, 2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,345,526)	$(2,211,441)
Adjustments to reconcile net loss to net cash (used in) operating activities
Depreciation and amortization	120,745	133,019
Issuance of capital stock for services and expenses	1,026,000	348,900
Stock based compensation- warrants	-	30,325
Stock based compensation- stock option grants	565,726	263,147
Amortization of debt discount	2,792,398	361,534
Provision on loss on accounts receivable	2,439	8,728
Right of use, net	(1,236)	-
Loss on sale of assets	4,358	-
Changes in operating assets and liabilities:
Accounts receivable	60,610	118,438
Prepaid expenses	6,435	7,296
Inventory	7,103	102,593
Other assets	-	(8,697)
Accounts payable - trade and accrued expenses	72,618	(245,393)
Deferred revenue	-	(55,959)
NET CASH (USED IN) OPERATING ACTIVITIES	(1,688,330)	(1,147,510)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in research and development equipment	(27,739)	(74,556)
NET CASH (USED IN) INVESTING ACTIVITIES:	(27,739)	(74,556)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on line of credit	-	(92,094)
Proceeds from convertible notes payable	715,000	3,809,976
Payments for issuance costs from notes payable	(123,015)	(368,322)
NET CASH PROVIDED BY FINANCING ACTIVITIES	591,985	3,349,560

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,124,084)	2,127,494

CASH AND CASH EQUIVALENTS, beginning of period	1,900,836	934,407

CASH AND CASH EQUIVALENTS, end of period	$776,752	$3,061,901

Supplemental disclosures of cash flow information:
Interest paid	$-	$7,750
Taxes paid	$-	$-

Non-cash investing and financing activities:
Beneficial conversion feature	$435,617	$1,570,049
Issuance of warrants to debt holders	$189,484	$1,244,263
Issuance of warrants for services related to debt offering	$169,969	$988,876
Cashless warant exercise (fair value)	$57,490	$84,107
Cashless stock options exercise (fair value)	$18,298	$-
Conversion of debt offering	$3,800,424	$-
Conversion of accrued interest	$314,376	$-

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited consolidated condensed financial statements have been prepared by Know Labs, Inc, formerly Visualant, Incorporated (“the Company”, “us,” “we,” or “our”) in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting and rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. In the opinion of our management, all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position, results of operations, and cash flows for the fiscal periods presented have been included.

These financial statements should be read in conjunction with the audited financial statements and related notes included in our Annual Report filed on Form 10-K for the year ended September 30, 2019, filed with the Securities and Exchange Commission (“SEC”) on December 27, 2019. The results of operations for the six months ended March 31, 2020 are not necessarily indicative of the results expected for the full fiscal year, or for any other fiscal period.

1. ORGANIZATION

Know Labs, Inc. (the “Company”) was incorporated under the laws of the State of Nevada in 1998. The Company has authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

The Company is focused on the development, marketing and sales of proprietary technologies which are capable of uniquely identifying or authenticating almost any substance or material using electromagnetic energy to record, detect, and identify the unique “signature” of the substance or material. We call these our “Bio-RFID™” and “ChromaID™” technologies.

Historically, the Company focused on the development of our proprietary ChromaID technology. Using light from low-cost LEDs (light emitting diodes) the ChromaID technology maps the color of substances, fluids and materials. With the Company’s proprietary processes, the Company can authenticate and identify based upon the color that is present. The color is both visible to us as humans but also outside of the humanly visible color spectrum in the near infra-red and near ultra-violet and beyond. The Company’s ChromaID scanner sees what we like to call “Nature’s Color Fingerprint.” Everything in nature has a unique color identifier and with ChromaID the Company can see, and identify, and authenticate based upon the color that is present. The Company’s ChromaID scanner is capable of uniquely identifying and authenticating almost any substance or liquid using light to record, detect and identify its unique color signature. More recently, the Company has focused upon extensions and new inventions that are derived from and extend beyond our ChromaID technology. The Company calls this new technology “Bio-RFID.” The rapid advances made with our Bio-RFID technology in our laboratory have caused us to move quickly into the commercialization phase of our Company as the Company works to create revenue generating products for the marketplace. Today, the sole focus of the Company is on its Bio-RFID technology and its commercialization.

In 2010, the Company acquired TransTech Systems, Inc. as an adjunct to the Company’s business. TransTech is a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues. The financial results from our TransTech subsidiary have been diminishing as vendors of their products increasingly move to the Internet and direct sales to their customers. While it does provide the Company’s current revenues, it is not central to the Company’s current focus. Moreover, the Company has written down any goodwill associated with this acquisition. The Company expects to shut down TransTech completely by June 30, 2020.

The Company is in the process of commercializing its Bio-RFID technology. The Company plans its first commercial applications to be a wearable non-invasive Continuous Glucose Monitor. This product will require approval from the United States Food and Drug Administration prior to introduction to the market. In addition, it has a technology license agreement with Allied Inventors, formerly Xinova and Invention Development Management Company, a subsidiary of Intellectual Ventures.

The Company believes that its commercialization success is dependent upon its ability to significantly increase the number of customers that are purchasing and using its products. To date the Company has generated minimal revenue from sales of products derived from its ChromaID and Bio-RFID technology. The Company is currently not profitable. Even if the Company succeeds in introducing its technology and related products to its target markets, the Company may not be able to generate sufficient revenue to achieve or sustain profitability. Regulatory requirements may also inhibit the speed with which the Company’s products can enter the marketplace.

ChromaID was invented by scientists under contract with the Company. Bio-RFID was invented by individuals working for the Company. The Company actively pursues a robust intellectual property strategy and has been granted fourteen patents. The Company also has several patents pending. The Company possesses all right, title and interest to the issued patents. Nine additional issued and pending patents are licensed exclusively to the Company in perpetuity by the Company’s strategic partner, Allied Inventors.

2. GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses $6,345,526, $7,612,316 and $3,257,597 for the six months ended March 31, 2020 and the years ended September 30, 2019 and 2018, respectively. Net cash used in operating activities was $1,668,330, $3,104,035 and $1,117,131 for the six months ended March 31, 2020 and the years ended September 30, 2019 and 2018, respectively. During the six months ended March 31, 2020 and 2019, the Company incurred non-cash expenses of $4,510,430 and $1,145,653.

The Company anticipates that it will record losses from operations for the foreseeable future. As of March 31, 2020, the Company’s accumulated deficit was $48,749,166  The Company has limited capital resources, and operations to date have been funded with the proceeds from private equity and debt financings and loans from Ronald P. Erickson, the Company’s Chairman of the Board and Interim Chief Financial Officer, or entities with which he is affiliated. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by the Company’s independent registered public accounting firm relating to our consolidated financial statements for the year ended September 30, 2019 includes an explanatory paragraph expressing the substantial doubt about the Company’s ability to continue as a going concern.

The Company believes that its cash on hand and received since March 31, 2020 will be sufficient to fund our operations until early 2021. The Company needs additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business. We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to the Company’s then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, the Company may be required to delay, scale back, eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected.

3. SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

Basis of Presentation – The accompanying unaudited consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these unaudited condensed consolidated financial statements were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”).

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries, TransTech Systems, Inc and RAAI Lighting, Inc. Inter-Company items and transactions have been eliminated in consolidation.

Cash and Cash Equivalents – The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.  At March 31, 2020, the Company had uninsured deposits in the amount of $526,752.

Accounts Receivable and Revenue – The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, which requires the application of the five-step-principles-based-accounting-model for revenue recognition. These steps include (1) a legally enforceable contract, written or unwritten is identified; (2) performance obligations in the contracts are identified; (3) the transaction price reflecting variable consideration, if any, is identified; (4) the transaction price is allocated to the performance obligations; and (5) revenue is recognized when the control of goods is transferred to the customer at a particular time or over time. For TransTech, the Company extends thirty day terms to some customers. Accounts receivable are reviewed periodically for collectability.

TransTech Systems Inc. sells products directly to customers. Our products are typically sold pursuant to purchase orders placed by our customers, and our terms and conditions of sale do not require customer acceptance. We account for a contract with a customer when there is a legally enforceable contract, which could be the customer’s purchase order, the rights of the parties are identified, the contract has commercial terms, and collectability of the contract consideration is probable. The majority of our contracts have a single performance obligation to transfer products and are short term in nature, usually less than one year. Our revenue is measured based on the consideration specified in the contract with each customer in exchange for transferring products that is generally based upon a negotiated, formula, list or fixed price. Revenue is recognized when control of the promised goods is transferred to our customer, which is either upon shipment from our dock, receipt at the customer’s dock, or removal from consignment inventory at the customer’s location, in an amount that reflects the consideration we expect to be entitled to receive in exchange for those goods.

Allowance for Doubtful Accounts - We maintain an allowance for uncollectible accounts receivable. It is our practice to regularly review and revise, when deemed necessary, our estimates of uncollectible accounts receivable, which are based primarily on actual historical return rates. We record estimated uncollectible accounts receivable as selling, general and administrative expense. As of March 31, 2020 and September 30, 2019, there was a reserve for sales returns of $0 and $40,000, respectively, which is minimal based upon our historical experience.

Inventories – Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech.  The Company records a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $0 and $28,000 reserve for impaired inventory as of March 31, 2020 and September 30, 2019.

Equipment – Equipment consists of machinery, leasehold improvements, furniture and fixtures and software, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 2-10 years, except for leasehold improvements which are depreciated over 5 years.

Long-Lived Assets – The Company reviews its long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Intangible Assets – Intangible assets are capitalized and amortized on a straight-line basis over their estimated useful life, if the life is determinable. If the life is not determinable, amortization is not recorded. We regularly perform reviews to determine if facts and circumstances exist which indicate that the useful lives of our intangible assets are shorter than originally estimated or the carrying amount of these assets may not be recoverable. When an indication exists that the carrying amount of intangible assets may not be recoverable, we assess the recoverability of our assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Such impairment test is based on the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Impairment, if any, is based on the excess of the carrying amount over the estimated fair value of those assets.

Research and Development Expenses – Research and development expenses consist of the cost of employees, consultants and contractors who design, engineer and develop new products and processes as well as materials, supplies and facilities used in producing prototypes.

The Company’s current research and development efforts are primarily focused on improving our Bio-RFID technology, extending its capacity and developing new and unique applications for this technology. As part of this effort, the Company conducts on-going laboratory testing to ensure that application methods are compatible with the end-user and regulatory requirements, and that they can be implemented in a cost-effective manner. The Company also is actively involved in identifying new applications. The Company’s current internal team along with outside consultants has considerable experience working with the application of the Company’s technologies and their applications. The Company engages third party experts as required to supplement our internal team. The Company believes that continued development of new and enhanced technologies is essential to our future success. We incurred expenses of $938,303, $1,257,872 and $570,514 for the six months ended March 31, 2020 and the years ended September 30, 2019 and 2018, respectively, on development activities.

Fair Value Measurements and Financial Instruments – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).  The hierarchy consists of three levels:

Level 1 – Quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and.

Level 3 – Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The recorded value of other financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable and accrued expenses approximate the fair value of the respective assets and liabilities as of March 31, 2020 and September 30, 2019 are based upon the short-term nature of the assets and liabilities.

The Company has a money market account which is considered a level 1 asset. The balance as of March 31, 2020 and September 30, 2019 was $651,722 and $1,901,278, respectively.

Derivative Financial Instruments –Pursuant to ASC 815 “Derivatives and Hedging”, the Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The Company then determines if embedded derivative must bifurcated and separately accounted for. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

The Company determined that none of the conversion features within its currently outstanding convertible notes payable must be bifurcated and thus there was no derivative liability as of March 31, 2020 and September 30, 2019.

Stock Based Compensation - The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options and warrants to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost to employees is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period under ASC 718. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.

Convertible Securities – Based upon ASC 815-15, we have adopted a sequencing approach regarding the application of ASC 815-40 to convertible securities. We will evaluate our contracts based upon the earliest issuance date. In the event partial reclassification of contracts subject to ASC 815-40-25 is necessary, due to our inability to demonstrate we have sufficient shares authorized and unissued, shares will be allocated on the basis of issuance date, with the earliest issuance date receiving first allocation of shares. If a reclassification of an instrument were required, it would result in the instrument issued latest being reclassified first.

Net Loss per Share – Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. As of March 31, 2020, there were options outstanding for the purchase of 4,891,334 common shares (including unearned stock option grants totaling 2,680,000 shares related to performance targets), warrants for the purchase of 17,755,448 common shares, and 8,108,356 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company currently had 10,167,804 common shares (9,020,264 common shares at the current price of $0.25 per share and 1,147,540 common shares at the current price of $1.00 per share) and are issuable upon conversion of convertible debentures of $3,402,606. All of which could potentially dilute future earnings per share.

As of March 31, 2019, there were options outstanding for the purchase of 2,282,668 common shares, warrants for the purchase of 17,572,583 common shares, and 4,894,071 shares of the Company’s common stock issuable upon the conversion of Series A, Series C and Series D Convertible Preferred Stock. In addition, the Company currently has 12,829,329 common shares (9,020,264 common shares at the current price of $0.25 per share and 3,808,975 common shares at the current price of $1.00 per share) and are issuable upon conversion of convertible debentures of $6,060,041. All of which could potentially dilute future earnings per share.

Dividend Policy – The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Based on the Company’s review of accounting standard updates issued since the filing of the 2019 Form 10-K, there have been no other newly issued or newly applicable accounting pronouncements that have had, or are expected to have, a significant impact on the Company’s consolidated financial statements.

4.  ACCOUNTS RECEIVABLE/CUSTOMER CONCENTRATION

Accounts receivable were $0 and $63,049, net of allowance, as of March 31, 2020 and September 30, 2019, respectively. The Company has a total allowance for bad debt in the amount of $0 and $40,000 as of March 31, 2020 and September 30, 2019, respectively. The decrease in accounts receivable related to the winddown of TransTech.

5.  INVENTORIES

Inventories were $0 and $7,103 as of March 31, 2020 and September 30, 2019, respectively. Inventories consisted primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale. There was a $0 and $28,000 reserve for impaired inventory as of March 31, 2020 and September 30, 2019, respectively. The decrease in inventory related to the winddown of TransTech.

6. FIXED ASSETS

Fixed assets, net of accumulated depreciation, was $119,774 and $130,472 as of March 31, 2020 and September 30, 2019, respectively. Accumulated depreciation was $221,490 and $379,259 as of March 31, 2020 and September 30, 2019, respectively. Total depreciation expense was $34,079 and $18,491 for the six months ended March 31, 2020 and 2019, respectively. All equipment is used for selling, general and administrative purposes and accordingly all depreciation is classified in selling, general and administrative expenses.

Property and equipment as of March 31, 2020 and September 30, 2019 was comprised of the following:

	Estimated	March 31,	September 30,
	Useful Lives	2020	2019
Machinery and equipment	2-10 years	$310,797	$412,238
Leasehold improvements	2-3 years	3,612	3,612
Furniture and fixtures	2-3 years	26,855	58,051
Software and websites	3- 7 years	-	35,830
Less: accumulated depreciation		(221,490)	(379,259)
		$119,774	$130,472

The Company retired assets at TransTech with a net book value of $4,358 as of March 31, 2020.

7.  INTANGIBLE ASSETS

Intangible assets as of March 31, 2020 and September 30, 2019 consisted of the following:

	Estimated	March 31,	September 30,
	Useful Lives	2020	2019

Technology	3 years	$520,000	$520,000
Less: accumulated amortization		(332,220)	(245,554)
Intangible assets, net		$187,780	$274,446

Total amortization expense was $86,666 for the six months ended March 31, 2020 and 2019, respectively.

Merger with RAAI Lighting, Inc.

On April 10, 2018, the Company entered into an Agreement and Plan of Merger with 500 Union Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and RAAI Lighting, Inc., a Delaware corporation. Pursuant to the Merger Agreement, the Company acquired all the outstanding shares of RAAI’s capital stock through a merger of Merger Sub with and into RAAI (the “Merger”), with RAAI surviving the Merger as a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each share of RAAI common stock issued and outstanding immediately before the Merger (1,000 shares) was cancelled and the Company issued 2,000,000 shares of the Company’s common stock. As a result, the Company issued 2,000,000 shares of its common stock to Phillip A. Bosua, formerly the sole stockholder of RAAI. The consideration for the Merger was determined through arms-length bargaining by the Company and RAAI. The Merger was structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. As a result of the Merger, the Company received certain intellectual property, related to RAAI.

RAAI had no outstanding indebtedness or assets at the closing of the Merger. The 2,000,000 shares of the Company’s common stock issued for RAAI’s shares were recorded at the fair value at the date of the merger at $520,000 and the value assigned to the technology acquired with RAAI.

The fair value of the intellectual property associated with the assets acquired was $520,000 estimated by using a discounted cash flow approach based on future economic benefits. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

Merger with Know Labs, Inc.

On May 1, 2018, Know Labs, Inc., a Nevada corporation incorporated on April 3, 2018, and our wholly-owned subsidiary, merged with and into the Company pursuant to an Agreement and Plan of Merger dated May 1, 2018. In connection with the merger, our Articles of Incorporation were effectively amended to change our name to Know Labs, Inc. by and through the filing of Articles of Merger. This parent-subsidiary merger was approved by us, the parent, in accordance with Nevada Revised Statutes Section 92A.180. Stockholder approval was not required. This amendment was filed with the Nevada Secretary of State and became effective on May 1, 2018.

8. ACCOUNTS PAYABLE

Accounts payable were $693,598 (including $308,641 related to TransTech) and $810,943 as of March 31, 2020 and September 30, 2019, respectively. Such liabilities consisted of amounts due to vendors for inventory purchases and technology development, external audit, legal and other expenses incurred by the Company. The Company expects to settle the TransTech accounts payable during 2020. The Company expects to shut down TransTech completely by June 30, 2020.

9. LEASES

The Company has entered into operating leases for office and development facilities. These leases have terms which range from two to three years and include options to renew. These operating leases are listed as separate line items on the Company's March 31, 2020 and September 30, 2019 Consolidated Balance Sheets and represent the Company’s right to use the underlying asset for the lease term. The Company’s obligation to make lease payments are also listed as separate line items on the Company's March 31, 2020 and September 30, 2019 Consolidated Balance Sheets. Based on the present value of the lease payments for the remaining lease term of the Company's existing leases, the Company recognized right-of-use assets and lease liabilities for operating leases of approximately $250,000 on October 1, 2018. Operating lease right-of-use assets and liabilities commencing after October 1, 2018 are recognized at commencement date based on the present value of lease payments over the lease term. During the six months ended March 31, 2020 and the year ended September 30, 2019, the Company had one lease expire and recognized the rent payments as an expense in the current period. As of March 31, 2020 and September 30, 2019, total right-of-use assets and operating lease liabilities for remaining long term lease was approximately $130,000 and $246,000, respectively. In the six months ended March 31, 2020 and 2019, the Company recognized approximately $67,914 and $100,482, respectively in total lease costs for the leases.

Because the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate to determine the present value of the lease payments.

Information related to the Company's operating right-of-use assets and related lease liabilities as of and for the six months ended March 31, 2020 was as follows:

Cash paid for ROU operating lease liability $66,998
Weighted-average remaining lease term 2 years
Weighted-average discount rate 10%

The minimum future lease payments as of March 31, 2020 are as follows:

Year	$
2021	$133,996
2022	12,086
2023	0
2024	-
146,082
Imputed interest	(14,608)
Total lease liability	$131,474

10. CONVERTIBLE NOTES PAYABLE

Convertible notes payable as of March 31, 2020 and September 30, 2019 consisted of the following:

Convertible Promissory Notes with Clayton A. Struve

The Company owes Clayton A. Struve $1,071,000 under convertible promissory or OID notes. The Company recorded accrued interest of $67,801 and $62,171 as of March 31, 2020 and September 30, 2019, respectively. On May 8, 2019, the Company signed Amendment 2 to the convertible promissory or OID notes, extending the due dates to September 30, 2019. On November 26, 2019, the Company signed Amendments to the convertible promissory or OID notes, extending the due dates to March 31, 2020. Mr. Struve also invested $1,000,000 in the May 2019 Debt Offering. On May 11, 2020, the Company signed Amendments to the convertible promissory or OID notes, extending the due dates to September 30, 2020.

Convertible Redeemable Promissory Notes with Ronald P. Erickson and J3E2A2Z

On March 16, 2018, the Company entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833 together with a warrant to purchase up to 1,039,666 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. The warrants were valued at $110,545. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest. The Company recorded accrued interest of $109,583 and $73,964 as of March 31, 2020 and September 30, 2019, respectively. On May 8, 2019, the Company signed Amendment 1 to the convertible redeemable promissory notes, extending the due dates to September 30, 2019 and increasing the interest rate to 6%. On November 26, 2019, the Company signed Amendment 2 to the convertible promissory or OID notes, extending the due dates to March 31, 2020. On May 11, 2020, the Company signed Amendment 3 to the convertible promissory or OID notes, extending the due dates to September 30, 2020.

Debt Offering which Closed May 28, 2019

On May 28, 2019, the Company closed additional rounds of a debt offering and received gross proceeds of $4,242,515 in exchange for issuing Subordinated Convertible Notes (the “Convertible Notes”) and Warrants (the “Warrants”) in a private placement to 54 accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents. The Convertible Notes will be automatically converted to Common Stock at $1.00 per share on the one year anniversary starting on February 15, 2020.

The Convertible Notes had an original principal amount of $4,242,515 and bear annual interest of 8%. Both the principal amount and the interest are payable on a payment-in-kind basis in shares of Common Stock of the Company (the “Common Stock”).

The Warrants were granted on a 1:0.5 basis (one-half Warrant for each full share of Common Stock into which the Convertible Notes are convertible). The Warrants have a five-year term and an exercise price equal to 120% of the per share conversion price of the Qualified Financing or other mandatory conversion.

The Convertible Notes are initially convertible into 4,242,515 shares of Common Stock, subject to certain adjustments, and the Warrants are initially exercisable for 2,121,258 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments.

In connection with the debt offering, the placement agent for the Convertible Notes and the Warrants received a cash fee of $361,401 and warrants to purchase 542,102 shares of the Company’s common stock, all based on 8-10% of gross proceeds to the Company. The placement agent has also received a $25,000 advisory fee. The warrants issued for these services had a fair value of $1,072,095 at the date of issuance. The fair value of the warrants was recorded as debt discount (with an offset to APIC) and will be amortized over the one-year term of the Convertible Notes. The $361,401 cash fee was recorded as issuance costs and will be amortized over the one-year term of the related Convertible Notes.

As part of the Purchase Agreement, the Company entered into a Registration Rights Agreement, which grants the investors “demand” and “piggyback” registration rights to register the shares of Common Stock issuable upon the conversion of the Convertible Notes and the exercise of the Warrants with the Securities and Exchange Commission for resale or other disposition. In addition, the Convertible Notes are subordinated to certain senior debt of the Company pursuant to a Subordination Agreement executed by the investors.

The Convertible Notes and Warrants were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

In accordance to ASC 470-20-30, Debt with Conversion and Other Options, the guidance therein applies to both convertible debt and other similar instruments, including convertible preferred shares. The guidance states that “the allocation of proceeds shall be based on the relative fair values of the two instruments at time of issuance. When warrants are issued in conjunction with a debt instrument as consideration in purchase transactions, the amounts attributable to each class of instrument issued shall be determined separately, based on values at the time of issuance. The debt discount or premium shall be determined by comparing the value attributed to the debt instrument with the face amount thereof.

In conjunction with the issuance of Convertible Notes and the Warrants, the Company recorded a debt discount of $2,857,960 associated with a beneficial conversion feature on the debt, which is being accreted using the effective interest method over the one-year term of the Convertible Notes. Intrinsic value of the beneficial conversion feature was calculated at the commitment date as the difference between the conversion price and the fair value of the common stock into which the security is convertible, multiplied by the number of shares into which the security is convertible. In accordance to ASC 470-20-30, if the intrinsic value of the beneficial conversion feature is greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the beneficial conversion feature shall be limited to the amount of the proceeds allocated to the convertible instrument.

The Warrants were indexed to our own stock and no down round provision was identified. The Warrants were not subject to ASC 718. Therefore, the Company concluded that based upon the conversion features, the Warrants should not be accounted for as derivative liabilities. The fair value of the Warrants was $1,384,530 and was recorded as Debt Discount (with an offset to APIC) on the date of issuance and amortized over the one-year term of the notes.

During the six months ended March 31, 2020, the Company issued 4,114,800 shares of common stock related to the automatic conversion of Convertible Notes and interest from a private placement to accredited investors in 2019. The Convertible Notes and interested were automatically converted to Common Stock at $1.00 per share on the one year anniversary starting on February 15, 2020.

Debt Offering during the Six Months Ended March 31, 2020

During the six months ended March 31, 2020, the Company closed additional rounds of a debt offering and received gross proceeds of $715,000 in exchange for issuing Subordinated Convertible Notes and Warrants in a private placement to accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents.

The Convertible Notes are initially convertible into 715,000 shares of Common Stock, subject to certain adjustments, and the Warrants are initially exercisable for 357,500 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments.

The fair value of the Warrants issued to debt holders was $230,955 on the date of issuance and will be amortized over the one-year term of the Convertible Notes.

In connection with the debt offering, the placement agent for the Convertible Notes and the Warrants received a cash fee of $123,015 and warrants to purchase 94,800 shares of the Company’s common stock, all based on 8% of gross proceeds to the Company. The warrants issued for these services had a fair value of $118,956 at the date of issuance. The fair value of the warrants was recorded as debt discount (with an offset to APIC) and will be amortized over the one-year term of the Convertible Notes. The $123,015 cash fee was recorded as issuance costs and will be amortized over the one-year term of the related Convertible Notes.

The Company recorded a debt discount of $105,535 associated with a beneficial conversion feature on the debt, which is being accreted using the effective interest method over the one-year term of the Convertible Notes.

During the six months ended March 31, 2020, amortization related to the 2019 and 2020 debt offerings of $2,792,398 of the beneficial conversion feature, warrants issued to debt holders and placement agent was recognized as interest expense in the consolidated statements of operations.

Convertible notes payable as of March 31, 2020 and September 30, 2019 are summarized below:

	March 31, 2020	September 30, 2019
Convertible note- Clayton A. Struve	$1,071,000	$1,071,000
Convertible note- Ronald P. Ericksin	1,184,066	1,184,066
2019 Debt offering	4,242,490	4,242,515
2020 Debt offering	715,000	-
less conversions	(3,809,975)	-
less debt discount - beneficial conversion feature	(316,894)	(1,273,692)
less debt discount - warrants	(169,635)	(616,719)
less debt discount - warrants issued for services related to debt offering	(176,722)	(652,919)
	$2,739,330	$3,954,251

11. EQUITY

Authorized Capital Stock

The Company authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

As of March 31, 2020, the Company had 23,324,128 shares of common stock issued and outstanding, held by 135 stockholders of record. The number of stockholders, including beneficial owners holding shares through nominee names, is approximately 2,300. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders for a vote, and no cumulative voting for directors is permitted.  Stockholders do not have any preemptive rights to acquire additional securities issued by the Company.  As of March 31, 2020, there were options outstanding for the purchase of 4,891,334 common shares (including unearned stock option grants totaling 2,680,000 shares), warrants for the purchase of 17,755,448 common shares, and 8,108,356 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company has 10,167,804 common shares (9,020,264 common shares at the current price of $0.25 per share and 1,147,540 common shares at the current price of $1.00 per share) and are issuable upon conversion of convertible debentures of $3,402,606. All of which could potentially dilute future earnings per share.

Voting Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001.

Series C and D Preferred Stock and Warrants

On August 5, 2016, the Company closed a Series C Preferred Stock and Warrant Purchase Agreement with Clayton A. Struve, an accredited investor for the purchase of $1,250,000 of preferred stock with a conversion price of $0.70 per share. The preferred stock has a yield of 8% and an ownership blocker of 4.99%. In addition, Mr. Struve received a five-year warrant to acquire 1,785,714 shares of common stock at $0.70 per share. On August 14, 2017, the price of the Series C Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments. On March 31, 2020 and September 30, 2019 there are 1,785,715 Series C Preferred shares outstanding.

As of March 31, 2020, and September 30, 2019, the Company has 1,106,014 of Series D Preferred Stock outstanding with Clayton A. Struve, an accredited investor. On August 14, 2017, the price of the Series D Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments.

The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker. The Preferred Series D has an annual yield of 8% The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker. The Preferred Series D has an annual yield of 8% if and when dividends are declared.

Series F Preferred Stock

On August 1, 2018, the Company filed with the State of Nevada a Certificate of Designation establishing the Designations, Preferences, Limitations and Relative Rights of Series F Preferred Stock. The Designation authorized 500 shares of Series F Preferred Stock. The Series F Preferred Stock shall only be issued to the current Board of Directors on the date of the Designation’s filing and is not convertible into common stock. As set forth in the Designation, the Series F Preferred Stock has no rights to dividends or liquidation preference and carries rights to vote 100,000 shares of common stock per share of Series F upon a Trigger Event, as defined in the Designation. A Trigger Event includes certain unsolicited bids, tender offers, proxy contests, and significant share purchases, all as described in the Designation. Unless and until a Trigger Event, the Series F shall have no right to vote. The Series F Preferred Stock shall remain issued and outstanding until the date which is 731 days after the issuance of Series F Preferred Stock (“Explosion Date”), unless a Trigger Event occurs, in which case the Explosion Date shall be extended by 183 days. As of March 31, 2020 and September 30, 2019, there are no Series F shares outstanding.

Securities Subject to Price Adjustments

In the future, if the Company sells its common stock at a price below $0.25 per share, the exercise price of 8,108,356 outstanding shares of Series C and D Preferred Stock that adjust below $0.25 per share pursuant to the documents governing such instruments. In addition, the conversion price of a Convertible Note Payable of $3,402,606 (9,020,264 common shares at the current price of $0.25 per share and 1,147,540 shares at $1.00 per share) and the exercise price of additional outstanding warrants to purchase 12,838,286 shares of common stock would adjust below $0.25 per share pursuant to the documents governing such instruments. Warrants totaling 2,755,717 would adjust below $1.20 per share pursuant to the documents governing such instruments.

Common Stock

All of the offerings and sales described below were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by the company in accordance with the requirements of Regulation D and the Securities Act. All issuances to accredited and non-accredited investors were structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35 investors who have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of an investment in our securities.

The following equity issuances occurred during the six months ended March 31, 2020:

On November 9, 2019, a former employee exercised stock option grants on a cashless basis. The former employee received 73,191 shares of common stock for vested stock option grants. The stock option grant had an exercise price of $0.25 per share. The former employee forfeited stock option grants 226,809 at an exercise price of $0.25 per share, 150,000 at an exercise price of $1.28 per share and,130,000 at an exercise price of $1.50 per share.

On January 1, 2020, the Company issued 540,000 shares of restricted common stock to two Named Executive Officer, three directors and one consultant for services. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $1.90 per share, the market price of our common stock, or $1,026,000.

During the six months ended March 31, 2020, the Company issued 4,114,800 shares of common stock related to the automatic conversion of Convertible Notes and interest from a private placement to accredited investors in 2019. The Convertible Notes and interested were automatically converted to Common Stock at $1.00 per share on the one year anniversary starting on February 15, 2020.

During the six months ended March 31, 2020, the Company issued 229,529 shares of common stock at $0.979 per share to five investors related to the cashless exercise of warrants.

Warrants to Purchase Common Stock

The following warrant transactions occurred during the six months ended March 31, 2020:

During the six months ended March 31, 2020, the Company issued 229,529 shares of common stock at $0.979 per share and cancelled warrants to purchase 213,893 shares of common stock at $1.065 per share to five investors related to the cashless exercise of warrants.

Debt Offering Warrants

The Warrants issued for the 2019 and 2020 Debt Offering were granted on a 1:0.5 basis (one-half Warrant for each full share of Common Stock into which the Convertible Notes are convertible). The Warrants have a five-year term and an exercise price equal to 120% of the per share conversion price of the Qualified Financing or other mandatory conversion.

Warrants issued in connection with 2020 debt offering are initially exercisable for 357,500 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments.

In connection with the 2020 debt offering, the placement agent for the Convertible Notes and the Warrants received warrants to 94,800 shares of the Company’s common stock, all based on 8% of gross proceeds to the Company.

A summary of the warrants outstanding as of March 31, 2020 were as follows:

	March 31, 2020
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of period	17,747,090	$0.455
Issued	452,300	1.200
Exercised	(229,959)	(0.979)
Forfeited	(213,983)	(1.065)
Expired	-	-
Outstanding at end of period	17,755,448	$0.460
Exerciseable at end of period	17,755,448

The following table summarizes information about warrants outstanding and exercisable as of March 31, 2020:

	March 31, 2020
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life ( In Years)	Price	Exerciseable	Price
13,333,286	2.53	$0.250	13,333,286	$0.250
714,286	1.33	0.700	714,286	0.700
882,158	1.62	1.000	882,158	1.000
2,805,718	4.04	1.20-1.50	2,805,718	1.20-1.50
20,000	3.87	2.34-4.08	20,000	2.34-4.08

17,755,448	3.00	$0.460	17,755,448	$0.460

The significant weighted average assumptions relating to the valuation of the Company’s warrants for the six months ended March 31, 2020 were as follows:

Assumptions
Dividend yield	0%
Expected life	5 years
Expected volatility	176%-177%
Risk free interest rate	1.51%-1.71%

There were vested and in the money warrants of 14,047,572 as of March 31, 2020 with an aggregate intrinsic value of $8,809,493.

12. STOCK OPTIONS

On March 21, 2013, an amendment to the Stock Option Plan was approved by the stockholders of the Company, increasing the number of shares reserved for issuance under the Plan to 93,333 shares. On April 10, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 93,333 to 1,200,000. On August 7, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 1,200,000 to 2,000,000 to common shares. On January 23, 2019, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 2,200,000 to 2,500,000 to common shares. On May 22, 2019, the Compensation Committee approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 2,500,000 to 3,000,000 to common shares. There were options outstanding for the purchase of 4,891,334 common shares (including unearned stock option grants totaling 2,680,000 shares related to performance targets).

Determining Fair Value under ASC 718

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjusts share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

The Company had the following stock option transactions during the six months ended March 31, 2020:

During the six months ended March 31, 2020, the Company granted stock option grants to executives, directors and consultants for 3,020,000 shares with an exercise price of $1.125 per share. The grants expire in five years and generally vest quarterly over four years. Stock option grants totaling 2,680,000 shares of common stock are performance stock option grants and are not vested until the performance is achieved.

During the six months ended March 31, 2020, two executives and three employees voluntarily cancelled stock option grants for 2,588,143 shares with an exercise price of $2.65 per share.

On November 9, 2019, a former employee exercised stock option grants on a cashless basis. The former employee received 73,191 shares of common stock for vested stock option grants totaling 93,750 shares. The stock option grant had an exercise price of $0.25 per share. The former employee forfeited stock option grants 226,809 at an exercise price of $0.25 per share, 150,000 at an exercise price of $1.28 per share and 130,000 at an exercise price of $1.50 per share.

There are currently 4,891,334 (including unearned stock option grants totaling 2,680,000 shares related to performance targets) options to purchase common stock at an average exercise price of $1.165 per share outstanding as of March 31, 2020 under the 2011 Stock Incentive Plan. The Company recorded $565,726 and $263,145 of compensation expense, net of related tax effects, relative to stock options for the six months ended March 31, 2020 and 2019 and in accordance with ASC 718. As of March 31, 2020, there is approximately $614,953, net of forfeitures, of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 4.19 years.

Stock option activity for the six months ended March 31, 2020 and the years ended September 30, 2019 and 2018 was as follows:

	Options	Weighted Average Exercise Price	$
Outstanding as of September 30, 2017	15,404	$14.68	$226,059
Granted	2,180,000	1.683	3,668,500
Exercised	-	-	-
Forfeitures	(12,736)	14.764	(188,040)
Outstanding as of September 30, 2018	2,182,668	1.698	3,706,519
Granted	2,870,000	2.615	7,504,850
Exercised	-	-	-
Forfeitures	(520,000)	(3.906)	(2,031,000)
Outstanding as of September 30, 2019	4,532,668	2.025	9,180,369
Granted	3,020,000	1.125	3,397,600
Exercised	(73,191)	(0.250)	(18,298)
Forfeitures	(2,588,143)	(2.650)	(6,859,712)
Outstanding as of March 31, 2020	4,891,334	$1.165	$5,699,959

The following table summarizes information about stock options outstanding and exercisable as of March 31, 2020:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining Life	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Outstanding	Exerciseable	Exerciseable
$0.25	230,000	3.21	$0.250	100,625	$0.250
1.10-1.25	2,940,000	4.60	1.37	233,854	1.096
1.28-1.50	1,610,000	4.60	1.31	498,438	1.296
1.79-2.25	110,000	4.39	1.01	40,000	1.153
13.50-15.00	1,334	0.19	13.50	1,334	13.500
	4,891,334	4.19	$1.165	874,251	$1.212

There were in the money stock option grants of 230,000 shares as of March 31, 2020 with an aggregate intrinsic value of $149,500.

13. OTHER SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Related Party Transactions with Ronald P. Erickson

On January 16, 2018, Mr. Erickson was issued 100,000 of restricted common stock at the grant date market value of $0.21 per share.  On January 2, 2019, Mr. Erickson was issued 100,000 shares of restricted common stock at the grant date market value of $1.02 per share.

On January 25, 2018, the Company entered into amendments to two demand promissory notes, totaling $600,000 with Mr. Erickson, our former Chief Executive Officer and current chairman of the board and/or entities in which Mr. Erickson has a beneficial interest. The amendments extend the due date from December 31, 2017 to September 30, 2018 and continue to provide for interest of 3% per annum and a third lien on company assets if not repaid by September 30, 2018 or converted into convertible debentures or equity on terms acceptable to the Holder. On March 16, 2018, the demand promissory notes and accrued interest were converted into convertible notes payable.

On March 16, 2018, the Company entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833 together with a warrant to purchase up to 1,039,666 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. The warrants were valued at $110,545. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest. The Company recorded accrued interest of $73,964 as of September 30, 2019. On May 8, 2019, the Company signed Amendment 1 to the convertible redeemable promissory notes, extending the due dates to September 30, 2019 and increasing the interest rate to 6%. On November 26, 2019, the Company signed Amendment 2 to the convertible promissory or OID notes, extending the due dates to March 31, 2020. On May 11, 2020, the Company signed Amendment 3 to the convertible promissory or OID notes, extending the due dates to September 30, 2020.

On July 9, 2018, the Company repaid a $199,935 Business Loan Agreement with Umpqua Bank from funds previously provided by an entity affiliated with Ronald P. Erickson, our Chairman of the Board. The Company paid $27,041 and issued 800,000 shares of common stock in exchange for the conversion of this debt. Mr. Erickson is an accredited investor. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

On October 4, 2019, Ronald P. Erickson voluntarily cancellated a stock option grant for 1,000,000 shares with an exercise price of $3.03 per share. The grant was related to performance and was not vested.

On November 4, 2019, the Company granted a stock option grant to Ronald P. Erickson for 1,200,000 shares with an exercise price of $1.10 per share. The performance grant expires November 4, 2024 and vests upon uplisting to the NASDAQ or NYSE exchanges.

On January 1, 2020, the Company issued 100,000 shares of restricted common stock to Ronald P. Erickson. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $1.90 per share, the market price of the Company’s common stock, or $190,000.

Mr. Erickson and/or entities with which he is affiliated also have accrued compensation, travel and interest of approximately $613,525 and $487,932 as of March 31, 2020 and September 30, 2019, respectively.

Related Party Transaction with Phillip A. Bosua

On February 7, 2018, the Company issued 50,000 shares of our common stock to Phillip A. Bosua under the terms of a consulting agreement dated July 6, 2017. The fair value of the shares issued was $12,000.

On April 10, 2018, the Company issued 2,000,000 shares of our common stock to Phillip A. Bosua under the terms of the Merger Agreement with RAAI common stock. The fair value of the shares issued was $520,000.

On June 25, 2018, we issued 500,000 shares of our common stock to Phillip A. Bosua under the terms of an Employment agreement dated April 10, 2018. The fair value of the shares issued was $165,000.

On June 25, 2018, we closed a debt conversion with an entity controlled by Phillip A. Bosua and issued 255,000 shares of common stock in exchange for the conversion of $63,750 in preexisting debt owed by the Company to this entity.

On July 30, 2018, Mr. Bosua was awarded a stock option grant for 1,000,000 shares of our common stock that was awarded at $1.28 per share and was valued at the black scholes value of $0.96 per share.

On October 4, 2019, Philip A. Bosua voluntarily cancellated a stock option grant for 1,000,000 shares with an exercise price of $3.03 per share. The grants was related to performance and was not vested.

On November 4, 2019, the Company granted a stock option grant to Philip A. Bosua for 1,200,000 shares with an exercise price of $1.10 per share. The performance grant expires November 4, 2024 and vests upon FDA approval of the UBAND blood glucose monitor.

On January 1, 2020, the Company issued 150,000 shares of restricted common stock to Phillip A. Bosua. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $1.90 per share, the market price of the Company’s common stock, or $285,000.

Other Stock Option Grants and Cancellations

During January to May 2018, the Company issued 275,000 shares of restricted common stock to one Named Executive Officer and two directors for services during 2018. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $0.246 per share, the market price of our common stock.

On September 17, 2019, two directors voluntarily forfeited stock option grants for 100,000 shares of common stock with an exercise price of $3.03 per share.

On November 4, 2019, the Company granted stock option grants to two directors totaling 105,000 shares with an exercise price of $1.10 per share. The stock option grants expire in five years. The stock option grants vested immediately.

On January 1, 2020, the Company issued 120,000 shares of restricted common stock to three directors. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $1.90 per share, the market price of the Company’s common stock, or $228,000.

14. COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

Legal Proceedings

The Company may from time to time become a party to various legal proceedings arising in the ordinary course of our business. The Company is currently not a party to any pending legal proceeding that is not ordinary routine litigation incidental to our business.

Employment Agreement with Phillip A. Bosua, Chief Executive Officer

On April 10, 2018, the Company appointed Mr. Bosua as Chief Executive Officer of the Company. Previously, Mr. Bosua served as the Company’s Chief Product Officer since August 2017. The Company entered into a Consulting Agreement with Mr. Bosua’s company, Blaze Clinical on July 7, 2017. From September 2012 to February 2015, Mr. Bosua was the founder and Chief Executive Officer of LIFX Inc. (where he developed and marketed an innovative “smart” light bulb) and from August 2015 until February 2016 was Vice President Consumer Products at Soraa (which markets specialty LED light bulbs). From February 2016 to July 2017, Mr. Bosua was the founder and CEO of RAAI, Inc. (where he continued the development of his smart lighting technology). From May 2008 to February 2013 he was the Founder and CEO of LimeMouse Apps, a leading developer of applications for the Apple App Store.

On April 10, 2018, the Company entered into an Employment Agreement with Mr. Bosua reflecting his appointment as Chief Executive Officer. The Employment Agreement is for an initial term of 12 months (subject to earlier termination) and will be automatically extended for additional 12-month terms unless either party notifies the other party of its intention to terminate the Employment Agreement with at least ninety (90) days prior to the end of the Initial Term or renewal term. Mr. Bosua will be paid a base salary of $225,000 per year, received 500,000 shares of common stock valued at $0.33 per share and may be entitled to bonuses and equity awards at the discretion of the Board or a committee of the Board. The Employment Agreement provides for severance pay equal to 12 months of base salary if Mr. Bosua is terminated without “cause” or voluntarily terminates his employment for “good reason.” On March 5, 2019, Mr. Bosua’s annual compensation was increased to $240,000.

Employment Agreement with Ronald P. Erickson, Chairman of the Board and Interim Chief Financial Officer

On August 4, 2017, the Board of Directors approved an Employment Agreement with Ronald P. Erickson pursuant to which we engaged Mr. Erickson as our Chief Executive Officer through September 30, 2018. On April 10, 2018, the Company entered into an Amended Employment Agreement for Ronald P. Erickson which amends the Employment Agreement dated July 1, 2017. The Agreement expires March 21, 2019. automatically be extended for additional one (1) year periods unless either Party delivers written notice of such Party’s intention to terminate this Agreement at least ninety (90) days prior to the end of the Initial Term or renewal term.

Mr. Erickson’s annual compensation was $180,000. Mr. Erickson is also entitled to receive an annual bonus and equity awards compensation as approved by the Board. The bonus should be paid no later than 30 days following earning of the bonus. On March 5, 2019, Mr. Erickson’s annual compensation was increased to $195,000.

Mr. Erickson will be entitled to participate in all group employment benefits that are offered by us to our senior executives and management employees from time to time, subject to the terms and conditions of such benefit plans, including any eligibility requirements.

If the Company terminates Mr. Erickson’s employment at any time prior to the expiration of the Term without Cause, as defined in the Employment Agreement, or if Mr. Erickson terminates his employment at any time for “Good Reason” or due to a “Disability”, Mr. Erickson will be entitled to receive (i) his Base Salary amount for one year; and (ii) medical benefits for eighteen months.

Properties and Operating Leases

The Company is obligated under the following leases for its various facilities.

Corporate Offices

On April 13, 2017, the Company leased its executive office located at 500 Union Street, Suite 810, Seattle, Washington, USA, 98101. The Company leases 943 square feet and the net monthly payment is $2,672. The monthly payment increases approximately 3% each year and the lease expires on May 31, 2022.

Lab Facilities and Executive Offices

On February 1, 2019, the Company leased its lab facilities and executive offices located at 915 E Pine Street, Suite 212, Seattle, WA 98122. The Company leases 2,642 square feet and the net monthly payment is $8,256. The monthly payment increases approximately 3% on July 1, 2019 and annually thereafter. The lease expires on June 30, 2021 and can be extended.

15. SEGMENT REPORTING

The management of the Company considers the business to have two operating segments (i) the development of the Bio-RFID™” and “ChromaID™” technologies and (ii) TransTech, a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues. The financial results from our TransTech subsidiary have been diminishing as vendors of their products increasingly move to the Internet and direct sales to their customers. While it does provide our current revenues, it is not central to our current focus as a Company. Moreover, we have written down any goodwill associated with its historic acquisition. We continue to closely monitor this subsidiary and expect it to wind down completely in the near future.

The reporting for the three and six months ended March 31, 2020 and 2019 was as follows (in thousands):

			Segment
		Gross	Net	Segment
Segment	Revenue	Margin	Profit (Loss)	Assets
Three Months Ended March 31, 2020
Development of the Bio-RFID™” and “ChromaID™” technologies	$-	$-	$(3,346)	$1,224
TransTech distribution business	5	1	15	4
Total segments	$5	$1	$(3,331)	$1,228

Three Months Ended March 31, 2019
Development of the Bio-RFID™” and “ChromaID™” technologies	$-	$-	$(1,434)	$3,565
TransTech distribution business	594	139	(8)	379
Total segments	$594	$139	$(1,442)	$3,944

			Segment
		Gross	Net	Segment
Segment	Revenue	Margin	Profit (Loss)	Assets
Six Months Ended March 31, 2020
Development of the Bio-RFID™” and “ChromaID™” technologies	$-	$-	$(6,418)	$1,224
TransTech distribution business	122	52	72	4
Total segments	$122	$52	$(6,346)	$1,228

Six Months Ended March 31, 2019
Development of the Bio-RFID™” and “ChromaID™” technologies	$-	$-	$(2,171)	$3,565
TransTech distribution business	1,196	269	(40)	379
Total segments	$1,196	$269	$(2,211)	$3,944

During the six months ended March 31, 2020, the segment development of Bio-RFID™” and “ChromaID™” incurred non-cash expenses of $4,510,430.

16.   SUBSEQUENT EVENTS

The Company evaluated subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements were issued. Subsequent to March 31, 2020, there were the following material transactions that require disclosure:

The Company closed additional rounds of a debt offering and received gross proceeds of $1,979,500 in exchange for issuing Subordinated Convertible Notes and Warrants in a private placement to accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents. The Convertible Notes are initially convertible into 1,979,500 shares of Common Stock, subject to certain adjustments, and the Warrants are initially exercisable for 989,750 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments. In connection with the debt offering, the placement agent for the Convertible Notes and the Warrants received a cash fee of $158,360 and warrants to purchase 237,540 shares of the Company’s common stock, all based on 8% of gross proceeds to the Company.

The Company issued 305,117 shares of common stock related to the automatic conversion of Convertible Notes and interest from a private placement to accredited investors in 2019. The Convertible Notes and interested were automatically converted to Common Stock at $1.00 per share on the one year anniversary starting on February 15, 2020.

On April 29, 2020, the Company increased the salary of Ronald P. Erickson and Phillip A. Bosua by $20,000 per year.

On April 30, 2020, the Company received $226,170 under the Paycheck Protection Program of the U.S. Small Business Administration’s 7(a) Loan Program pursuant to the Coronavirus, Aid, Relief and Economic Security Act (CARES Act), Pub. Law 116-136, 134 Stat. 281 (2020).

On April 30, 2020, the Company approved and ratified the incorporation of Particle, Inc., a Nevada corporation (“Particle”). The Company is the sole shareholder as of the date of incorporation. As a result, Particle is a direct, wholly owned subsidiary of the Company. Particle shall utilize the same corporate offices as the Company and shall focus on the development and commercialization of the Company’s extensive intellectual property relating to electromagnetic energy outside of the medical diagnostic arena which remains the parent company’s singular focus with its initial product, the UBAND™ non-invasive continuous glucose monitor.

On May 11, 2020, the Company signed Amendment 3 to the convertible promissory or OID notes with Ronald P. Erickson and J3E2A2Z, extending the due dates to September 30, 2020.

On May 11, 2020, the Company signed Amendments to the convertible promissory or OID notes with Clayton A. Struve, extending the due dates to September 30, 2020.

PROSPECTUS

KNOW LABS, INC.
500 Union Street, Suite 810
Seattle, WA 98101

5,639,750 shares of common stock issuable upon conversion of the Principal of the Notes;
451,160 shares of common stock issuable upon conversion of Interest on the Notes;
2,819,750 shares of common stock issuable upon exercise of Investor Warrants;
615,675 shares of common stock issuable upon exercise of Placement Agent Warrants;

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, 2020, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

____________________, 2020

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses payable by us in connection with the issuance and distribution of the securities being registered other than underwriting discounts and commissions, if any are set forth below. Each item listed is estimated as follows:

Securities and Exchange Commission registration fee	$2,008
Accountant's fees and expenses	10,000
Legal fees and expenses	15,000
Blue Sky fees and expenses	5,000
Transfer agent's fees and expenses	1,000
Miscellaneous	4,992

Total expenses	$38,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes, or NRS, Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our articles of incorporation include an indemnification provision under which we have the power to indemnify our directors, officers, employees and other agents of the company to the fullest extent permitted by applicable law.

We have a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended and the Securities and Exchange Act of 1934, as amended.

The underwriting agreement we will enter into in connection with the offering of common stock and warrants being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

In the three years preceding the filing of this Registration Statement, we have issued the following securities that were not registered under the Securities Act.

All of the offerings and sales described below were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by the company in accordance with the requirements of Regulation D and the Securities Act. All issuances to accredited and non-accredited investors were structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35 investors who have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of an investment in our securities. We have not employed any underwriters in connection with any of the below transactions, and the individuals and entities to whom we issued securities are not affiliated with us. Except as noted below, none of the holders of the securities have any contractual rights to have such securities registered with the Securities and Exchange Commission.

Year Ended September 30, 2017

On October 21, 2015, we entered into a Public Relations Agreement with Financial Genetics LLC for public relation services. On October 18, 2016, we entered into an Amendment to Public Relations Agreement with Financial Genetics LLC. Under the Agreements, Financial Genetics was issued 359,386 shares of our common stock during the year ended September 30, 2017. We expensed $271,309 during the year ended September 30, 2017.

On October 6, 2016, we entered into a Services Agreement with Redwood Investment Group LLC for financial services. Under the Agreement, Redwood was issued 200,000 shares of our common stock. We expensed $140,000 during the year ended September 30, 2017.

We entered into Convertible Promissory Notes totaling $710,000 with accredited investors during September 2015 to February 2016 to fund short-term working capital. The Notes accrued interest at a rate of 8% per annum and became due September 2016 to February 2017 and were convertible into common stock as part of our next financing. On November 30, 2016, we converted $695,000 of the /Convertible Promissory Notes and interest of $54,078 into 936,348 shares of comment stock. We also issued warrants to purchase 936,348 shares of our common stock. The five-year warrants are exercisable at $1.00 per share, subject to adjustment.

On December 22, 2016, a supplier converted accounts payable totaling $6,880 into 8,600 shares of common stock.

On the year ended September 30, 2017, we issued 795,000 shares of restricted common stock to two Named Executive Officers employees, two directors and six employees and consultants and for services during 2015-2017. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $0.17 per share, the market price of our common stock. We expensed $135,150 during the year ended September 30, 2017.

Year Ended September 30, 2018

We issued 779,676 shares of common stock to Names Executive Officers, directors, employees and consultants and for services during the year ended September 30, 2018. We expensed $273,068.

On April 10, 2018, we issued 2,000,000 shares of our common stock to Phillip A. Bosua under the terms of the Merger Agreement with RAAI common stock. The shares were valued at the fair market value of $520,000 or $0.26 per share.

8% Note Offering and Warrants for Fiscal Year 2019

On June 25, 2018, we closed a private placement and received gross proceeds of $1,750,000 ($1,710,000 as of June 30, 2018) in exchange for issuing 7,000,000 (6,840,000 as of June 30, 2018) shares of common stock and warrants to purchase 3,500,000 (3,420,000 as of June 30, 2018) shares of common stock in a private placement to accredited investors pursuant to a series of substantially identical subscription agreements. The initial exercise price of the warrants described above is $0.25 per share, subject to certain adjustments, and they expired five years after their issuance. The shares and the warrants described above were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

On June 25, 2018, we issued 500,000 shares of our common stock to Phillip A. Bosua under the terms of an Employment agreement dated April 10, 2018. The shares were valued at the fair market value of $165,000 or $0.33 per share.

We closed debt conversions and issued 1,600,000 shares of common stock in exchange for the conversion of $464,000, 230,000 shares in exchange for $48,300 in legal services and 605,000 shares in for $199.935 in preexisting debt owed by the Company to certain service providers, all of whom are accredited investors. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

During the year ended September 30, 2018, we issued 158,000 shares of our common stock related to warrant exercises that were valued at $80,128.

On September 23, 2018, we issued 3,334 shares of our common stock related to the conversion of Series A Preferred Stock for $834.

Year Ended September 30, 2019

The following equity issuances occurred during the year ended September 30, 2019:

During the year ended September 30, 2019, the Company issued 509,656 shares of common stock at $0.25 per share to consultants and investors related to the cashless exercise of warrants.

During the year ended September 30, 2019, the Company issued 145,000 shares of common stock for services provided by two consultants. The common stock was valued at the daily trading price of totaling $246,900 or $1.703 per share.

On January 2, 2019, the Company issued 100,000 shares of common stock for services provided to Ronald P. Erickson. The shares were valued at $102,000 or $1.02 per share.

On January 29, 2019, a holder of Series A Preferred Stock converted 20,000 shares into 80,000 shares of common stock.

Nine Months Ended June 30, 2020

8% Note Offering and Warrants for Fiscal Year 2020

Between October 17, 2019 and June 24, 2020, the Company closed additional rounds of the private placement for gross proceeds of $5,639,750 in exchange for issuing Subordinated Convertible Notes and 2,819,750 Warrants in a private placement to accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents. The Convertible Notes will be automatically converted to Common Stock at $1.00 per share on the one year anniversary starting on October 17, 2020.

The Convertible Notes had an original principal amount of $5,639,750 and bear annual interest of 8%. Both the principal amount and the interest are payable on a payment-in-kind basis in shares of Common Stock of the Company (the “Common Stock”).

Both the principal amount of and the interest are payable on a payment-in-kind basis in shares of Common Stock of the Company. They are due and payable in common stock on the earlier of (a) mandatory and automatic conversion of the Convertible Notes into a financing that yields gross proceeds of at least $10,000,000 or (b) on the one-year anniversary of the Convertible Notes. Investors will be required to convert their Convertible Notes into Common Stock in any $10,000,000 financing at a conversion price per share equal to the lower of (i) $1.00 per share or (ii) a 25% discount to the price per share paid by investors in the $10,000,000 Financing. If the Convertible Notes have not been paid or converted prior to the Maturity Date, the outstanding principal amount of the Convertible Notes will be automatically converted into shares of Common Stock at the lesser of (a) $1.00 per share or (b) any adjusted price resulting from the application of a “most favored nations” provision, which requires the issuance of additional shares of Common Stock to investors if the Company issues certain securities at less than the then-current conversion price.

The Warrants were granted on a 1:0.5 basis (one-half Warrant for each full share of Common Stock into which the Convertible Notes are convertible). The Warrants have a five-year term and an exercise price equal to $1.20 or 120% of the per share conversion price of the Qualified Financing or other mandatory conversion.

The Convertible Notes are convertible into an aggregate 5,639,750 shares of Common Stock, subject to certain adjustments, and the Warrants are initially exercisable for 2,819,750 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments.

In connection with the private placement, the Placement Agent for the Convertible Notes and the Warrants received a cash fee of $411,750 and warrants to purchase 615,675 shares of the Company’s common stock, all based on 8% of gross proceeds to the Company.

As part of the Purchase Agreement, the Company entered into a Registration Rights Agreement, which grants the investors “demand” and “piggyback” registration rights to register the shares of Common Stock issuable upon the conversion of the Convertible Notes and the exercise of the Warrants with the Securities and Exchange Commission for resale or other disposition. In addition, the Convertible Notes are subordinated to certain senior debt of the Company pursuant to a Subordination Agreement executed by the investors.

The Convertible Notes and Warrants were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

Boustead Securities, LLC a FINRA member, acted as our exclusive placement agent. They have received an 8% cash fee and 8% in warrants which are exercisable for 5 years at an exercise price of $1.20. The Placement Agent Warrants have a cashless exercise feature.

On November 9, 2019, a former employee exercised stock option grants on a cashless basis. The former employee received 73,191 shares of common stock.

During the nine months ended June 30, 2020, the Company issued 550,000 shares of restricted common stock to two Named Executive Officer, three directors and two consultants for services. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $1.90 per share, the market price of our common stock, or $1,045,000.

During the nine months ended June 30, 2020, the Company issued 8,229,600 shares of common stock related to the automatic conversion of Convertible Notes and interest from a private placement to accredited investors in 2019. The Convertible Notes and interested were automatically converted to Common Stock at $1.00 per share on the one year anniversary starting on February 15, 2020.

During the nine months ended June 30, 2020, the Company issued 304,959 shares of common stock at $0.877 per share to seven investors related to the cashless exercise of warrants.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on June 30, 2020.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW LABS, INC.

By:	/s/ Ronald P. Erickson
Ronald P. Erickson Chairman of the Board

By:	/s/ Ronald P. Erickson
Interim Chief Financial Officer

SIGNATURES	TITLE	DATE

/s/ Phillip A. Bosua	Chief Executive Officer and Director	June 30, 2020
Phillip A. Bosua	(Principal Executive Officer)

/s/ Ronald P. Erickson	Chairman of the Board and Interim Chief Financial Officer	June 30, 2020
Ronald P. Erickson	(Principal Financial/ Accounting Officer)

/s/ Jon Pepper	Director	June 30, 2020
Jon Pepper

/s/ Ichiro Takesako	Director	June 30, 2020
Ichiro Takesako

/s/ William A. Owens	Director	June 30, 2020
William A. Owens

Exhibit Index

Exhibit No.	Description
3.1	Restatement of the Articles of Incorporation dated September 13, 2013 (incorporated by reference to the Company’s Current Report on Form 8-K/A2, filed September 17, 2013)

3.2	Amended and Restated Bylaws (incorporated by reference to the Company’s Form 8-K, filed August 17, 2012)

3.3	Certificate of Amendment to the Restatement of the Articles of Incorporation dated June 11, 2015 (incorporated by reference to the Company’s Current Report on Form 8-K, filed June 17, 2015)

3.4	Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed August 11, 2016)

3.5	Form of Series C Convertible Preferred Stock 2016 (incorporated by reference to the Company’s Registration Statement on Form S-1, filed September 1, 2016)

3.6
Certificate of Correction and Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock (incorporated by reference to the Company’s Amended Current Report on Form 8-K/A, filed January 9, 2017)

3.7	Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed on February 10, 2017)

3.8
Amended and Restated Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 5, 2017)

3.9
Second Amended and Restated Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed July 19, 2018)

3.10	Articles of Merger (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 3, 2018)

3.11
Second Amended and Restated Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed July 20, 2018)

3.12	Certificate of Designation of Series F Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed August 3, 2018)

4.1	2011 Stock Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A, filed January 11, 2013)

5.1	Opinion of Horwitz + Armstrong, A Professional Law Corporation (filed herewith)

10.1
Form of Preferred Stock and Warrant Purchase Agreement by and between Visualant, Incorporated and Clayton A. Struve (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 5, 2017)

10.2
Securities Purchase Agreement dated August 14, 2017 by and between Visualant, Incorporated and accredited investor (incorporated by reference to the Company’s Current Report on Form 8-K, filed August 18, 2017)

10.3
Senior Secured Convertible Redeemable Debenture dated December 12, 2017 by and between Visualant, Incorporated and accredited investor. (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 22, 2017)

10.4
Senior Secured Convertible Redeemable Debenture dated February 28, 2018 by and between Visualant, Incorporated and accredited investor. (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 7, 2018)

10.5
Note and Account Payable Conversion Agreement dated January 31, 2018 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 21, 2018)

10.6	Employment Agreement dated April 10, 2018 by and between Visualant, Incorporated and Phillip A. Bosua. (incorporated by reference to the Company’s Annual Report on Form 10-K, filed December 21, 2018)

10.7
Amended Employment Agreement dated April 10, 2018 by and between Visualant, Incorporated and Ronald P. Erickson. (incorporated by reference to the Company’s Annual Report on Form 10-K, filed December 21, 2018)

10.8
Agreement and Plan of Merger, dated as of April 10, 2018, by and among Visualant, Incorporated, 500 Union Corporation, and RAAI Lighting, Inc. (incorporated by reference to the Company’s Annual Report on Form 10-K, filed December 21, 2018)

10.9	Certificate of Merger, dated as of April 10, 2018, by 500 Union Corporation (incorporated by reference to the Company’s Current Report on Form 8-K, filed April 17, 2018)

10.10
Amendment 1 dated November 16, 2018 to Senior Secured Convertible Redeemable Note dated September 30, 2016 by and between Know Labs, Inc. and Clayton A. Struve (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 16, 2018)

10.11
Amendment 1 dated November 16, 2018 to Senior Secured Convertible Redeemable Note dated August 14, 2017 by and between Know Labs, Inc. and Clayton A. Struve (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 16, 2018)

10.12
Amendment 1 dated November 16, 2018 to Senior Secured Convertible Redeemable Note dated December 12, 2017 by and between Know Labs, Inc. and Clayton A. Struve (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 16, 2018)

10.13	Form of Securities Purchase Agreement (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 6, 2019)

10.14	Form of Subscription Agreement (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 6, 2019)

10.15
Amendment 2 dated April 30, 2019 to Senior Secured Convertible Redeemable Note dated September 30, 2016 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019)

10.16
Amendment 2 dated April 30, 2019 to Senior Secured Convertible Redeemable Note dated August 14, 2017 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019)

10.17
Amendment 2 dated April 30, 2019 to Senior Secured Convertible Redeemable Note dated December 12, 2017 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019)

10.18
Amendment 1 dated April 30, 2019 to Senior Secured Convertible Redeemable Note dated February 28, 2018 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019)

10.19
Amendment 1 dated April 30, 2019 to Convertible Redeemable Promissory Note dated January 31, 2018 by and between Know Labs, Inc. and J3E2A2Z LP. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019)

10.20
Amendment 1 dated April 30, 2019 to Convertible Redeemable Promissory Note dated January 31, 2018 by and between Know Labs, Inc. and J3E2A2Z LP. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019)

10.22
Amendment 2 dated November 26, 2019 to Senior Secured Convertible Redeemable Note dated September 30, 2016 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 16, 2019)

10.23
Amendment 2 dated November 26, 2019 to Senior Secured Convertible Redeemable Note dated August 14, 2017 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 16, 2019)

10.24
Amendment 2 dated November 26, 2019 to Senior Secured Convertible Redeemable Note dated December 12, 2017 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Companys Current Report on Form 8-K, filed December 16, 2019)

10.25
Amendment 1 dated November 26, 2019 to Senior Secured Convertible Redeemable Note dated February 28, 2018 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Companys Current Report on Form 8-K, filed December 16, 2019)

10.26
Amendment 3 dated May 12, 2020 to Convertible Redeemable Promissory Note dated January 31, 2018 by and between Know Labs, Inc. and J3E2A2Z LP. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 13, 2020)

10.27
Amendment 3 dated May 12, 2020 to Convertible Redeemable Promissory Note dated January 31, 2018 by and between Know Labs, Inc. and J3E2A2Z LP. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 13, 2020)

10.28
Amendment 3 dated May 11, 2020 to Senior Secured Convertible Redeemable Note dated September 30, 2016 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 15, 2020)

10.29
Amendment 3 dated May 11, 2020 to Senior Secured Convertible Redeemable Note dated August 14, 2017 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 15, 2020)

10.30
Amendment 3 dated May 11, 2020 to Senior Secured Convertible Redeemable Note dated December 12, 2017 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 15, 2020)

10.31
Amendment 2 dated May 11, 2020 to Senior Secured Convertible Redeemable Note dated February 28, 2018 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 15, 2020)

14.1	Code of Ethics dated November 2018 (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 27, 2018)

16.1	Letter dated October 4, 2019 from SD Mayer and Associates, LLP. (incorporated by reference to the Company’s Current Report on Form 8-K, filed October 8, 2019)

21.1	Subsidiaries of the Registrant. (filed herewith)

23.1	Consent of SD Mayer & Associates, LLP, independent registered public accounting firm (filed herewith)

23.2	Consent of BPM LLP, independent registered public accounting firm (filed herewith)

23.3	Consent of Horwitz + Armstrong, A Professional Law Corporation (included in Exhibit 5.1) (filed herewith)

99.1	Audit Committee Charter dated November 2018 (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 27, 2018)

99.2	Compensation Committee Charter dated November 2018 (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 27, 2018)

99.3	Nominations and Corporate Governance Committee Charter dated November 2018 (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 27, 2018)

101.INS* XBRL Instance Document
101.SCH* XBRL Taxonomy Extension Schema Document
101.CAL* XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB* XBRL Taxonomy Extension Labels Linkbase Document
101.PRE* XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF* XBRL Taxonomy Extension Definition Linkbase Document

*Filed Herewith. Pursuant to Regulation S-T, this interactive data file is deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, and otherwise is not subject to liability under these sections.